Exhibit 10.2

***Text Omitted and Filed Separately
Execution Copy
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Section 20080(b)(4) and Rule 406 of the
Securities Act of 1933, as amended.

Execution Version

Sino-foreign Co-operative Joint Venture Contract
by and between
KP EU C.V.
and
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.
regarding establishment of Fosun Pharma Kite Biotechnology Co., Ltd.

Table of Contents
Preamble

Article 1	Parties to this Contract 3

Article 2	Definitions and Interpretations 4

Article 3	Establishment, Name and Address of the Company 10

Article 4	Legal Form and Independence of the Company 11

Article 5	Goals of the Cooperation 12

Article 6	Scope of Operation 12

Article 7	Total Investment and Registered Capital 12

Article 8	Co-operative Conditions 14

Article 9	Assignment of Equity Interest 15

Article 10	Limitation on Encumbrances on Equity Interest 16

Article 11	Increase of Registered Capital 17

Article 12	Reduction of Registered Capital 18

Article 13	Further Financing 18

Article 14	Responsibilities of the Parties 19

Article 15	Board of Directors 22

Article 16	Board Meetings 26

Article 17	Supervisor 29

Article 18	Management Personnel 30

Article 19	Premises 32

Article 20	Know-how and Trademarks 33

Article 21	Procurement 34

Article 22	Labor Management and Trade Union 34

Article 23	Financial Affairs, Accounting and Shareholder Auditing 36

Article 24	Profit Distribution 39

Article 25	Taxation and Insurance 39

Article 26	Confidentiality, Non-competition and Non-solicitation 40

Article 27	Term 44

Article 28	Representations and Warranties 45

Article 29	Termination and Consequences of Termination 50

Article 30	Liquidation and Continuing Obligations 52

Article 31	Breach of Contract 54

Article 32	Force Majeure 54

Article 33	Dispute Settlement 55

Article 34	Applicable Law 56

Article 35	Miscellaneous Provisions 56

Appendix 1 – Product and Know-how License Agreement
Appendix 2 – Technology License Agreement
Appendix 3 – Key Terms of Technical Service Agreement
Appendix 4 – Preliminary Business Plan
Appendix 5 – Articles of Association
Appendix 6 – Trademark and Name License Agreement
Schedule 1 – Kite Products
Schedule 2 – Description of KTE-C19

This Sino-foreign Co-operative Joint Venture Contract is executed on January 10, 2017 (“Effective Date”) by and between
KP EU C.V. (“Kite”)
and
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (“Fosun”)
(Kite and Fosun may be individually referred to as “Party” or collectively referred to as “Parties”.)
Preamble
Whereas Kite is a clinical-stage biotechnology company engaged, through its Affiliates, in the research, development and commercialization of novel cellular and other immunotherapies, including for the treatment of cancer.
Whereas Fosun is a leading pharmaceutical and healthcare company in PRC.
Whereas both Parties wish to join forces in the Chinese cancer immunotherapy market by setting up a co-operative joint venture in China.
Now, after friendly negotiations held between the Parties conducted in accordance with the principle of equality and mutual benefit, and pursuant to applicable published laws and regulations of the PRC, the Parties hereby agree as follows:
Article 1

Parties to this Contract

1.1	Parties to this Contract
The Parties to this Contract are:

(a)	KP EU C.V., a limited partnership that is governed by the laws of the Netherlands, having its registered seat at Amsterdam, the Netherlands and its business address at 190 Elgin

Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, registered with the Dutch trade register under number 64185958.

(b)
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., a joint stock company duly organized and existing under the laws of the PRC, with its registered address at Room 350, No.25 Kangshi Road, Shanghai, PRC and registered with the Shanghai Administration for Industry & Commerce under No. 913101157340514991. Legal Representative: Wu Yifang.

1.2	Change of Legal Representative
Each Party shall have the right to change its legal representative(s) without requirement to amend this Contract, and shall promptly notify the other Party of such change and the name, position and nationality of its/their new legal representative(s).
Article 2

Definitions and Interpretations

2.1	Definitions
Unless the terms or context of this Contract provide otherwise, for the purpose of this Contract the following terms shall have the meanings as set out below:
“Affiliate” shall, for the purpose of this Contract, mean, as to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, where “control” means (a) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.
“Annual Business Plan” means the official business plan, including financial projections, covering a […***…] of the Company formulated and approved annually according to Article 6.2.
“Articles of Association” shall mean the Company’s articles of association attached as Appendix 5 and signed by Kite and Fosun which shall become effective on the Establishment Date.
“Board” or “Board of Directors” means the Board of Directors of the Company set up according to Article 15.

“Business Day” means a day that is not a Saturday, a Sunday, a statutory holiday in China, or a day on which banking institutions are required by law to be closed in China.
“Business License” means the initial business license of the Company to be issued by the Registration Authority fully reflecting the relevant terms of this Contract and the Articles of Association.
“Chinese Market” means, for the sole purpose of this Contract, the mainland of PRC, the Hong Kong Special Administration Region and the Macau Special Administration Region, but excluding Taiwan.
“Chop Management Protocols” shall mean the internal regulations which stipulate the rules on affixing various corporate stamps on legal documents, including but not limited to the rules regarding company chop, financial chop, legal representative chop and contract chop.
“Clinical Trial” means clinical research, studies and experiments on human participants in the Chinese Market for the purpose of examining the safety and efficacy of investigational pharmaceutical products, and as a precondition for a license application in the Chinese

Market.
“Company” means the Sino-foreign co-operative joint venture company to be established in Shanghai by the Parties as shareholders pursuant to this Contract and the Articles of Association.
“Competitor” means any enterprise, entity or natural person, regardless of legal structure, which is not a Party nor an Affiliate of a Party and which either (1) is engaged in the business of T cell immunotherapy research, development, manufacturing, distribution or commercialization, or (2) controls an enterprise or entity coming within the same scope of business above. The term “control” means (a) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.
“Confidential Information” means formulas, manufacturing know-how, technical process, technical specifications, release specifications, batch records, computer software, database, research and development record, technical reports, examining reports, experimental data, drawings, patterns, samples, prototypes, models, molds, operation manual, technical documentations, related correspondence in relation to KTE-C19 and any other cancer immunotherapy therapy or treatment, which is (i) licensed or otherwise provided for use by Kite to the Company, (ii) disclosed or provided by Kite to Fosun or its Affiliates in the process of negotiating this Contract, setting up and operating the Company, or (iii) developed by the Company during Clinical Trial, license application and any commercialization process of the KTE-C19 or any other cancer immunotherapy treatment. Confidential Information shall in particular include but not limited to any information or method provided by Kite to the Company under the Product and Know-how License Agreement and the Technology License Agreement attached as Appendix 1 and 2 of this Contract.
“Contract” means this Sino-foreign Co-operative Joint Venture Contract signed by the Parties which shall become effective on the Effective Date.
“Date of Termination” has the meaning provided in Article 29.6.
“Employment Handbook” has the meaning specified in Article 22.1 and includes any amendments thereof.
“Encumbrance” means any lease, loan, mortgage, pledge, right of use or any other form of security interest, including any conditional sale or other title retention agreement or arrangement, or any attachment or any other encumbrance on property, other than any such encumbrance that does not materially affect the use or value of such property.
“Establishment Date” means the date of establishment of the Company as shown on the Business License.
“Force Majeure” means any unforeseen, unavoidable and insurmountable events which are beyond the control of a Party to this Contract, and which arise after the Effective Date preventing total or partial performance by any Party. Such events shall include in particular earthquakes, typhoons, flood, fire, other acts of nature, war, riots, hostility, public disturbance, acts of public enemies, prohibitions or acts of any Governmental Authority or public agency, strikes or other work stoppage, epidemics (including SARS, bird flu, N7H9) or any other events which are accepted as force majeure in general international commercial practice. For clarity, acts by Medical Authorities relating to the Company’s product candidates shall not be considered a “Force Majeure” event.
“Fosun Sale” means the sale of all or substantially all of Fosun’s assets, equity or business or a merger, reorganization or consolidation involving at least fifty percent (50%) or more of the voting equity securities of Fosun.
“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, contract, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with, by or to any Governmental Authority.
“Governmental Authority” means any governmental ministry, administration, agency or other public authority (and/or any branch of the foregoing), whether at the national, provincial, municipal or local level, or any official of the national or any provincial, municipal or local government in the respective country, including without limitation the Registration Authority.
“Intellectual Property Rights (IPR)” means any and all rights in any invention, discovery, improvement, utility model, copyrightable work, industrial design or mask work, algorithm, data structure, trade secrets or know-how, Confidential Information, or any idea having commercial value. IPR shall include any trade mark, trade dress, trade name, domain name, or other marks that serve to identify and distinguish goods or services as coming from, or falling under the control of, a single source. IPR shall include all rights of whatsoever nature in computer software and data, all intangible rights or privileges of a nature similar to any of the foregoing in every case in any part of the world and whether or not registered, and all rights in any applications and granted registrations for any of the foregoing rights.
“Kite Product” means the product candidates listed on Schedule 1 hereto.
“Kite Sale” means the sale of all or substantially all of Kite Pharma, Inc.’s (“Kite Parent”) assets, equity or business or a merger, reorganization or consolidation involving at least fifty percent (50%) or more of the voting equity securities of Kite Parent.
“KTE-C19” means chimeric antigen receptor (“CAR”), transduced autologous T cells directed against the CD19 antigen for the treatment of B-cell lymphomas and leukemias, as described on Schedule 2.
“Legal Representative” means, for a company registered in PRC the person registered as legal representative on the business license of a company, who is authorized under PRC law to legally represent the company.
“Liability” or “Liabilities” means damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, fines, settlement, judgments and costs and expenses (including without limitation, attorney fees and expenses, removal costs, remediation costs, government response costs, fines, penalties and expenses of investigation and ongoing monitoring), whether direct or indirect, present or future, known or unknown, or fixed or contingent.
“Management By-Laws” mean the management by-laws of the Company regarding powers, responsibilities and duties of the Management Personnel including any amendments thereof.
“Management Personnel” mean the CEO, Head of Finance and Chief Technical Officer and any other important management position agreed by both Parties to be part of the Management Personnel.
“Medical Authority” means the National Health and Family Planning Commission of the PRC, the China Food and Drug Administration (“CFDA”) or any competent authority

(including any of their competent branches) which have the power to approve the Clinical Trial or commercialization of KTE-C19 or any other cancer immunotherapy products licensed by or developed by the Company for the Chinese Market.

“Passive Investment” means the acquisition or ownership by a Party or its Affiliate of (a) up to […***…] percent of the common stock or other voting stock of a Public-traded Company (including any preferred stock, notes, bonds, interests, rights, derivatives or other instruments acquired or owned and convertible into or exchangeable or exercisable for any such common stock or other voting stock or otherwise granting control of such company), or (b) up to […***…] percent of the common stock or other voting stock of a company that is not publicly-traded (including any preferred stock, notes, bonds, interests, rights, derivatives or other instruments acquired or owned and convertible into or exchangeable or exercisable for any such common stock or other voting stock or otherwise granting control of such company), in each case so long as such Party does not have any management role or Board seat with such company. “Public-traded company” means a company listed on the main board of any of the following stock exchanges: (i) Shanghai Stock Exchange; (ii) Shenzhen Stock Exchange; (iii) Taiwan Stock Exchange; (iv) Korea Stock Exchange; (v) Singapore Exchange; (vi) Tokyo Stock Exchange; (vii) Hong Kong Exchanges; (viii) London Stock Exchange; (ix) Euronext; (x) New York Stock Exchange; (xi) NASDAQ, or any other international major stock exchanges or any succeeding exchange to any such exchanges.
“PRC” means the mainland of People’s Republic of China, excluding, for the sole purpose of this Contract, the Hong Kong Special Administration Region, the Macao Special Administration Region, and the Taiwan Area.
“Preliminary Business Plan” means, in accordance with Appendix 4, the high level business plan for the initial […***…] after the Establishment Date, developed by the Parties to guide the development of the first Annual Business Plan.
“Proxy” means a representative appointed by a Party or by a Board member and as further detailed in this Contract.
“Registration Authority” means the Shanghai Administration for Industry and Commerce or any competent authority which has the power to register the Contract and the Articles of Association, and issue the Business License.
“Related Agreements” means:

•	Appendix 1 – Product and Know-how License Agreement,

•	Appendix 2 – Technology License Agreement,

•	Technical Service Agreement,

•	Appendix 6 – Trademark and Name License Agreement
or any other related party agreements concluded between the Company and a Party or any of such Party’s Affiliates.
“Related Party” means any entity that a Party or its Affiliates have a beneficial ownership interest of greater than […***…] percent ([…***…]%) of the voting equity of such entity.
“RMB” means Renminbi, the lawful currency of the PRC.
“Target” means an antigen expressed on or in a tumor cell.
“Term” means the business term of the Company as set forth in Article 27.1, approved by the Registration Authority and shown on the Business License, including any extension of such term pursuant to Article 27.2.
“Three Funds” means the Company’s reserve fund, expansion fund and employee welfare and bonus fund as provided in the PRC laws.
“USA” means the United States of America.
“USD” means United States dollar, the lawful currency of USA.
“Verification Run” means the manufacturing and processing of KTE-C19 that meets the required specifications pursuant to investigational new drug application (IND) filing requirements of the U.S. Food and Drug Administration.
“Working Personnel” means all employees and staff of the Company, other than the Management Personnel.

2.2	Interpretation:

(a)	Articles and headings are inserted for the purpose of convenience and reference only and shall not affect the interpretation or construction of this Contract.

(b)	In this Contract, except where the context requires otherwise:

(i)	words indicating one gender include all genders;

(ii)	words indicating the singular also include the plural and words indicating the plural also include the singular;

(iii)	provisions including the word “agree”, “agreed” or “agreement” require the agreement to be recorded in writing, and

(iv)	“written” or “in writing” means hand-written, type-written, printed or electronically made, and resulting in a permanent record.

Article 3

Establishment, Name and Address of the Company

3.1	Establishment of the Company
The Parties hereby agree to establish the Company in accordance with the Company Law of PRC, other relevant laws and regulations, the provisions of this Contract and the Articles of Association.

3.2	Name of the Company

(a)	The name of the Company shall be:
In Chinese:
In English: “Fosun Pharma Kite Biotechnology Co., Ltd.”

(b)
The Parties acknowledge that the aforesaid Chinese name is subject to approval by and registration with Registration Authority and agree that in the event that the aforesaid Chinese name is rejected by Registration Authority, the Parties will enter into amendment to the Contract and the Articles of Association with respect to the Chinese name only.

(c)	After expiry or termination of this Contract, neither a Party nor any Affiliates of a Party shall be permitted to the subsequent use of such name without the prior written consent of both Parties.

3.3	Legal Address of the Company
The legal address of the Company shall be at No.222 Kangnan Road, Shanghai 201203,

PRC.

3.4	Branches, Liaison Offices and Subsidiary Companies
In accordance with its business needs, the Company may establish branches, liaison offices and subsidiary companies, provided that the establishment of subsidiary companies and branch companies shall be approved by the Board.
Article 4

Legal Form and Independence of the Company

4.1
The Company is a limited liability company. Except as explicitly otherwise provided in this Contract or in any other written contract, a Party shall only be liable to render its subscribed contribution to the Company’s registered capital and the committed co-operative conditions, and shall not be liable to make any additional payment. Unless otherwise stipulated in the Contract or in any other written contract, once a Party has paid in its subscribed registered capital and the committed co-operative conditions, it shall not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan, advance, guarantee or otherwise.

4.2
The Company is a legal person under the laws of the PRC. The activities of the Company shall be governed and protected by the promulgated and publicly available laws, decrees and relevant rules and regulations of the PRC.

4.3	The Parties shall cause the Company to act in its own name and in no case as an agent of either Party, unless otherwise explicitly provided for in writing.

4.4
The Parties shall cause the Company to indemnify each Party against and hold it harmless from any and all Liabilities suffered by that Party or its board members, officers, employees or agents in respect of any third party claims arising out of the operation of the Company; provided that the Liability does not result from intentional misconduct, gross negligence or a violation of criminal laws by the Party (or its board members, officers, employees or agents), which shall be otherwise indemnified. The Company shall be independent from the Parties and shall not be burdened by or charged with or responsible for any Liability of a Party. Neither Party shall impose any obligation or Liability on the Company in the name of the Company or bind the Company otherwise towards third parties, unless explicitly otherwise provided in a written agreement between the Company and that Party as approved by the Board pursuant to the terms of this Contract.

Article 5

Goals of the Cooperation
The goals of the Parties in entering into this Contract and establishing the Company are to enhance international economic cooperation, and to contribute to the advancement of KTE-C19 and potentially additional cancer immunotherapy products in the PRC. The Parties agree to use advanced and appropriate methods for developing and commercializing KTE-C19 and potentially additional cancer immunotherapy products with the aim of increasing the long-term economic benefits for each Party, and to establish local clinical and commercial manufacturing capacity within the Chinese Market.
Article 6

Scope of Operation

6.1
The business scope of the Company shall be technical development, technical transfer, technical consulting and technical services in the areas of bio technology and medical technology; biopharmaceutical manufacturing; import & export, wholesale and commission agency (excluding auction) of chemical products (excluding hazardous chemicals, monitored chemicals, fireworks, civil explosives and precursor chemicals), instrument and meters, mechanical equipment and medical devices; investment consulting and management.

6.2
The Annual Business Plan of the Company shall be formulated by the Management Personnel and approved by the Board of Directors in view of actual market conditions, any sales volumes, the employees’ capacities, financial condition and any other factors considered important by the Board. The approved Annual Business Plan may be adjusted by the unanimous consent of the Board from time to time in the light of market and other relevant conditions.

Article 7

Total Investment and Registered Capital

7.1	Total amount of investment
The total amount of investment of the Company shall be USD one hundred million (100,000,000).

7.2	Registered capital
The registered capital of the Company shall be USD forty million (40,000,000).

7.3	Equity ratio

(a)	Kite’s subscribed contribution to the registered capital of the Company is USD twenty million (20,000,000), representing a fifty percent (50%) equity interest in the

Company.

(b)	Fosun’s subscribed contribution to the registered capital of the Company is USD twenty million (20,000,000), representing a fifty percent (50%) equity interest in the Company.

7.4	Payment of registered capital

(a)	Subject to a valuation report on its market value, Kite shall contribute the registered capital in kind by the exclusive commercial rights as set forth in the Product and

Know-how License Agreement. Kite shall complete the capital contribution in kind by signing the Product and Know-how License Agreement as attached to this Contract as Appendix 1 within twenty (20) Business Days upon the Establishment Date. […***…].

(b)	Fosun shall contribute the registered capital in cash in RMB. Fosun shall complete the capital contribution within […***…] upon the Establishment Date. Conversion between USD and RMB shall be made at the […***…].

(c)	After each Party’s contribution to the registered capital of the Company has been made, the Company shall issue an investment certificate to each Party. Failure by the Company to issue any such investment certificate as described above shall not affect the rights or interests of either Party with respect to any equity interest in the Company.

(d)	Within […***…] after the Parties have made their contribution to the registered capital of the Company, the Company shall hire a qualified certified public accountant to issue a capital verification report regarding the capital contributions from both Parties.

7.5	Delay or failure to contribute

(a)	The Parties shall pay their contribution to the registered capital as set out herein in accordance with the agreed schedule in Article 7.4. In the event that any Party fails to make its capital contribution, in whole or in part, in due time as agreed between the Parties pursuant to Article 7.4, such Party shall be liable to pay interest to the Company for such amount at a rate of […***…] percent ([…***…]%) per […***…] during the delay period.

(b)	If a contribution is not made by a Party (the “Breaching Party”) within […***…]

after the Breaching Party’s receipt of a written demand by the non-breaching Party that payment or contribution be made pursuant to Article 7.4, the non-breaching Party shall have the right to terminate this Contract and claim damages from the breaching Party in the amount of USD […***…].

7.6	Profit distribution ratio
The Parties agree that, considering the equity ratio and the committed co-operative conditions by the Parties to the Company and subject to properly resolved Board resolutions, Kite shall be entitled to forty percent (40%) and Fosun shall be entitled to sixty percent (60%) of the distributable profits of the Company. For the avoidance of doubt, each Party shall cause its Directors appointed to the Board to approve such profit distribution from time to time according to this Article 7.6.
Article 8

Co-operative Conditions

8.1
Fosun shall pay to the Company as capital reserve, […***…] upon the Establishment Date, the co-operative condition of USD forty million (40,000,000) in cash, which shall be used to pay to Kite the Entrance Fee (as defined in the Technology License Agreement as attached to this Contract as Appendix 2). […***…] so that Kite receives USD forty million (40,000,000) in cash […***…].

For clarity, such payment by Fosun […***…].

8.2	Each Party shall make its appointed Board members to approve in signing with Kite the Technology License Agreement in line with Appendix 2.

8.3
If the Company has met its obligations under the Technical Services Agreement, but does not achieve […***…] successful Verification Runs within […***…] from the initiation of the first Verification Run and investigations show that the primary cause of the Verification Run failures was due to the protocols, procedures and instructions which were provided by Kite as outlined in Section 5 of Appendix 3, the period for achieving three consecutive successful Verification Runs would be extended by an additional […***…] period and Kite shall pay to the Company as capital reserve, USD […***…], which shall be used as additional working capital. If the Company does not achieve […***…] successful Verification Runs after a […***…] period from the initiation of the first Verification Run and such failure was due to Kite’s gross negligence or willful misconduct, then Fosun shall have the right to terminate this Agreement pursuant to Article 29.4(a) as if Kite materially breached this Agreement and, upon termination, Kite shall pay Fosun liquidated damages of USD […***…].

Article 9

Assignment of Equity Interest

9.1
A Party may sell, transfer or otherwise dispose of all or any part of its equity interest in the registered capital of the Company to any third party only with the prior written consent of the other Party, except that (i) Kite shall have the sole discretion for transfer of any or all of its equity interest in the Company to any of its Affiliates or in connection with a Kite Sale without any obligation mentioned hereof, and Fosun shall promptly cooperate with Kite to effect such assignment in a timely manner; and (ii) Fosun shall have the sole discretion for transfer of any or all of its equity interest in the Company to any of its Affiliates or in connection with a Fosun Sale without any obligation mentioned hereof, and Kite shall promptly cooperate with Fosun to effect such assignment in a timely manner. The Company shall file the equity change with the Registration Authority within […***…] upon effectiveness of the equity transfer. Notwithstanding the foregoing, the Party shall only transfer equity to an Affiliate which has the ability to duly perform the obligations under this Contract in all material respects.

9.2
If a Party (the “Assigning Party”) proposes to transfer all or any part of its equity interest (“Offered Equity Interests”) in the Company to a third party (“Third Party Transferee”) and has obtained consent of the other Party pursuant to Article 9.1, the other Party shall have the pre-emptive right to purchase the interest under the same commercial conditions offered to the third party. The Assigning Party shall notify in writing the terms and conditions of the proposed transfer to the other Party (“Transfer Notice”). If the other Party does not exercise its preemptive right of purchase within […***…] after delivery of the notice, the other Party shall be deemed to have waived its pre-emptive rights.

9.3
Under the situation in above 9.2, however, the other Party shall be entitled to sell its equity interest in the Company on a pro rata basis (“Tag Along Equity Interests”) to the same buyer at the same commercial conditions offered by the Assigning Party. If the Third Party Transferee does not so acquire both the relevant Offered Equity Interests and the Tag Along Equity Interests on such terms within the time frame set forth in this Article 9.3 hereof, the Assigning Party shall not be permitted to transfer any of its equity shares to the Third Party Transferee as provided herein. If the other Party does not exercise its tag along right as stated in this Article 9.3 within […***…] after receipt of the Transfer Notice, the Assigning Party shall be free from selling the Offered Equity Interests to such Third Party Transferee.

9.4
If a Party desires to sell all or part of its equity interest in the Company to the other Party, and the other Party desires to purchase that equity interest of registered capital, the Parties shall request an independent appraiser to conduct a valuation of the Company. The valuation determined by the independent appraiser shall be used as a reference in determining the equity purchase price for the purposes of this provision.

Article 10

Limitation on Encumbrances on Equity Interest
Unless the other Party has agreed otherwise in writing in advance, neither Party shall grant any Encumbrance on its equity interest in the Company, nor shall either Party allow any Encumbrance to exist.

Article 11

Increase of Registered Capital

11.1	Principle

(a)
Any increase in the registered capital of the Company shall be subject to both (i) a related written agreement between the Parties, and (ii) a subsequent Board resolution. Any so agreed and approved increase of the Company’s registered capital shall be submitted to all relevant Governmental Authorities for respective filing and/or registration, if and to the extent required by law.

(b)
In principal, any such increase in the Company’s registered capital shall be subscribed by the Parties at the following proportion, forty percent (40%) for Kite and sixty percent (60%) for Fosun, unless otherwise agreed by the Parties.

(c)
Any such increase in the Company’s registered capital, whether or not subscribed by the Parties in accordance with the proportion as set out in the above (b), shall not change the Board structure as set forth in Article 15, except for otherwise agreed by the Parties.

11.2	Obligation in capital increase
If Kite or Fosun considers it necessary for the development and business operations of the Company, it may request a capital increase under Article 11.1 in writing to the other Party (which request shall contain details as to the amount of increase of both the total amount of investment as well as the registered capital of the Company). For clarity, the Parties must mutually agree to any additional capital increase by either Party.

11.3	Company documentation
In case of any increase of the Company’s registered capital as provided for herein, the Parties undertake to modify this Contract and the Articles of Association accordingly. The Company shall also, to the extent as required by PRC laws, file and/or register the capital increase and the so modified Contract and the Articles of Association with all relevant Governmental Authorities.

11.4	Delay or failure to contribute the increased capital
In the event an increase of the Company’s registered capital has been agreed as set out herein and approved by the Governmental Authorities, the Parties shall pay their additional contributions to the registered capital which they may have subscribed in accordance with the related contribution schedule. In the event that a Party fails to make its capital contribution, in whole or in part, in due time as agreed between the Parties, such Party shall be liable with interest and liabilities as such pursuant to Article 7.5, provided that any claim for damages shall not exceed the amount of the additional capital contribution.
Article 12

Reduction of Registered Capital
Upon agreement of the Parties and a subsequent resolution of the Board, the Company may reduce its registered capital in accordance with PRC law. The same rules in Article 11.1 on the percentage of equity interest and Board structure shall apply to a capital reduction.
Article 13

Further Financing

13.1
Subject to an Annual Business Plan approved by the Board, the Company shall spend up to USD […***…], or the RMB equivalent to cover the Company expenditures in […***…] commencing from the Establishment Date.

13.2
If additional funding is needed according to the respective Annual Business Plan approved by the Board, each Party shall use its reasonable efforts to support the Company for obtaining such additional funding. For clarity, neither Party shall be obligated to provide additional funding other than as provided for in Article 13.4 and 13.5.

13.3
Unless otherwise provided under this Contract or approved by the Board of Directors, the Company shall not raise any loans or similar instruments from Fosun or another entity, or grant loans or credit to any other entity or individual, provided that such approval shall not be required for raising any loans or similar instruments as stipulated in the Preliminary Business Plan or the Annual Business Plan then in effect.

13.4	If during the first […***…] after Establishment Date, the Company has less than USD […***…] of working capital, Fosun or one of its Affiliates shall provide the Company a shareholder loan to the Company in an amount up to USD […***…] or RMB equivalent. The interest rate shall be between […***…]. Such shareholder loan shall only be repaid after […***…]. For clarity, working capital shall mean the Company’s total current assets less total current liabilities.

13.5
If the Company has insufficient working capital to pay for the first milestone payment of USD […***…] under the Technology License Agreement, Fosun or one of its Affiliates shall provide the Company a separate shareholder loan to the Company in amount up to USD […***…] or RMB equivalent. The interest rate shall be between […***…]. Such shareholder loan shall only be repaid after […***…].

Article 14

Responsibilities of the Parties

14.1	Responsibilities of both Parties
In addition to its other obligations under this Contract, each Party shall have the following responsibilities:

(a)
assist the other Party and the Company with its reasonable best efforts in applying for and obtaining in due time all relevant Governmental Approvals from the competent Governmental Authorities required for the due performance of this Contract, including all Governmental Approvals / formalities required for the establishment of the Company;

(b)
as of the Establishment Date, to assist the Company in applying for all Governmental Approvals, in particular the legally required approval / filing with the Medical Authorities for Clinical Trial and commercial approval of KTE-C19 and any other cancer immunotherapy licensed by or developed by the Company;

(c)	assist the Company in recruiting various types of qualified Working Personnel and Management Personnel;

(d)	assist the Company in developing the Preliminary Business Plan;

(e)	[…***…];

(f)
assist the Company in obtaining all necessary entry visas, work permits, residence permits and other necessary documents for its expatriate personnel, and assist the Company in obtaining or providing housing for its expatriate personnel;

(g)	cause the Company to comply with, on top of the applicable PRC law, the Foreign Corrupt Practices Act of 1977 and any other international compliance rules that apply to either Party or its Affiliates;

(h)
to the extent permitted by PRC law, use its reasonable best efforts to cause the Company to submit Clinical Trial data and any other relevant information of KTE-C19 or any other Kite Product to Kite in order to submit to in-charge medical authorities and governmental authorities with jurisdiction over such product(s) outside the Chinese Market;

(i)	cause its appointed Board members to take all measures required or recommendable to timely perform this Contract; and

(j)	all other matters entrusted by the Company and agreed to with the other Party from time to time.

14.2	Responsibilities of Kite
In addition to its other responsibilities under this Contract, Kite shall have the following responsibilities:

(a)
with terms and conditions agreed in the Product and Know-how License Agreement and the Technology License Agreement attached as Appendix 1 and 2 of this Contract, provide (or through any Affiliate provide) Clinical Trial advice, manufacturing technology transfer and know-how support to the Company;

(b)
with terms and conditions agreed in the Appendix 1 — Product and Know-How License Agreement concluded between Kite and the Company, grant exclusive commercial right of KTE-C19 to the Company within the Chinese Market;

(c)	with terms and conditions agreed in the Technical Service Agreement, which shall be concluded between Kite and the Company in line with the key terms in Appendix

3 within twenty (20) Business Days after the Establishment Date, provide (or through any Affiliate provide) technical support and assistance in commercializing KTE-C19 or any licensed Kite Product in the Chinese Market;

(d)
subject to the Company’s exercise of the option right as provided in Article 28.2(d) and the Board’s approval thereof, and with terms and conditions agreed in this Con-tract and a separate license agreement concluded between Kite and the Company, grant the exclusive commercial right to the Company KITE-439 and/or KITE-718;

(e)	handle other matters agreed between the Parties or entrusted by the Company from time to time;

(f)	Use its reasonable best efforts to assist the Company in any tax filing related to any payments made by the Company to Kite as well as any other tax filing on behalf of

Kite in China.

14.3	Responsibilities of Fosun
In addition to its other responsibilities under this Contract, Fosun shall have the following responsibilities:

(a)	fulfill the co-operative conditions pursuant to Article 8;

(b)
use its reasonable best efforts to prevent the disclosure of any IPR and/or Confidential Information to any entity other than the Company, including without limitation to cause any Management Personnel and Working Personnel hired by Fosun or its Affiliates and seconded or assigned to the Company to be bound by confidentiality obligations according to Article 26.1 of this Contract;

(c)
subject to the Board’s approval pursuant to Article 22.2, provide certain services (e.g. sales, marketing, human resource, general and administrative) to the Company via its Affiliates (without subcontracting to any third party distributors), subject to the terms and conditions agreed in a Sales, General and Administrative Service Agreement to be concluded between the Company and such Fosun’s Affiliate; and

(d)	handle other matters agreed between the Parties or entrusted by the Company from time to time.

(e)	Use its reasonable best effort to assist the Company in making any tax filing related to any payments made by Fosun to the Company.

14.4	Costs and Expenses
Unless otherwise agreed by the Parties under this Contract or in another written agreement, […***…].

14.5	Should one Party fail to fulfil its obligation under this Article 14, […***…].
Article 15

Board of Directors

15.1	Formation of the Board of Directors

(a)
The Board of Directors shall comprise of six (6) Board members including the Chairman of the Board (“Chairman”) and Vice Chairman of the Board (“Vice Chairman”). Each Party shall appoint three (3) Board members including the Chairman and the Vice Chairman. The Board of Directors shall be officially established on the Establishment Date.

(b)
Each Board member shall be appointed for a term of three (3) years, provided that the Party which has appointed a Board member may remove that Board member and appoint a replacement at its discretion and at any time to serve out such Board member’s term. A Board member may serve consecutive terms if re-appointed. If a seat on the Board is vacated by the retirement, resignation, removal, disability or death of a Board member, the Party which originally appointed such Board member shall appoint a successor to serve out such Board member’s term.

(c)
Fosun shall be entitled to appoint one of its Board members as the Chairman and Kite shall be entitled to appoint one of its Board members as the Vice Chairman. A Party may object to the appointment of Chairman or Vice Chairman upon reasonable grounds. If the position of the Chairman or Vice Chairman is vacated by the retirement, resignation, removal (as provided in subparagraph (e)), disability or death of the incumbent, the Party which originally appointed the Chairman or Vice Chairman, as the case may be, shall appoint a successor to serve out the Chairman’s or Vice Chairman’s current term.

(d)
The Chairman and the Vice Chairman shall carry out all functions and tasks as stipulated in this Contract, the Articles of Association or as specifically authorized by the Board of Directors. Whenever the Chairman is unable to perform his responsibilities for any reason, the Vice Chairman shall be authorized by the Chairman to exercise the Chairman’s functions.

(e)
Kite or Fosun, as the case may be, shall notify the other Party and the Company in writing to appoint or remove a Board member, including the Chairman or Vice Chairman. Appointment and removal of Board members shall become effective upon receipt of such notice by the other Party and by the Company. Any appointment and removal of Board members shall be filed with the relevant Governmental Authorities to the extent required by law.

(f)	The Company shall, in accordance with relevant PRC laws, indemnify each Board member against all claims and Liabilities incurred by reason of his being a Board member of the Company and in the course of performing his official duties as a Board member of the Company, provided that the Liability does not result from intentional misconduct or gross negligence or a violation of criminal laws by the Board member.

(g)	Unless concurrently serving as an employee of the Company, Board members shall serve […***…], pursuant to the Company’s travel policy then in effect.

15.2	Powers of the Board of Directors

(a)	The Board of Directors shall be the highest authority of the Company.

(b)	The Board of Directors shall decide all strategic business issues of major importance to the Company pursuant to a validly adopted resolution at a duly convened meeting described under Article 16, including, but not limited to, the following matters:

(i)	change the legal form of the Company, or amendment of the Articles of

Association (except changes as otherwise set forth in this Agreement);

(ii)	formation of, investment in, or merger with another legal entity, or formation of, participation in, or withdrawal from any economic organization;

(iii)	division of the Company, or spin-off of any assets of the Company in connection with the formation of a new legal entity;

(iv)	termination (other than in consequence of the unilateral termination of this

Contract by a Party as provided for in this Contract), liquidation or dissolution of the Company or the suspension of all or a substantial part of the operation;

(v)	increase or decrease of the Company’s registered capital;

(vi)	establishment and substantial alteration of the Chop Management Protocols and any amendments thereto proposed by the Management Personnel;

(vii)	entrance into any research, collaboration, partnership or other business development agreement not covered by the Preliminary Business Plan or the

Annual Business Plan, and with a total commitment in excess of RMB seven million (7,000,000);

(viii)	establishment of subsidiaries or branch companies;

(ix)	change of the registered company name;

(x)	conclusion, amendment or termination by the Company of any Related

Agreements or waiver of any material rights in such agreements, unless it is covered by the Preliminary Business Plan or the Annual Business Plan or the total commitment is lower than USD one hundred thousand (100,000);

(xi)	approval of the Company’s Annual Business Plan, and any changes thereto,

relating for example to:

-	scope of business

-	sales and marketing plan (including ex-factory price and pricing strategy)

-	financial plans

-	number of Working Personnel and Management Personnel

-	capital plan

-	clinical development plan

-	technical operation plan

-	any significant change of the Company’s organizational structure;

(xii)	approval of quarterly and annual financial statements of the Company

(balance sheet, profit and loss statement, cash flow statement) formulated in accordance with PRC GAAP and converted into US Generally Accepted Accounting Principles (“US GAAP”), which shall be done in a timely manner after completion of such statements and shall not be unreasonably withheld by Directors appointed by both Parties;

(xiii)	approval of the establishment of and any major changes to the Company’s accounting system and procedures in accordance with Article 23.1;

(xiv)	establishment of and any changes to compliance policies, which shall be recommended by the Head of Finance based on the laws and regulations applicable to the Company and to both Parties;

(xv)	appointment and dismissal of the Chief Executive Officer (“CEO”), the Head of Finance or the Chief Technical Officer;

(xvi)	approve the Company’s auditor and any change to the auditor pursuant to

Article 23.3(a);

(xvii)	any debt or other financing of the Company, and any repayment of debt or repurchase of equity, except for as stipulated in the Preliminary Business

Plan or the Annual Business Plan then in effect;

(xviii)	approval of the exercise by the Company of the option set forth in Article

28.2(d);

(xix)	sale or purchase by the Company of any fixed or intangible assets with a value in excess of (i) in case of sale or purchase in the ordinary course of business, RMB 1,000,000 of a single sale or purchase, or RMB 5,000,000 in aggregate in any fiscal year; (ii) in case of sale or purchase not in the ordinary course of business, RMB 200,000 of a single sale or purchase, or RMB 1,000,000 in aggregate in any fiscal year, or such higher value determined by the Board of Directors from time to time, except for any sale or purchase as stipulated in the Preliminary Business Plan or the Annual Business Plan

then in effect;

(xx)
conclusion, amendment and termination of any contracts not covered by the Preliminary Business Plan or the Annual Business Plan in excess of RMB seven million (7,000,000), or such higher value determined by the Board of Directors from time to time, and any waiver of material rights in such contracts;

(xxi)	subject to the provisions of Article 24.1, the amount of allocations to the Three Funds and any expenditure from the Three Funds and distribution of any after-tax profits to the Parties in any fiscal year; and

(xxii)	any other matters assigned to the Board of Directors by law, this Contract or the Articles of Association.

(c)
Any Board resolutions on the above matters (i) to (xix) shall require the unanimous affirmative vote of the Board of Directors. Board resolutions on any other matters shall require a simple majority of the Board members present in person or by Proxy at a respective Board meeting duly called for and held or pursuant to a unanimous written consent pursuant to Article 16.

(d)
Within […***…] after Establishment Date, the Board shall meet and review this Article 15.2 in particular regarding the matters subject to Board approval, and recommend to the Parties any amendments thereto.

15.3	The Board of Directors shall approve the first Annual Business Plan within […***…] of the Establishment Date, which shall be guided by the Preliminary

Business Plan, and thereafter no later than […***…] of every year by a formally adopted resolution approve the Annual Business Plan of the Company for the next fiscal year, which shall include reasonable details for the following […***…] formulated in accordance with the forecast and strategic planning process adopted by the Company. Unless decided otherwise by the Board of Directors, such Annual Business Plan shall be strictly implemented by the Company. If the Board cannot agree on the Annual Business Plan, the Company may operate under the prior approved business plan, including the Preliminary Business Plan if the first Annual Business Plan is not agreed upon, until the Board agrees on the new Annual Business Plan.
Article 16

Board Meetings

16.1	The first Board meeting shall be held within twenty (20) Business Days after the Establishment Date. At such first Board meeting the Board shall:

(a)	appoint the CEO in full compliance with this Contract;

(b)
adopt the Chop Management Protocols regarding in particular the management rules for using and keeping record for use of the company chop, finance chop, legal representative chop and any other chops the Company may apply;

(c)	adopt the Preliminary Business Plan agreed between the Parties as attached in the Contract as Appendix 4;

(d)	appoint the Company’s auditor;

(e)
approve the execution of the Product and Know-how License Agreement, the Technology License Agreement, the Trademark and Name License Agreement, and the Technical Service Agreement with key terms in line with Appendix 3 of this Contract; and

(f)	adopt the initial compliance policies of the Company.

16.2
After the first Board meeting, the Board shall hold at least four (4) regular Board meetings in each calendar year. Upon the written request of one (1) or more Board members specifying the matters to be discussed, the Chairman shall convene an interim Board meeting within thirty (30) days after receiving such request. If the Chairman fails to do so, the Vice Chairman shall convene the interim Board meeting accordingly.

16.3
The Chairman (or the Vice Chairman, as the case may be) shall give written notice in English of each Board meeting to each of the Board members at least thirty (30) days prior to such meeting. Each such notice shall include the time, place and agenda of the meeting, together with any draft of documents to be approved by the Board members at the meeting. A Board meeting held without proper notice having been given to any Board member shall be invalid unless such Board member attends the meeting or, either before or after the meeting, promptly delivers a written waiver of notice to the Chairman. Board meetings shall be held at the registered address of the Company or such other location in the PRC or abroad as may be agreed by the Chairman and the Vice Chairman, provided that any Board member may attend by teleconference. Board meetings may also be held by video or telephone conference upon the request of any Board member. The Chairman shall be responsible for convening and presiding over such meetings.

16.4
A minimum of two (2) Board members from each Party out of all Board members in office, present in person or by Proxy (including presence by way of a video or telephone conference) shall constitute a quorum and a duly convened Board meeting. If no quorum is constituted at any meeting, then the Chairman shall call another meeting with fifteen (15) days’ written notice to each Board member with the same agenda. Any such second meeting called in line with this Article 16.4 shall be entitled to adopt decisions on matters set out in such agenda regardless of the number of Board members present in person or by Proxy, which shall be explicitly stated in the Chairman’s notice for such second meeting.

16.5
A Board member who is unable to attend a Board meeting may issue a Proxy, signed by him, to a designee of his choice (who does not need to be another Board member) to attend the meeting on his behalf. Each person acting as the Proxy of a Board member shall have the same rights and powers as the designating Board member. One Proxy may represent more than one Board members. A Proxy shall be in writing, signed by the designating Board member, and addressed to the Chairman. A Proxy may be presented in email or electronic format, provided the signature is clearly shown thereon.

16.6
Board resolutions may be validly adopted by unanimous written consent (including by email) without holding a Board meeting, provided that all Board members are given written notice (including by email) of the resolutions proposed for adoption without a meeting in the same manner as provided in Article 16.3, and agree to such procedure in writing or as otherwise waived by executing the written consent. Electronical signatures of Board members shall be binding for this purpose. Written resolutions adopted in this manner shall have the same force and effect as a resolution adopted at a Board meeting.

16.7
The Board of Directors shall cause complete and accurate minutes in English and Chinese to be kept of all Board meetings. Draft minutes of a Board meeting shall be distributed to all Board members within fifteen (15) days from the date of such meeting. Any Board member who wishes to propose an amendment or addition shall submit the same in writing to the Chairman within ten (10) days after receipt of the draft minutes. Once a Board member (either directly or through his Proxy) has signed his approval of the text of a minutes at a Board meeting, he may not propose any subsequent amendments or additions to such minutes. The Chairman shall complete the final minutes and distribute them to all Board members and each Party no later than forty-five (45) days after the meeting. If the Board members cannot agree on any part of the text of the minutes or if there is discrepancy between the English and Chinese versions which cannot be solved via a translation check, they shall complete and distribute the rest of the final minutes as provided above, and the issue at dispute shall be placed on the agenda for the next Board meeting. The Company shall maintain a file of all Board meeting minutes and make the same freely available to the Parties and their authorized representatives.

16.8
The CEO, with the assistance of other Management Personnel, shall provide the Board with briefings on major operational issues on a regular basis and shall provide timely responses to reasonable inquiries from the Board regarding major operational issues. Details shall be set out in the Management By-laws.

16.9
The CEO, the Head of Finance and the Chief Technical Officer shall have the right to attend Board meetings, but do not have voting rights (unless concurrently serving as Board members). Further, each Board member shall have the right to bring along advisors or other support staff to a Board meeting. Such advisors or other support staff shall have no voting rights at the meeting. Notwithstanding the foregoing, the Board may, at its discretion, hold private sessions without the attendance of some or all of the CEO, Head of Finance or the Chief Technical Officer.

Article 17

Supervisor

17.1
The Company shall have one (1) Supervisor to be appointed by Kite. The term of office of the Supervisor shall be three (3) years and may be renewed if re-appointed. Any Board member and the Management Personnel are not allowed to concurrently serve as the Supervisor.

17.2	The Supervisor shall exercise the following functions and powers:

(a)	to examine the Company’s financial affairs;

(b)	to supervise the Board members and Management Personnel in the performance of their company duties and to propose the dismissal of Board members and Management Personnel who violate laws, administrative regulations, the Company’s compliance policies or breach the Articles of Association;

(c)	if an act of any Board member or Management Personnel is detrimental to the interests of the Company, to require him to rectify such act;

(d)	to propose interim Board meetings and, in the event that the Chairman and the Vice

Chairman fail to convene and preside over a Board meeting in person, telephonically or by Proxy, to convene and preside over such a meeting;

(e)	to submit motions to Board meetings;

(f)	to institute, upon written request by each Party, legal proceedings against the Board members or Management Personnel if a Board member or Management Personnel violates laws, administrative regulations or the Articles of Association in the course of performing his or her company duties, thereby causing the Company to incur a loss.

17.3
The Supervisor shall have the right to participate in Board meetings as non-voting attendees. For clarity, the Supervisor shall not be a Board member. Reasonable and evidenced expenses incurred by the Supervisor in connection with their function as supervisor of the Company shall be reimbursed by the Company.

Article 18

Management Personnel

18.1	Management Personnel

(a)
Management Personnel shall consist of one (1) CEO, one (1) Head of Finance and one (1) Chief Technical Officer. The term of the members of the Management Personnel shall be three (3) years, unless otherwise approved by the Board.

(b)
The CEO shall be nominated by Fosun and appointed by the Board. The Head of Finance, which shall be the Chief Financial Officer or the most senior finance officer until such time a Chief Financial Officer is appointed, and the Chief Technical Officer shall be nominated by Kite and appointed by the Board. Unless with reasonable ground, Fosun shall cause its appointed Board members to vote for approval of the nominated Head of Finance and the Chief Technical Officer, and Kite shall cause its appointed Board members to vote for approval of the nominated CEO. After launch of KTE-C19 in the Chinese Market, and if the Chief Technical Officer resigns, term of such appointment expired or is terminated, the subsequent Chief Technical Officer shall be nominated by the CEO and appointed by the Board.

(c)
The nomination right of the Head of Finance and Chief Technical Officer by Kite shall include the right to revoke at any time the appointed Head of Finance and the Chief Technical Officer and to nominate a replacement, except for as otherwise stipulated in the above Article 18.1 (b).

(d)	The nomination right of the CEO by Fosun shall include the right to revoke at any time the appointed CEO and to nominate a replacement.

(e)	The remuneration and benefits of all Management Personnel shall be discussed and approved by the Board.

18.2	Responsibilities and duties of Management Personnel

(a)
The Management Personnel, in addition to other executive officers who may be appointed to the Company and report to the CEO, shall be in charge of the day-to-day operation and management of the Company, in particular shall:

(i)	submit proposals to the Board;

(ii)	approval of the Employment Handbook and other employment rules;

(iii)	approval of the Management By-Laws, except those Management By-Laws which according to this Contract should be approved by the Board;

(iv)	manage the production and business operations of the Company, and implement resolutions passed by the Board;

(v)	implement the Preliminary Business Plan and Annual Business Plan of the Company approved by the Board;

(vi)	approval of any employee benefit plan;

(vii)	formulate the internal management rules of the Company;

(viii)	appointment or dismissal of management staff other than Management

Personnel;

(ix)	provision of any external collateral or other security by the Company to any entity;

(x)	carry out all matters designated by this Contract, the Articles of Association, the Management By-laws, etc.;

(xi)	any other matters that are not included in Article 15.2 (b), or as resolved by the Board of Directors to be the responsibility of the Management

Personnel.

(b)
The CEO shall be the Legal Representative of the Company. The Legal Representa-tive shall carry out all functions and tasks as stipulated in this Contract, the Articles of Association or as authorized specifically by the Board of Directors. The Legal Representative may only represent and bind the Company in accordance with this JV Contract, the Articles of Association, the Management By-Laws or otherwise specif-ically authorized by the Board of Directors in writing.

(c)
The CEO shall coordinate and lead the activities of management. The Head of Finance is responsible for finance, accounting, tax and audit over internal controls, and compliance in accordance with the Board approved compliance policies. The Chief Technical Officer is responsible for manufacturing, quality and supply chain. Both the Head of Finance and the Chief Technical Officer shall report to the CEO, except that the Head of Finance shall also report to the Board.

(d)
Within the limits of the power of attorney specified in single resolutions of the Board of Directors or in this JV Contract, the Articles of Association or as contained in a budget approved by the Board of Directors, Management Personnel shall be permitted to represent the Company in dealing with third parties and to authorize expenditures and incur Liabilities on behalf of the Company. Matters set out elsewhere in this Contract and/or the Articles of Association to be decided by the Board of Directors shall require prior approval of the Board of Directors, unless delegated by the Board of Directors to Management Personnel or contained in an approved budget.

18.3	Other regulations

(a)
The CEO, the Head of Finance and the Chief Technical Officer shall perform their duties on a full-time basis and not concurrently serve as a director, a manager or other employee of or have any other non-employed contractual relationship to work for any other company or enterprise, unless otherwise approved by the Board of Directors in writing. The CEO, the Head of Finance and the Chief Technical Officer may not serve as a director of or consultant to, or hold any material interest in, any company or enterprise that is a Competitor of the Company.

(b)
If any Management Personnel incurs Liabilities towards third parties in the course of performing their duties for the Company, he shall be indemnified by the Company except for intentional misconduct, gross negligence or graft or serious dereliction of duties or breach of criminal laws.

(c)	Subject to a respective Board resolution and no later than the commercial launch of the Company, the Company shall hire a Compliance Manager who shall report directly to the Head of Finance.
Article 19

Premises

19.1
The Company shall lease manufacturing sites and facilities from a qualified property owner by concluding a facility lease agreement in line with Preliminary Business Plan or Annual Business Plan then in effect.

19.2	The Company shall apply for GMP certification for the facility. Both Parties shall provide all necessary assistance in the application.

Article 20

Know-how and Trademarks

20.1	Know-how

(a)
Within twenty (20) Business Days upon the Establishment Date, Kite shall conclude with the Company the Product and Know-How License Agreement in line with the terms and conditions of Appendix 1 of this Contract.

(b)
Within twenty (20) Business Days upon the Establishment Date, Kite shall conclude with the Company the Technology License Agreement in line with the terms and conditions of Appendix 2 of this Contract.

20.2	Trademarks and name

(a)
In case the Company wishes to obtain from Kite and/or any of their Affiliates the right to use respective trademarks and/or names in relation to the Company name or the products and services, such use right shall be […***…] and subject to the conclusion of a written Trademark and Name License Agreement as attached as Appendix 6 to be concluded within […***…] after the Establishment Date between the Company and the owner of the respective trademarks and/or names.

(b)	The Company shall create Chinese specific brand(s) for the Company name, commercialization of products / services of the Company in the Chinese Market, which shall be approved by the Board.

20.3	Use after termination

(a)
Upon termination of this Contract, the respective Product and Know-How License Agreement, the Technology License Agreement and Trademark and Name License Agreement shall be concurrently terminated and the respective exclusive commercial right shall cease to be valid.

(b)
Upon termination of this Contract, unless with written consent from the other Party, each Party shall not and shall use its reasonable best efforts to cause the Company and its Affiliate not to use the Company name, the name of the products and/or services, and any similar names to the above.

Article 21

Procurement

21.1
The Company may purchase items and services required for the Company’s operation from sources within and outside the PRC, on the basis of the competitiveness of the terms and conditions of procurement, quality, quantity, pricing, and delivery terms of the products and in accordance with the procurement policy formulated by the CEO from time to time.

21.2
Where any Party or any of their respective Affiliates is willing to provide services and/or products to the Company, the Company shall only procure such services and/or products on an arm’s length basis and, if required pursuant to Article 15.2.(b).(x), subject to review and approval by the Board of Directors. In order for the Board to make an informed decision, the interested Party shall present to the Board all relevant information to the Board’s decision, including but not limited to a description of (1) all the parties thereto, (2) the interests, direct and indirect, of any related person in the transaction in sufficient detail so as to enable the Board to fully assess such interests, (3) a description of the purpose of the transaction, (4) all of the material facts of the proposed transaction, including the proposed aggregate value of such transaction, or in the case of debt, the amount of principal that would be involved, (5) the benefits to the Company of the proposed transaction, (6) if applicable, the availability of other sources of comparable products or services, (7) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to or from, as the case may be, unrelated third parties, and (8) the Management Personnel recommendation with respect to the transaction. Any services and/or products proposed to be provided by a Related Party involving a total commitment of greater than USD […***…] must be disclosed to the Board in the Annual Business Plan (both the total commitment and the Related Party’s relationship with a Party) or otherwise if such services and/or products were not covered in the Annual Business Plan.

Article 22

Labor Management and Trade Union

22.1	Governing principles
Matters relating to the recruitment, employment, dismissal, resignation, wages, labor insurance, labor discipline, assessment, rewards, bonus and welfare of the Working Personnel and Management Personnel of the Company shall be handled in accordance with the PRC Labor Law, the PRC Labor Contract Law and related PRC laws and regulations (hereinafter collectively referred to as the “Labor Laws”).
The Company’s labor rules and policies (including compliance) shall be set out in more detail in the Employment Handbook set up in accordance with the Labor Laws.

22.2	Personnel

(a)	Working Personnel shall be locally employed and appointed by the Management

Personnel in accordance with the terms of an individual labor contract entered into by the Company and the Working Personnel.

(b)	Management Personnel shall be employed by the Company, in accordance with the terms of individual employment contracts, which shall include non-compete provisions with non-compete terms to the maximum extent allowed by law unless otherwise approved by the Board. Other members of senior management shall also have employment agreements with non-compete provisions which contain non-compete duration to be approved by the Board.

(c)	The first labor contract entered into between the Company and an individual employee shall provide for a probation period. Employment contracts with any Management Personnel may provide for such probation period.

(d)	Personnel to be employed by the Company shall be selected according to their professional qualification and working experience criteria to be formulated by the Management Personnel.

22.3	Reward and disciplinary measures

(a)	All Working Personnel and Management Personnel must observe PRC laws and the relevant Company regulations as well as undertake responsibilities diligently in accordance with their job descriptions. The Management Personnel shall implement a performance evaluation system for all employees.

(b)	The Company shall have the right to effect reward and disciplinary measures in accordance with relevant regulations of the Company to be set up by the Management Personnel.

22.4	Labor union
The employees of the Company shall have the right to establish a labor union in accordance with the Labor Laws. If required by mandatory laws, the Company shall allot the required amount for payment into a labor union fund for financing the activities of the labor union. The labor union may use these funds in accordance with the relevant control measures for labor union funds formulated by the All-China Federation of Labor Unions. Labor union activities are, whenever possible, to be conducted after normal working hours and, in any event, in such a manner as not to hinder the operation of the Company.
Article 23

Financial Affairs, Accounting and Shareholder Auditing

23.1	Accounting system

(a)	The Company shall set up its accounting system and procedures in accordance with relevant PRC accounting regulations and with a conversion to US GAAP on a monthly basis. The accounting system and procedures to be adopted by the Company shall be approved by the Board of Directors and be filed with the relevant local departments of finance and tax for record to the extent required by law. The accounting system and procedures approved by the Board of Directors shall, to the maximum extent possible, comply with the accounting and reporting requirements of either Party as may be requested by both Parties from time to time.

(b)	The Company shall adopt RMB as its bookkeeping base currency, but shall, as requested by either Party and to the extent permitted by law, also adopt USD as a supplementary bookkeeping currency.

(c)	All accounting records, vouchers, books shall be made and kept in the Chinese language, and the financial statements and reports of the Company must be made and kept in the Chinese and English language.

(d)	For its accounting and bookkeeping the Company shall adopt an IT system which is accepted by both Parties, available in both English and Chinese languages, and meets the requirements of the Company’s operation and the Parties’ applied accounting and bookkeeping standards.

23.2	Reports

(a)	The CEO and Head of Finance shall report directly to the Board of Directors at least on a quarterly basis and the CEO shall be responsible for the operating results of the Company.

(b)	The Parties, as well as the Chairman, Vice Chairman and Supervisor shall have full and equal access to the Company’s accounts and financial statements, which shall be kept at the legal address of the Company. The Company shall, in the form required by the Parties, furnish to the Parties financial reports on a […***…] and […***…] basis within […***…] of the applicable period end date, in accordance with the reporting requirements of both Parties and their respective banks (which shall, upon request by either Party, be audited) so that they may continuously be informed about the Company’s financial performance. The Company shall in addition provide a Party with planning financial statements in the form and at the times as required by that Party.

(c)	The Head of Finance shall be responsible for the timely and accurate preparation of financial reports including but not limited to quarterly and annual financial statements of the Company (balance sheet, profit and loss statement and cash flow statement) formulated in accordance with PRC GAAP and converted into US GAAP.

(d)	In the event that the Head of Finance or other suitably qualified person nominated by

Kite is not available to complete financial reports, the Company shall engage one of the “Big Four” international practicing accounting firms registered in the PRC that is not the Company’s auditor to prepare its quarterly and annual accounts until such time as a Head of Finance is appointed to the Company.

23.3	Auditing

(a)
The Company shall engage one of the “Big Four” international practicing accounting firms registered in the PRC to audit its accounts. Such firm shall be nominated by Fosun and retained by the Company upon Board approval, which shall not be unreasonably withheld. Drafts of the audited financial statements and report shall be provided to each Party and to the Board of Directors for review within […***…] after the end of each fiscal year, and the final audited financial statements and report shall be completed and provided to the Parties no later than […***…] after the end of each fiscal year. Such financial statements shall be prepared in accordance with PRC law and regulations and pursuant to Article 23.1 (a). In case any Board member doubts the service provided by this audit firm, such Board member may propose a replacement of this firm, which shall be discussed and decided by the Board of Directors. For clarity, any such replacement approved by the Board of Directors must continue to be one of the “Big Four” international practicing accounting firms registered in the PRC to audit its accounts.

(b)
Each Party may appoint an accountant registered abroad or registered in the PRC to audit the accounts of the Company on behalf of such Party. Access to the Company’s financial records shall be given to such accountant and such accountant shall keep confidential all documents examined while conducting audits. All expenses for such audit shall be borne by the Party which has appointed the auditor, unless:

(i)	events in the Company (including but not limited to fraud, bribery, loss of records) have required such audit; or

(ii)	the Company’s auditor regulated in Article 23.3 (a) has refused to confirm the Company’s records.
In such events the Company […***…].

23.4	Bank accounts and foreign exchange

(a)	The Company shall separately maintain foreign exchange accounts and RMB accounts at banks within the PRC authorized to conduct foreign exchange operations.

(b)	The Company’s foreign exchange transactions shall be handled in accordance with relevant PRC regulations relating to foreign exchange control. […***…].

23.5	Fiscal year
The Company shall adopt the calendar year as its fiscal year, with the result that each fiscal year shall begin on January 1 and end on December 31 of the same year, except for the first and last fiscal year which shall start / end according to the Term.

23.6	Shareholder auditing
Each Party may, on its own or by engaging a third party professional advisor with relevant expertise on behalf of such Party (“Professional Advisor”), audit important Company matters, including but not limited to finance, IPR protection status, local compliance, sales practices and business operation. Access to the Company’s financial records, business records, clinical records and other documents shall be given to the Party, and both the Party and such Professional Advisors shall keep confidential all documents examined while conducting audits. All expenses for such audits shall be borne as set forth in Article 23.3 (b).
Article 24

Profit Distribution

24.1
After the payment of enterprise income tax by the Company, the Company shall make the annual allocations from after-tax profits to the Three Funds, if and to the extent required by law. The amount of any annual allocation to such funds shall be determined by the Board of Directors.

24.2	The Board of Directors shall, at least once every year by a formally adopted resolution, decide the profit distribution plan according to the agreed percentage of profit distribution in Article 7.6.

24.3
No profit shall be distributed unless the Company’s deficit from the previous years is made up. Profits retained by the Company and carried over from the previous years may be distributed together with any distributable profits of the current year. Profits for distribution shall be after-tax profits, as defined under PRC GAAP, and after annual allocation to the Three Funds. For clarity, any payment of milestone or royalties shall be treated as expenses or asset costs for the calculation of profits.

24.4
All remittance of profits and other sums payable to Kite out of PRC under this Contract shall be made to a foreign bank account designated by Kite respectively in RMB, USD or other freely convertible foreign currencies, as so informed by Kite in writing and in accordance with the foreign exchange regulations in PRC.

Article 25

Taxation and Insurance

25.1	Income tax, customs duties and other taxes

(a)
The Company shall timely pay taxes and customs duty under the relevant national and local laws and regulations of the PRC, subject to any further tax holidays, tax reductions, waivers, exemptions, or exclusions granted to the Company from time to time by any Governmental Authorities, and applicable treaties for the avoidance of double taxation in effect between the PRC and other countries. The Company shall provide copies of all tax filings to the Parties immediately after filing.

(b)
The Company’s Chinese and expatriate staff shall pay individual income tax and other Taxes in accordance with the Individual Income Tax Law of the PRC and relevant treaties for the avoidance of double taxation in effect between the PRC and other countries.

(c)	In any case the Company shall apply for all available tax and customs exemptions, holidays and reductions.

(d)	In any case the Company is required to withhold taxes from the payments to either Party or the Affiliates of either Party, the following shall apply:

(i)	The Company shall exercise its best effort to attain that the payment to both

Parties or their respective Affiliates will be taxed at the lowest taxation rate available (in particular under double taxation treaties) at the time of payment.

(ii)	The Company shall provide both Parties or their Affiliates with an original copy of the tax assessment and the tax receipt without undue delay, and no later than […***…]. These documents shall specify both Parties or their Affiliates as the taxpayer, the amount of tax paid, the tax rate or the amount of fee on which such rate is based, the tax law and the legal regulation on which such tax payment is based, and the date of payment of the tax.

(iii)	If the documents of the tax authority are issued in a language other than English, the Company shall have the documents translated into English at its own expense at the request of Kite.

25.2	Insurance
The Company shall, throughout the Term, maintain insurance coverage of the types and in the amount as the Management Personnel determined. The Company shall obtain insurance from insurance companies or organizations in compliance with PRC laws and regulations.
Article 26

Confidentiality, Non-competition and Non-solicitation

26.1	Confidentiality
Each Party covenants that, during the Term and for […***…] thereafter it shall:

(a)	maintain the confidentiality of any Confidential Information;

(b)	not disclose the Confidential Information to any person or entity, including its or its

Affiliate’s directors, managers, staff and advisors, except to those who are associated with the Company’s business operation and the confidential Information is only disclosed on a strict “must-know” basis, provided that the recipient is subject to legally binding nondisclosure restrictions; and

(c)	not use or exploit the Confidential Information in any way, except use within the permitted business scope of the Company and any other agreement by both Parties;

26.2	Safeguarding Confidential Information

(a)
Each Party shall advise its board members, managers, senior or other relevant staff and other employees, advisors, and those of their Affiliates, who receive any Confidential Information of the other Party or its Affiliates of the existence and importance of complying with the obligations set forth in Article 26.1, and require such persons to sign a confidentiality undertaking in a form acceptable to the Parties. Each Party shall be jointly and severally liable for breach of the confidentiality liability of its Affiliate, their directors, managers, senior or other relevant staff and other employees, advisors etc.

(b)
The Parties shall cause the Company to formulate rules and regulations to cause the Board members, Management Personnel and Working Personnel to also comply with the confidentiality obligations set forth in this Article 26.1. All Board members, Management Personnel and Working Personnel having access to Confidential Information shall be required to sign a confidentiality undertaking in a form acceptable to the Parties.

26.3	Exceptions to confidentiality
The provisions of Article 26.1 shall not apply to Confidential Information that can be proven:

(i)	to be known by one Party by written records made prior to disclosure by the other

Party;

(ii)	is or becomes public knowledge other than through either Party’s breach of this

Contract;

(iii)	was obtained by one Party from a third party having no obligation of confidentiality with respect to such Confidential Information; or

(iv)	is required by laws, regulations, stock exchange rules or by order of any competent court, Governmental Authority to be disclosed.
Each Party shall have the right to issue a press release to announce the execution of this Agreement as approved in writing by the other Party, which shall not be unreasonably withheld by the other Party.

26.4	Fosun Non-competition
Fosun undertakes that, for the duration of this Contract and for an additional (i) […***…] if terminated due to a breach of this Contract by Fosun or (ii) […***…] if terminated under Articles 29.2(a) (unless Kite has provided any of its know-how to the Company pursuant to the Technical Services Agreement, in which case Article 26.4(i) shall apply. If the Contract is terminated due to Kite not making its capital contribution in kind, this Article 26.4 shall […***…]), 29.2 (c) and 29.2(d) of this Contract, it will not (a) engage, either directly or indirectly via any of its Affiliates, in the research (other than to meet the definition of a Fosun Target), development, commercialization, manufacturing or sale of T cell immunotherapy products; and (b) enter into any undertaking or co-operation with third parties in the research (other than to meet the definition of a Fosun Target), development, commercialization, manufacturing, sale of T cell immunotherapy products, be it a joint venture company or any other contractual cooperation form, either directly or indirectly via an Affiliate (collectively, the “Fosun Non-Compete”). For the avoidance of doubt, any Passive Investment by Fosun or any of its Affiliates shall not be considered as a breach of this Article 26.4. Notwithstanding the foregoing, the Fosun Non-Compete shall not apply in any territory outside of the Chinese Market with respect to any T cell immunotherapy product that is not directed against a Kite Target. Prior to Fosun or any of its Affiliates engaging in any of the activities covered by the Fosun Non-Compete in any territory outside of the Chinese Market, Fosun or its applicable Fosun Affiliate shall notify Kite in writing of the T cell immunotherapy product that is directed against a bona fide Fosun Target it intends to advance and Kite will inform Fosun or the applicable Fosun Affiliate in writing within […***…] and with reasonable ground following its receipt thereof whether such Target is a bona fide Kite Target, failure of which or upon Kite’s confirmation that such Target is not a Kite Target shall entitle Fosun or its applicable Fosun Affiliate to advance with such Target. “Fosun Target” means a Target (a) against which Fosun or its Affiliates is researching one or more CAR or TCR products following the commencement of (i) for CAR products, […***…]; and (ii) for TCR products, […***…]. “Kite Target” means (a) a Target listed in a separate letter delivered to Fosun on the Effective Date, or (b) a Target against which Kite or its Affiliates (or their respective Third Party partners) is researching one or more CAR products or TCR products following the commencement of (i) for CAR products, […***…]; and (ii) for TCR products, […***…]. For clarity, Kite Target shall exclude any product of the Third Party partner of Kite or its Affiliates which is not the subject of cooperation between Kite or its Affiliates and the Third Party partner. For the avoidance of doubt, this Article 26.4 shall not prohibit any of Fosun’s Affiliates in the medical service sector to sell, or offer for sale any third party T cell immunotherapy products and related medical services to the patients of such Fosun Affiliate, provided that, subject to the exception herewith, such Fosun Affiliate shall still comply with its non-compete obligations according to this Contract.

26.5	Kite Non-competition
Kite undertakes that in the Chinese Market, for the duration of this Contract and for an additional […***…] if terminated due to a breach of this Contract by Kite, it will not (a) engage, either directly or indirectly via any of its Affiliates, in the research, development, commercialization, manufacturing or sale of any T cell immunotherapy products being developed or sold by the Company; and (b) enter into any undertaking or co-operation with third parties for the research, development, commercialization, manufacturing or sale of any T cell immunotherapy products being developed or sold by the Company, be it a joint venture company or any other contractual cooperation form, either directly or indirectly via an Affiliate. For purposes of this Article 26.5, “Affiliate” shall not include any entity that controls Kite Parent after the consummation of a Kite Sale or any of such controlling entity’s Affiliates that were not Affiliates of Kite prior to the Kite Sale, provided that such Affiliates do not use Kite technology in contravention of this Article 26.5. “Kite technology” refers to any technology (including but not limited to patents, trade-marks or know-how, data, and other technical information) licensed to the Company from Kite. For the avoidance of doubt, any Passive Investment by Kite or any of its Affiliates shall not be considered as a breach of this Article

26.5.

26.6	Liability
If a Party breaches any provisions of this Article 26 (other than Article 26.7), for each single case of breach, the breaching Party shall pay liquidated damages of USD […***…] to the non-breaching Party. If a Party breaches the undertakings under Article 26.7, for each single case of breach, the breaching Party shall pay liquidated damages of USD […***…] to the non-breaching Party. If the liquidated damages is not sufficient to cover the non-breaching Party’s actual damage, the non-breaching Party may further claim for damage compensation from the breaching Party according to this Contract and according to law.

26.7	Non-solicitation
Each Party undertakes that, during the Term and, with respect to any Breaching Party an additional […***…] after the termination of this Contract, without obtaining the prior written consent of the other Party, it shall not and shall cause its Affiliates not to, directly or indirectly, for itself or on behalf of a third party:

(a)
solicit for employment or otherwise induce to terminate employment with the other Party, its Affiliates, or the Company, or employ or engage as an independent contractor, any directors, managers or key staff; or

(b)
solicit business from or induce, any client, customer, supplier or other similar third party of the other Party, its Affiliates, or the Company to alter, terminate or breach its contractual or other business relationship with the Company or the other Party. Notwithstanding the foregoing, nothing in this Article 26.7 (b) shall restrict any business relationship with the above mentioned parties in the normal course of business, so long as no Confidential Information is used by the Party or its Affiliate in the business relationship.

Article 27 Term

27.1	Term
The Term shall be twenty (20) years, commencing on the Establishment Date. Unless otherwise mutually agreed by both Parties in writing, this Contract, together with the Appendices, shall become effective on the Effective Date and shall expire on the date of expiry of the Term, unless the Term is extended according to Article 27.2.

27.2	Extension of the Term
The Term may be extended upon agreement by the Parties. In such case the Parties shall amend this Contract and the Articles of Association, and shall cause the Company to timely apply for all relevant Governmental Approvals or filings to the extent as required by law.

Article 28

Representations and Warranties

28.1	Representations, warranties and Undertakings
In addition to any other representations, warranties or guarantees made by either Party in this Contract and its Appendices, each Party represents, warrants and undertakes to the other Party as of the Effective Date that:

(a)	it is a corporation duly incorporated and validly existing under the laws of the place of its establishment or incorporation;

(b)
it has all requisite power, authority and approvals required to enter into this Contract and its Appendices and upon the Effective Date will have all requisite power, authority and approvals to perform its obligations under this Contract;

(c)
it has taken all action necessary to be authorized to enter into this Contract and its Appendices and such Party’s representative whose signature is affixed to this Contract is fully authorized to sign this Contract and its Appendices;

(d)	as of the Effective Date, this Contract shall constitute its legal, valid and binding obligation;

(e)
neither the execution of this Contract, nor the performance of such Party’s obligations under this Contract, will conflict with, or result in a breach of, or constitute a default under, any provision of its documents on establishment, business licence, by-laws or articles of association, or any law, rule, regulation, authorization or approval of any government agency or body under its jurisdiction of incorporation, or of any contract or agreement to which it is a party or is subject;

(f)
it (or in the case of Kite, Kite’s Parent) has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to insure compliance with anti-corruption laws and other applicable laws in relevant legislations, to the extent applicable to such Party, including healthcare compliance, privacy protection, environmental protection and data security laws.

(g)
there is no litigation, administrative investigation or any other dispute pending or, to the best of its knowledge, threatened against it with respect to the subject matter of this Contract or that would affect in any way its ability to enter into or perform this Contract; and

(h)	it has no outstanding commitments or obligations, contractual or otherwise, which would in any way impede its ability and right to enter into and perform this Contract or the Articles of Association.

28.2	Representations, Warranties and Undertakings of Kite
In addition to any other representations, warranties or guarantees made by Kite in this Contract and its Appendices, Kite further represents, warrants and undertakes to Fosun:

(a)	as of the Effective Date, it has full power and authority to grant the licenses according to Article 7.4 without the consent of any other party;

(b)
as of the Effective Date, it is not aware of any patents, patent applications, trademarks, trademark applications, or other intellectual property rights belonging to third parties and covering, in whole or part, the practice of the Licensed Know-how as defined in the Product and Know-How License Agreement in the Territory;

(c)
as of the Effective Date and the Establishment Date and until the Date of Termination that, it will comply with any of its obligations under the Product and Know-how License Agreement, the Technology License Agreement and the Technical Service Agreement.

(d)
as of the Effective Date and the Establishment Date and until […***…] after the Establishment Date, the Company enjoys an option to license two (2) additional products from Kite for an option of USD […***…], such option can be exercised by the Company upon unanimous Board approval:

(i)	KITE-439, a T cell receptor (“TCR”) therapy directed against the human papillomavirus type 16 E7 (HPV-16 E7) oncoprotein that is believed to cause several different cancers, including cervical, head and neck and other urogenital cancers; and

(ii)	KITE-718, a TCR therapy directed against MAGE A3/A6 that is believed to cause several different cancers, including non-small cell lung cancer and bladder cancer.
This option shall expire […***…] after the Establishment Date, and such products shall not be considered Kite Products for purposes of Article 28.2(g) after the option expiration date.
For each option product Kite is entitled to charge, based on a related license agreement, (i) […***…]% royalties of its commercial revenue, and (ii) total milestone payments of USD […***…], which consists of USD […***…] for CFDA approval, USD […***…] for annual sales of

USD […***…] and USD […***…] for annual sales of USD […***…] in the Chinese Market.

(e)
as of the Effective Date and the Establishment Date and until […***…] after the Establishment Date, if Kite or Kite’s Parent initiates the development of an engineered autologous CAR T cell-based product targeting CD19 utilizing a Switch Technology and has the right to develop and commercialize such product in the Chinese Market, the Company and Kite shall negotiate a license for such product for the Chinese Market. “Switch Technology” means a […***…]. The terms of such license shall be negotiated in good faith by Kite and the Company, subject to approval by Fosun. For clarity, such product shall be considered a Kite Product for purposes of Article 28.2(g) if no license is agreed upon during the initial […***…] period.

(f)
as of the Effective Date and the Establishment Date and until […***…] after the Establishment Date, the Company enjoys an option to license an engineered autologous fully human CAR T cell-based product targeting CD19 for the Chinese Market that is subject to a Kite or Kite Parent investigational new drug application in the USA. The terms of such license shall be negotiated in good faith by Kite and the Company, subject to approval by Fosun, but in no case […***…]. For clarity, such product shall be considered a Kite Product for purposes of Article 28.2(g) […***…]. Fosun acknowledges that certain of the Kite technology to be licensed pursuant to Article 28.2(d), (e), (f) or (g) has been licensed to Kite under third party agreements, and that any Company license under such Kite technology is therefore a sublicense under and subject in all cases to the terms of such agreements.

(g)
as of the Effective Date and the Establishment Date and until […***…] after the Establishment Date, if Kite intends, whether directly or through any of its Affiliates to develop or commercialize any of the Kite Products or any products directed against a Target that is the same Target as a product licensed by the Company from Kite in the Chinese Market or intends, whether directly or through any of its Affiliates to develop or commercialize any products licensed to the Company in the […***…] (“Proposed Transaction”) through a third party (including for the sole purpose of this Article 28.2(g) any Affiliate of Kite in the Chinese Market) licensee (“Third Party Licensee”), Kite shall send a written notice (“Transaction Notice”) to the Company and Fosun that includes a written non-binding term sheet inclusive of the material financial terms for a license to such Kite Product that have been agreed upon with a Third Party Licensee. Within […***…] of receipt of such term sheet, Fosun, on behalf of the Company, shall provide to Kite written notice of its acceptance of such term sheet. If Fosun has not exercised its right upon expiration of the applicable […***…] period, or if Fosun does not accept the term sheet, or if the Parties do not reach agreement upon and execute a license agreement in accordance herewith within a […***…] period, then, in each such case, Kite shall be free during the next […***…] period to enter into the Proposed Transaction or any transaction more beneficial to Kite with any third party. For clarity, Kite shall not be obligated to disclose the name of such third party. This Article 28.2(g) shall only apply for a period of […***…] after the Establishment Date.

(h)
As of the Establishment Date, if Kite intends, whether directly or through any of its Affiliates, to develop or commercialize any of the Kite Products or any products directed against a Target that is the same Target as a product licensed by the Company from Kite in the Chinese Market through a Third Party Licensee, and under the conditions that: (i) the Company and Kite failed to reach agreement for concluding a definite license agreement as according to Paragraph (e) of this Article 28.2; (ii) Kite and any third party entered into a definite license agreement as according to Paragraph (e) of this Article 28.2, then Kite shall (i) cause such Third Party Licensee to negotiate with the Company for a exclusivity period of […***…]; (ii) and use commercially reasonable efforts to support the Company during such […***…] negotiation period in the negotiation for a definite agreement of granting the Company with the exclusive clinical manufacturing rights. For purposes of Article 28.2(g) and 28.2(h), “Affiliate” shall not include any entity that controls Kite Parent after the consummation of a Kite Sale or any of such controlling entity’s Affiliates that were not Affiliates of Kite prior to the Kite Sale, provided that such Affiliates do not use Kite technology in contravention of Article 28.2(g) and 28.2(h). “Kite technology” refers to any technology (including but not limited to patents, trade-marks or know-how, data, and other technical information) licensed to the Company from Kite.

(i)	As of the Establishment Date, during the term of the Product and Know-how License

Agreement, Technology License Agreement and Technical Service Agreement (“the Agreements”), Kite will not exercise its termination right under the Agreements based on material breach of the Agreements by the Company, if such breach is caused by any directors and/or management personnel appointed or nominated by Kite according to the Joint Venture Contract.

28.3	Representations, Warranties and Undertakings of Fosun
In addition to any other representations, warranties or guarantees made by Fosun in this Contract and its Appendices, Fosun further represents, warrants and undertakes to Kite as of the Effective Date that:

(a)	it will use its reasonable best efforts to cause the Company not to use, apply, test or have trials of any services/products of the Company on any patients before […***…]; and

(b)
it is not a State-owned enterprise and is not aware of any corporate merger, acquisition or consolidation of Fosun which will, directly or indirectly, concert Fosun into a State-owned enterprise. For clarity, “State-owned enterprise” means an enterprise directly or indirectly controlled by, or with majority of the property right directly or indirectly held by, government departments, government agencies or public institutions.

28.4	Indemnification

(a)
If any representation and warranty made by a Party (“Breaching Party”) in this Contract is found to be untrue, the Breaching Party shall, […***…] upon written request of the other Party (“Non-Breaching Party”) undertake to provide every remedy necessary to put the Non-Breaching Party (or, at the Non-Breaching Party’s election in writing, the Company) in the position the Non-Breaching Party (or the Company, if so elected by the Non-Breaching Party) would have been in, should the representation and warranty be true. For clarity, the Breaching Party may dispute such breach, which shall be governed by Article 33.

(b)
Notwithstanding the Breaching Party’s obligation to take any such remedial measures, the Breaching Party shall […***…] indemnify the Non-Breaching Party for and hold the Non-Breaching Party (or, at the Non-Breaching Party’s election in writing, the Company) harmless against all losses and damages (including direct, indirect and consequential damages) the Non-Breaching Party (or, at the Non-Breaching Party’s election in writing, the Company) may suffer due to any untrue representation and warranty given by the Breaching Party or any covenant or undertaking not performed in a complete and timely manner. Nothing in this Article 28 shall give the Company the right to make a direct claim against the Breaching Party unless and until the Non-Breaching Party has made its election in writing to require the Breaching Party to indemnify the Company instead of indemnifying the Non-Breaching Party. Each decision by the Non-Breaching Party whether to make such election shall be solely within the Non-Breaching Party’s discretion.

Article 29

Termination and Consequences of Termination

29.1	Termination upon expiry or by agreement
This Contract shall be automatically terminated upon the expiry of the Term set forth in Article 27.1, unless extended pursuant to Article 27.2. Additionally it may be terminated at any time by the written agreement of the Parties.

29.2	Termination upon failure to meet certain conditions
In the event that:

(a)	any of the capital contribution and/or co-operative conditions pursuant to Article 7,

Article 8 and Article 11 is not fulfilled in time, or is still not remedied within a […***…] grace period (if any) or Article 16.3(b) occurs under the Technology License Agreement; or

(b)	the Establishment Date (i.e. issuance of the Business License) does not occur within

[…***…] after the Effective Date, and is still not rectified within an additional […***…] grace period; or

(c)	the Company fails to achieve cash flow positive until […***…], or any mutually agreed grace period (if any); for avoidance of doubt, “cash flow positive” means, for an agreed period of time, a balanced financial statement of the Company where accumulative cash inflow - other than capital investment of the Parties – exceeds the accumulative cash outflow of the Company; provided that if the Company exercises its option for an additional product or otherwise develops or in-licenses an additional product, the Company shall have an additional […***…] from […***…] to achieve positive cash flow; or

(d)	after the Establishment Date, if any Governmental Authority (including for this purpose any court) having authority over the other Party requires any provision of this Contract to be revised in such a way as to cause significant adverse consequences to the Company or either Party;
then Kite and Fosun shall each have the right to terminate this Contract by notifying the other Party in writing, pursuant to the procedures set forth in Article 29.5 and Article 29.6 below; provided that if the condition of Article 29.2(c) is met, the Parties shall first discuss for a period of […***…] in good faith whether the Company shall continue to operate prior to either Party exercising its right to terminate pursuant to Article 29.2(c).

29.3	Unilateral termination by a Party due to Governmental Action or Force Majeure

(a)	if any Governmental Authority (including for this purpose any court) expropriates,

requisitions, or orders the expropriation or requisition of, all or material portion of the assets or properties of a Party or the Company, and such expropriation or requisition is considered by either the Company or the other Party as adversely influencing the performance of the Company’s original objectives, a Party over which the government authority mentioned above does not have authority may terminate this Contract; or

(b)	Without prejudice to any other termination rights set out elsewhere in this Contract,

this Contract may be unilaterally terminated by the written notice of a Party to the other Party pursuant to the procedure set forth in Articles 29.5 and 29.6, if the conditions or consequences of Force Majeure significantly interfere with the Company’s ability to operate pursuant to the Annual Business Plan for a period in excess of […***…] and the Parties have been unable to find an equitable solution pursuant to Article 29.5.

29.4	Unilateral termination by a non-breaching Party
Without prejudice to any other termination rights set out elsewhere in this Contract, this Contract may unilaterally be terminated by the written notice of the non-breaching Party to the other Party pursuant to the procedure set forth in Article 29.5 and Article 29.6 below:

(a)
if the other Party (“Breaching Party”) materially breaches this Contract or violates the Articles of Association and such breach or violation is not cured within […***…] after receipt of a written notice by the Breaching Party from the non-breaching Party in which it identifies the breach and demands that it be cured by the Breaching Party; or

(b)
if the other Party (“Breaching Party”) becomes bankrupt, is the subject of proceedings for insolvency, liquidation or dissolution, ceases or is unable to carry on business in accordance with this Contract, becomes unable to pay overdue debts for more than […***…], or any of its equity interest in the Company is seized or frozen by a court order and not released within […***…] upon such seizure; or

(c)
Without any limitation to clause (a), if the other Party (“Breaching Party”) or its Affiliates materially breaches any confidentiality obligations pursuant to Article 26.1 or materially breaches any non-competition obligation pursuant to Article 26.4 or Article 26.5.

29.5	Negotiations to solve problems
If a Party entitled to give a notice pursuant to Article 29.2, Article 29.3 or Article 29.4 gives a notice of its desire to terminate this Contract, the Parties shall immediately conduct negotiations and attempt to resolve the situation which results in the giving of such notice. If (i) no resolution of the dispute is reached to the satisfaction of the notifying Party within […***…] after issuance of such notice, or (ii) the notified Party fails to cooperate by promptly commencing negotiations within such […***…] period, the notifying Party shall be entitled to terminate this Contract immediately upon giving a second notice to the breaching Party.

29.6	Date of termination
For purposes of this Article 29, the “Date of Termination” shall be (i) the date of expiry of the Term or the date of the agreement by the Parties on termination of this Contract, if the termination is effected pursuant to Article 29.1, or (ii) the date of when the notified Party of notice of unilateral termination of this Contract receives the second notice for immediate termination of this Contract, if the termination is effected pursuant to Article 29.5.

29.7	Further Rights
The termination rights under this Contract shall be in addition to and not in substitution of any other claims or remedies that may be available to the non-breaching Party, and any termination shall not relieve the breaching Party from any accrued Liabilities against the non-breaching Party nor the Company.
Article 30

Liquidation and Continuing Obligations

30.1	Liquidation
If upon termination of this Contract in accordance with Article 29, the Company will not be continued by either Party, as the case may be, within […***…] following the Date of Termination, then the Board shall promptly adopt a resolution on the dissolution and liquidation of the Company. The liquidation shall be conducted in accordance with relevant PRC laws and regulations and with the provisions set forth below (in so far as they do not conflict with such laws and regulations):

(a)	A liquidation group shall be established within […***…] from the Date of

Termination, which is made up of a number of members appointed by each Party in accordance with the number of the Board members each Party is entitled to appoint to the Board of Directors under Article 15.1 (a). For the avoidance of doubt, Fosun shall be entitled to appoint the Chairman of the liquidation group, who will lead all the activities of the liquidation group. In such case Kite may decide to retain one of the “Big Four” accounting firms to supervise or check the liquidation process, with the related cost being part of the liquidation expenses.

(b)	The liquidation group shall initiate the necessary appraisal and valuation of the property of the Company which shall be performed by the liquidation group or, if so decided by the liquidation group, by an international practicing accounting firm registered in the PRC and selected by the liquidation group, provided that such accounting firm must be independent of both Parties. In the course of valuation and appraisal of the Company’s property, the selected accounting firm shall apply such appraisal and valuation method as is appropriate and internationally applied. The liquidation group shall develop a liquidation plan on the basis of the final valuation report prepared by the selected accounting firm.

(c)	In developing and executing the liquidation plan, the liquidation group shall use every reasonable effort to obtain the highest possible price for the Company’s assets.

(d)	After the liquidation and division of the Company’s assets and the settlement of all of its outstanding debts, […***…], and any remaining assets (if any) thereafter shall be paid over to the Parties in the profit distribution proportion according to Article 7.6. However, in case of termination of this Contact according to Article 29.4, the non-breaching Party shall […***…].

(e)	After liquidation of the Company, the liquidation group shall report to the relevant

Government Authorities to cancel its registration and business license. Additionally, the Company shall publish a formal announcement of the termination and liquidation of the Company.

(f)	Either Party, at its own expense, shall have the right to obtain copies of all of the

Company’s accounting vouchers, account books, account statements, minutes and Board resolutions, and other relevant documents after the conclusion of liquidation.

30.2	Continuing obligations
The rights, benefits and obligations provided in this Contract in relation to compensation of damages, indemnification, confidentiality, non-competition, settlement of disputes, termination, buy-out and liquidation of the Company shall survive the termination of this Contract.
Article 31

Breach of Contract

31.1
In the event of a breach of contract committed by a Party, the breaching Party shall bear Liabilities towards the other Party and/or the Company. In the event that a breach of contract is committed by more than one Party, each Party shall bear its individual share of the Liabilities towards the other Party and the Company. Any Liability shall include both direct losses and indirect or consequential losses or damages (including reasonably foreseeable profits), unless otherwise provided in this Contract or in any of the Related Agreements.

31.2
Notwithstanding anything to the contrary herein, other than for indemnification obligations relating to third party claims, breaches of confidentiality, intentional torts, intentional violations of law, gross negligence or intentional misconduct, neither Party shall be liable to the other Party (or the Company) for any indirect, special, incidental, punitive, exemplary, lost profit, cover, or consequential damages arising out of or resulting from this Contract, even if aware of the possibility of such damages.

Article 32

Force Majeure

32.1
If an event of Force Majeure occurs, a Party’s contractual obligations under this Contract affected by such an event shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty or responsibility for any damage, for a period equal to such suspension.

32.2	The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within […***…] thereafter sufficient proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to terminate the Force Majeure and to mitigate the effect of the Force Majeure.

32.3
In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

Article 33

Dispute Settlement

33.1
If any dispute arises between the Parties out of or in relation to this Contract, including any dispute regarding its existence, validity, interpretation, performance, breach or termination, or if the Board is deadlocked on a matter for approval, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

33.2
If the dispute has not been resolved by such friendly consultation within […***…] after either Party has given written notice to the other Party requesting the commencement of friendly consultation, then the Parties shall attempt to settle it by talks between the CEOs of both Parties.

33.3
If the dispute has not been resolved by CEO discussions within […***…] after either Party has given written notice to the other Party requesting the commencement of such CEO discussions, then either Party may submit the dispute to the Hong Kong International Arbitration Center (“HKIAC”) for arbitration in accordance with its then applicable arbitration rules. The arbitration shall be conducted by three (3) arbitrators appointed in accordance with the said arbitration rules and in accordance with the following directions:

(a)	The arbitration proceedings shall be conducted in English and the arbitration tribunal shall refer to the English version of this Contract only;

(b)	all arbitrators shall be fluent in English;

(c)	the arbitration proceedings shall be administered by HKIAC in Hong Kong and the seat of arbitration as well as the place of hearings and other procedural steps shall be Hong Kong;

(d)	The losing Party shall bear, in proportion to the percentage it has lost the case, the arbitration costs and other Party’s reasonable attorney fees.

33.4
The Parties hereby agree that any arbitration award rendered in accordance with the provisions of this Article 33 shall be final and binding upon the Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over any Party against which the award has been rendered, or where the assets of such Party is located.

33.5
In any arbitration proceedings, any legal proceedings to enforce the arbitration award, or any other legal proceedings between the Parties pursuant to or relating to this Contract, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

33.6
Upon submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Contract, except for any matters related to the dispute in arbitration.

Article 34

Applicable Law
The formation, validity, interpretation and implementation of this Contract shall be governed by the laws of the PRC. Contracts which are attached as Appendices to this Contract shall be governed by the law stated in those contracts.
Article 35

Miscellaneous Provisions

35.1	Waiver
To the extent permitted by PRC law, the failure or delay on the part of a Party to exercise a right, power or privilege under this Contract and any contracts attached as Appendices hereto shall not operate as a waiver thereof, nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof, unless explicitly otherwise regulated herein.

35.2	Assignment
Except as otherwise agreed in this Contract, including permitted assignments of equity pursuant to Article 9, this Contract may not be assigned in whole or in part by any Party without the prior written consent of the other Party hereto.

35.3	Binding Effect and Amendments
This Contract is made for the benefit of the Parties and their respective lawful successors and assignees. No amendment or other modification of this Contract shall in any event be effective unless the same is made in writing and signed by an authorized representative of each Party. To the extent required by law, the effectively amended Contract shall be submitted to the relevant Governmental Authorities for filing and/or registration.

35.4	Severability
If any part of this Contract shall become or be declared void or invalid by virtue of law or government order or court decision, the remaining parts shall remain valid and this Contract shall be fulfilled by the Parties in accordance with its general principles, and the void or invalid provision(s) shall be replaced by such valid provision(s) agreed to by the Parties as closest reflecting the economic intentions of the Parties at the time of signing this Contract.

35.5	Language
This Contract is executed in the Chinese and English language in six (6) originals each (at least one (1) for Kite and one (1) for Fosun and the remaining four (4) originals for submission to the Governmental Authorities. The English and Chinese version shall be equally binding.

35.6	Entire Contract
This Contract and the Appendices attached hereto together constitute the entire agreement between the Parties with respect to the subject matter of this Contract and they together supersede all prior discussions, negotiation and agreements between the Parties. In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.

35.7	Notice
Any notice or written communication provided for in this Contract by each Party to the other shall be made in English by email or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be deemed to be […***…] after the letter is given to the courier service in the case of a courier service delivered letter and […***…] after dispatch of an email, unless an earlier delivery date can be evidenced. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
Kite:
KP EU C.V.
190 Elgin Avenue, George Town,
Grand Cayman KY1-9005, Cayman Islands
E-mail: legal@kitepharma.com
Fosun:
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.
Building A, No.1289 Yishan Road, Shanghai 200233, PRC
E-mail: qiyy@fosunpharma.com
[Signature Page Follows]

This Contract has been duly executed by the duly authorized representatives of the Parties at the date set out above.
KP EU C.V.
By Intertrust Directors (Cayman) Ltd.
Name: L.I. da Ascencăo    Jacqueline Haynes
Title: authorised signatories
Signature: /s/ L.I. da Ascencăo /s/ Jacqueline Haynes
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (Chop)
By
Name:
Title:
Signature:

This Contract has been duly executed by the duly authorized representatives of the Parties at the date set out above.
KP EU C.V.
By
Name:
Title:
Signature:
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (Chop)
By
Name:    Wu Yifang
Title:    Legal Representative
Signature:    /s/ Wu Yifang

Appendix 1
PRODUCT AND KNOW-HOW LICENSE AGREEMENT
between
KP EU C.V.
and
Fosun Pharma Kite Biotechnology Co., Ltd.

Contents

Article
1.    Definitions         3
2.    License        6
3.    Deliver Licensed Know-how        6
4.    Quality Control        7
5.    Improvements        7
6.    Consideration        9
7.    Protection of the Intellectual Property Rights         10
8.    Confidentiality        11
9.    Non-compete        12
10.    Right to Swap        13
11.    Additional Obligations of the Company        13
12.    Additional Obligations of Kite        14
13.    Assignment        15
14.    Duration and Termination         15
15.    Effect of Termination         16
16.    Force Majeure        17
17.    Liability, Indemnity and Insurance        17
18.    Governing Law and Dispute Settlement        18
19.    Miscellaneous        19

Schedule 1: List of Licensed Know-how
Schedule 2: Valuation Report
Schedule 3: Capital Contribution Agreement

This License Agreement (the “Agreement”) is effective as of April 27th, 2017 by and between:

(1)
KP EU C.V., a limited partnership that is governed by the laws of The Netherlands, having its registered seat at Amsterdam, the Netherlands and its business address at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, registered with the Dutch trade register under number 64185958 (“Kite”).

(2)
Fosun Pharma Kite Biotechnology Co., Ltd. , a limited liability company organized and existing under laws of the People’s Republic of China whose registered office is at No.222 Kangnan Road, Shanghai 201203, PRC. (the “Company” or the “Licensee”).

(Kite and the Company are hereinafter referred to individually as a “Party” and collectively as the “Parties”)
Preambles
WHEREAS, the Company is a joint venture established by Kite and Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (“Fosun”) in the pursuit of successful commercialization of KTE-C19 and potentially additional cancer immunotherapy products in the Territory (as defined below).
WHEREAS, pursuant to the Sino-foreign Co-operative Joint Venture Contract concluded between Kite and Fosun on January 10, 2017 (“JV Contract”), Kite has agreed to grant, and the Licensee has agreed to be granted with the license of exclusive commercial use rights in the Territory (as defined below) for the related know-how.
NOW THEREFORE, in consideration of the mutual promises of the Parties, and for good and valuable consideration, it is agreed by and between the Parties as follows:

1.	Definitions
Unless otherwise provided herein, the capitalized terms used in this Agreement shall have the same meanings as defined in the JV Contract. For the purposes of this Agreement the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein.

1.1
“Affiliate” means, for the purpose of this Agreement, mean, as to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, where “control” means (i) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (ii) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.

1.2
“Clinical Trial” means clinical research, studies and experiments on human participants for the purpose of examining the safety and efficacy of investigational pharmaceutical products, and as a precondition for a license application.

1.3
“Company Improvements” mean any improvement, enhancement or modification to the technology that is the subject of or in relation to the Licensed Know-how and/or the Licensed Product and made, discovered, invented or otherwise acquired by the Company.

1.4	“Confidential Information” has the meaning set forth in Article 9.1 (a).

1.5	“Effective Date” means the date when this Agreement is signed by both Parties and become legally effective.

1.6	“Field of Use” means engineered autologous T-cell therapy for the treatment of cancer.

1.7	“Fosun” means Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.

1.8
“Governmental Authority” means any governmental ministry, administration, agency or other public authority (and/or any branch of the foregoing), whether at the national, provincial, municipal or local level, or any official of the national or any provincial, municipal or local government in the respective country.

1.9
“Intellectual Property Rights” means patent rights, rights to inventions, utility models and applications, supplementary protection certificates, know-how and trade secrets, copyright and related rights, trade marks and services marks, trade names and domain names, rights in goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information, rights to apply for any related intellectual property right registration or certificate, rights to apply any of the above and any related improvements, renewals or extensions in commercial use, as well as rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world.

1.10	“JV Contract” means the Sino-foreign Co-operative Joint Venture Contract concluded between Kite and Fosun on January 10, 2017.

1.11
“Kite Improvements” mean any improvement, enhancement or modification to the Licensed Know-how and/or the Licensed Product made, discovered, invented or acquired solely by Kite during the Term that is necessary or reasonably useful to develop, manufacture or commercialize the Licensed Product in the Field in the Territory and that is not subject to the approval of any third party for granting the Company with such right to use the Kite Improvements, provided that if such approval is required, Kite shall use its commercially reasonable efforts to obtain such approval.

1.12	“Kite Territory” means worldwide outside the Territory.

1.13
“Licensed Know-how” means processes, practices, specifications, formulations, formulae, procedures, and other special knowledge, skill and experience pertaining to the Licensed Product, in any tangible or intangible form, controlled by Kite and listed in Schedule 1 of this Agreement, any Company Improvements and any Kite Improvements relating to any of the foregoing.

1.14	“Licensed Product” means KTE-C19, or if swapped pursuant to Article 10, the swapped Kite Product provided to the Licensee according to Article 10.

1.15
“Medical Authority” means the National Health and Family Planning Commission of the PRC, the China Food and Drug Administration (CFDA) or any other competent authorities (including any of their competent branches) which have the power to approve the Clinical Trial or commercialization of the Licensed Products in the Territory.

1.16
“Regulatory Approval” means any and all approvals (including regulatory approval applications, supplements, amendments, and pre- and post-approvals, where applicable), licenses, registrations, filings or authorizations of any Medical Authority that are necessary for the commercialization of the Licensed Product in the Territory.

1.17	“Technical Service Agreement” means the Technical Service Agreement to be concluded between Kite and the Company pursuant to the key terms and conditions stipulated under the JV Contract.

1.18	“Term” has the meaning set forth in Article 15.1.

1.19
“Territory” means, for the sole purpose of this Agreement, the mainland of People's Republic of China, the Hong Kong Special Administration Region and the Macao Special Administration Region, but excluding Taiwan.

1.20	"US" means the United States of America.

1.21	"USD" means US Dollar, the lawful currency of the US.

2.	License

2.1	Exclusive Commercial Rights
Subject to the terms and conditions of this Agreement, Kite hereby grants to the Company an exclusive license to (i) the development, manufacturing, use, distribution, sale (and offer for sale or contract to sell), promotion, marketing and otherwise commercialization of the Licensed Product, and (ii) the Licensed Know-how for the purposes of development, manufacturing, use, distribution, sale (and offer for sale or contract to sell), promotion, marketing and otherwise commercialization of the Licensed Product in the Field of Use in the Territory.

2.2	Retained Intellectual Property Rights
Except for the exclusive commercial use rights as described in above 2.1, Kite shall own and retain all rights, title and interest in and to the Licensed Product and Licensed Know-how, including all Intellectual Property Rights therein. For avoidance of doubt, any rights not expressly granted under this Agreement shall be reserved to be the retained rights of Kite, unless otherwise consented to by Kite.

2.3	Sub-licensing
Without Kite's prior written consent, the Company shall not grant any sub-licenses under this Agreement to any third party or Fosun or any Affiliates of Fosun for use of the Licensed Product or Licensed Know-How.

2.4
Nothing in this Agreement shall constitute any representation or warranty regarding the safety, efficacy or quality of the Licensed Product in the Territory of the Licensed Know-How, except for otherwise stated in this Agreement.

3.	Deliver Licensed Know-how

3.1
Within […***…] after the Effective Date, Kite shall provide, access to the Company of the Licensed Know-How according to Schedule 1 of this Agreement that is available in documents or written forms or plans, provided that the Tech Ops and Quality Know-How, including techniques and other tools, listed on Schedule 1 shall be delivered pursuant to a mutually agreed upon technology transfer plan as will be attached to the Technical Service Agreement.

3.2
The Parties acknowledge and agree that Kite shall have met its obligations pursuant to this Article 3.2 by delivering the Licensed Know-how pursuant to this Agreement and completing the technical transfer pursuant to the JV Contract and Technical Service Agreement.

4.	Quality Control and Data Exchange

4.1
The Company shall, in exercising its rights under this Agreement, comply with the specifications, standards and directions relating to the Licensed Product as notified in writing by Kite from time to time and with all applicable laws, regulations and codes of practice, provided that such specifications, standards, and directions shall be reasonable and workable for the development, manufacturing, and commercialization of the Licensed Product in the Territory.

4.2
The Company shall promptly provide Kite with copies of material written and email communications, including also summary updates of important verbal communications, relating to Clinical Trial, manufacturing, supply chain and commercialization of the Licensed Product, with any regulatory, industry or other authorities, in particular with the Medical Authority.

4.3
The Company shall not submit a package for the Licensed Product to obtain the Regulatory Approval (i) for launching Clinical Trial and (ii) for starting commercialized use in the Territory without Kite’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.4
The Company shall, on Kite’s request, provide Kite with details of any product complaints and adverse events it has received relating to the Licensed Product together with reports on the manner in which such complaints are being, or have been, dealt with, and shall comply with the terms and conditions set forth in the Pharmacovigilence Agreement which shall include standard terms and conditions and concluded between Kite and the Company prior to the first Clinical Trial of the Licensed Product.

5.	Development and Marketing

5.1
The Company shall not name Kite or any of its Affiliates (for the sole purpose of this Article 5.1, excluding the Company) as an entity responsible for any clinical trial for any Licensed Product in the Territory nor state or otherwise imply in any regulatory filing or other documentation relating to any clinical trial of any Licensed Product in the Territory (including, without limitation, any informed consent document) that Kite or any of its Affiliates has any responsibility or liability in connection with the conduct of such clinical trial, except for as required by any Governmental Authority.

5.2	The Company shall use its commercially reasonable efforts to launch, promote and sell the Licensed Product in the Territory.

6.	Improvements

6.1
Any Company Improvements made, discovered, invented or otherwise acquired by the Company arising out of or in relation to use of the Licensed Know-how and Licensed Product shall be immediately without delay notified to Kite by the Company.

6.2
The Parties agree that for Company Improvements related to the subject matter of the licenses under this Agreement, Kite and the Company shall jointly own and otherwise have right, title, and interest in such Company Improvements, including the right to research, study, make, use, sell, offer for sale (other than the prohibited use under this Agreement), and apply for registration of the know-how.

6.3	The Company shall hand over the Company Improvements related technical information to Kite within […***…] of the Company notification to Kite.

6.4
The Company, during the Term of this Agreement, shall have an exclusive commercial license to make, use, sell, and offer for sale, such Kite Improvements that are necessary, or, unless subject to Article 6.5, reasonable useful in the Territory and Field of Use, […***…].

6.5
If during the Term, Kite obtains control of any Intellectual Property Rights that are owned or controlled by a third party that are not necessary, but are reasonably useful for the development, manufacture, or commercialization of the Licensed Products in the Field of Use in the Territory, then Kite may bring such new Intellectual Property Rights to the attention of the Company in writing, including a description of such Intellectual Property Rights, and the Parties in good faith will discuss whether such new Intellectual Property Rights should be made available for use by the Company pursuant to this Agreement for the development, manufacture or commercialization of Licensed Products in the Field of Use in the Territory. Kite will […***…]

[…***…]. The Parties will discuss the rationale of including the new Intellectual Property Rights and the proposed payment allocation. If the Parties agree in writing on the economic terms for the allocation of payments for such new Intellectual Property Rights, then such new Intellectual Property Rights shall thereafter be included in the Kite Improvements. If the Company concludes that such new Intellectual Property Rights should not be licensed pursuant to this Agreement or the Parties cannot agree on the economic terms for the allocation of the payments in connection therewith, then such Intellectual Property Rights shall not be included in the Kite Improvements.

6.6	Kite shall hand over the Kite Improvements related technical information to the Company within […***…] of the Kite notification to the Company.

7.	Capital Contribution

7.1
Based on (i) original copy of the Valuation Report which is attached to this Agreement as Schedule 2, and (ii) a Capital Contribution Agreement concluded between Kite and Fosun, which is attached to this Agreement as Schedule 3, by signing this Agreement, both Parties agree that Kite has fulfilled its capital contribution obligation under Article 7.4(a) of the JV Contract.

7.2	Taxes
[…***…]. The Company shall be responsible for reporting and […***…] to the proper tax authority at its own cost, applying the correct amount and in a timely manner. The Company shall indemnify Kite against any liability or expense incurred by Kite as a result of not fulfilling any tax obligation relating to any payment under this Agreement. The Company shall send evidence of the tax obligation, together with proof of tax payment, to Kite within […***…] following that tax payment to enable Kite to support a claim (if permissible) for income tax credit in respect of any amount so levied. The Company shall cooperate with Kite in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time. Kite shall cooperate with the Company to comply with any requirement from the tax authority.

8.	Protection of the Intellectual Property Rights

8.1	The Company shall immediately notify Kite in writing, giving full particulars, if any of the following matters come to its attention in the Territory:

(a)	any actual, suspected or threatened unauthorised disclosure, misappropriation or misuse of the Licensed Know-how;

(b)	any claim made or threatened that commercialization of the Licensed Product infringes third party rights;

(c)	any other form of attack, charge or claim which may affect performance of the license under this Agreement.

8.2	In respect of any of the matters listed in Article 8.1:

(a)	Kite shall, in its absolute discretion, decide what action, if any, to take, provided that such action or inaction shall not cause any material adverse effect on the Company;

(b)	Kite shall have exclusive control over, and conduct of, all claims and proceedings;

(c)	Kite shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account;

(d)	the Company shall not make any admission other than to Kite and shall at the Kite’s expense provide Kite with all assistance that it may reasonably require in the conduct of any claims or proceedings.

8.3	The Company agrees not to commence any infringement actions in respect of any of the matters listed in Article 8.1, unless otherwise agreed in writing by Kite, or according to Article 8.4.

8.4
If any third party infringement of any of the Licensed Know-how or any Intellectual Property Rights pertaining to the Licensed Product in the Territory interferes materially in the Company’s business of the Licensed Product and Kite decides not to commence infringement actions by itself, prior to commencing any action in connection therewith, the Company shall consult with Kite and consider Kite’s recommendations regarding such action. Subject to receiving advice from experienced patent counsel that infringement proceedings stand a reasonable chance of success, the Company shall be entitled to commence proceedings at its own cost and retain all related recoveries, and may require Kite to give the respective authorization to such proceedings and provide reasonable assistance.

8.5	The provisions of this Article 8 shall survive the termination or expiry of this Agreement.

9.	Confidentiality

9.1	During the Term and within […***…] after expiry or termination of this Agreement, the Company shall:

(a)
maintain the confidentiality of all Intellectual Property Rights, Licensed Know-how, and any other information (whether or not technical) or method provided to the Company or its Affiliates by, or on behalf of Kite, either preparatory to, or as a result of, this Agreement, and terms and conditions of this Agreement (collectively, “Confidential Information”);

(b)	not use the Confidential Information for any purpose except for the purpose of exercising or performing its rights and obligations under this Agreement;

(c)
not disclose the Confidential Information to any third party or any of its Affiliates, including its or its Affiliate's directors, officers, employees, advisors and agents, except to those who are associated with the Company's business operation and the Confidential Information is only disclosed on a strict "must-know" basis, provided that the Company has requested the recipient to conclude a similar confidentiality commitment before disclosure.

9.2
The Company shall advise its directors, officers, employees, advisors, agents and those of its Affiliates, who receive any Confidential Information of the existence and importance of complying with the obligations set forth in Article 9.1, and require such persons to sign a confidentiality undertaking in a form acceptable to Kite. The Company shall be jointly and severally liable for breach of the confidentiality liability of its Affiliate, their directors, officers, employees, advisors and agents.

9.3
The Company shall formulate rules and regulations to cause its directors, officers, employees and agents to also comply with the confidentiality obligations set forth in this Article 9. All directors, officers, employees, advisors and agents having access to Confidential Information shall be required to sign a confidentiality undertaking in a form acceptable to Kite.

9.4	The provisions of Article 9.1 shall not apply to Confidential Information that can be proven:

(a)	to be known by the Company by written records made prior to disclosure by Kite or the Effective Date, whichever is earlier;

(b)	is or becomes public knowledge otherwise than through a breach of this Agreement;

(c)	was obtained by the Company from a third party having no obligation of confidentiality with respect to such Confidential Information; or

(d)
is required by laws, regulations, stock exchange rules, or by order of any competent court or Governmental Authority to be disclosed, provided that it gives Kite prior notice of such disclosure and takes into account the reasonable requests of Kite in relation to the content of such disclosure.

9.5
The Company will not be entitled to claim that a Confidential Information had already been known to it or was rightfully obtained from a third party, if the Company fails to inform Kite in writing (by stating the relevant circumstances) of its prior knowledge of the Confidential Information or of the rightful obtaining of the Confidential Information from a third party within a period of […***…] after the particular Confidential Information was known by, disclosed to or obtained by the Company.

9.6
Each Party shall have the right to issue a press release to announce the execution of this Agreement as approved in writing by the other Party, which shall not be unreasonably withheld by the other Party.

9.7	The provisions of this Article 9 shall remain in force notwithstanding expiry or earlier termination of this Agreement.

10.	Non-compete

10.1	During the Term and for an additional […***…] thereafter if terminated due to a breach of this Contract by Kite, Kite shall not:

(a)	grant any commercial use right, exclusive or non-exclusive for the Licensed Product in the Territory in the Field of Use, to any third party regarding the Licensed Know-how; and

(b)
conduct any research, development, manufacturing or other clinical or commercial activities for the Licensed Product with the Licensed Know-how (or with any other technology) in the Territory in the Field of Use, except as otherwise mutually agreed by the Parties in writing.

For the avoidance of doubt, any Passive Investment by Kite or any of its Affiliates shall not be considered as a breach of this Article 10.1.

10.2
During the Term and for an additional five (5) years thereafter if terminated due to a breach by the Company, the Company shall not and shall use its reasonable best efforts to cause its Affiliates, not to own or operate any business engaging T cell immunotherapy except as mutually agreed by the Parties in writing. For avoidance of doubt, the concept of "own" shall mean any type of actual control of a business by way of equity control, control of the board of directors, control of the management board, control by a variable interest entity, etc.

11.	Right to Swap
In the event that any U.S. FDA Approval for KTE-C19 in the US is not completed by […***…] and no Regulatory Approval in the Territory either, the Company may request to swap KTE-C19 with another Kite Product available in the Territory, subject to the same terms and conditions under this Agreement, by providing written notice to Kite by […***…]. For avoidance of doubt, any product which commercialized by Kite in the Territory, and which has been rejected by the Company in the exercise of the first right of refusal according to the JV Contract, shall not be raised by the Company for the swap purpose herewith.

12.	Additional Obligations of the Company

12.1	The Company shall:

(a)	be responsible to register this Agreement with the competent authority for administration of technology import contract registration in the Territory, if required by law.

(b)	ensure to provide safe and compliant premises for the Licensed Product regarding Clinical Trial and commercialized operation;

(c)
obtain at its own expense all licenses, permits, filing and consents necessary for the Clinical Trial and commercialization of the Licensed Product in the Territory, and promptly supply copies of all of these to Kite and such further information as Kite may reasonably require;

(d)	perform its obligations in connection with the commercialization of the Licensed Product with all due skill, care and diligence including good industry practice;

(e)	only make use of the rights granted under this Agreement for the exact and sole purpose of carrying out the commercial operation as described and authorised in this Agreement;

(f)	comply with all regulations and practices in force in the Territory to safeguard Kite’s rights in the Licensed Know-how and Licensed Product.

12.2	The Company shall not, directly nor indirectly, assist any third party including its Affiliates in diminishing the rights of Kite in the Licensed Know-how and Licensed Product.

12.3
The Company acknowledges and agrees that the exercise of the license granted to the Company under this Agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the Territory, and the Company understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

13.	Additional Obligations of Kite

13.1
Kite shall use its reasonable efforts to assist the Company to register this Agreement with the competent authority for administration of technology import contract registration in the Territory, if required by law.

13.2
Kite acknowledges and agrees that the exercise of the license granted to the Company under this Agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the Territory or any other jurisdiction, and Kite understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

13.3
Kite hereby represents and warrants to the Company that it has full power and authority to grant the licenses herein granted, without the consent of any other party, and, to Kite’s knowledge, without infringing any third party’s rights.

13.4
Kite and its Affiliates represents and warrants that it has not entered into any agreement with any third party which is in conflict with the rights granted to the Company in the Territory and pursuant to this Agreement. For clarity, under this Agreement, Kite is not granting any sublicense to any agreement between Kite and a third party.

13.5
Kite and its Affiliates represents that, as of the Effective Date, it is not aware of any patents, patent applications, trademarks, trademark applications, or other intellectual property rights belonging to third parties and covering, in whole or part, the practice of the Licensed Know-how and Licensed Product in the Field of Use in the Territory as contemplated herein.

13.6
Kite represents that the Schedule 1 shall contain enabling Know-how that to Kite’s knowledge, and together with the licensed Technical Information under the Technology License Agreement, represents all of the material information that Kite has control of that is necessary or reasonably useful for the development, manufacturing, and commercialization of the Licensed Product in the Chinese Market, and all the Licensed Know-how as provided to the Company shall be true, accurate and not misleading in all material respects.

14.	Assignment

14.1	The Company shall not assign, transfer, mortgage, charge or deal in any other manner of its rights and obligations under this Agreement without the prior written consent of Kite.

14.2
Kite shall not assign, transfer, mortgage, charge or deal in any other manner of its rights and obligations under this Agreement without the prior written consent of the Company, except for an assignment by Kite under a Kite Sale or to a Kite Affiliate, provided however that Kite may assign this Agreement to a third party or Kite Affiliate which is capable of performing the duties and obligations under this Agreement.

15.	Duration and Termination

15.1
This Agreement shall come into force on the Effective Date and shall continue in full force and effective for a period of twenty (20) years from the Effective Date, unless terminated earlier in accordance with Article 15.2 or Article 15.3 (“Term”).

15.2	Both Parties may mutually agree to terminate this Agreement by concluding a mutual termination agreement.

15.3
Without prejudice to any rights and remedies that have accrued under this Agreement, any Party may terminate this Agreement immediately by giving a […***…] written notice to the other Party if any of the following circumstances occurs:

(a)	the other Party commits a material breach of this Agreement and (if such breach is remediable) fails to remedy that breach within a […***…] grace period;

(b)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the liquidation and early dissolution of the other Party;

(c)	the other Party is declared bankrupt or insolvent in accordance with law;

(d)	the other Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

(e)	the JV Contract is terminated;

(f)	Either Party is unable to perform this Agreement due to the change of laws and regulations.

15.4
Notwithstanding any of the foregoing, for so long as Kite owns at least 40% of the equity of the Company, the termination rights as provided in this Article 15.3 shall be conditioned upon the termination of the JV Contract, except for Article 15.3(e) or as mutually agreed by both Parties.

16.	Effect of Termination

16.1	On expiration or termination of this Agreement for any reason and subject to any express provisions set out elsewhere in this Agreement:

(a)
All rights and licenses granted pursuant to this Agreement shall cease and the Company shall not thereafter use, manufacture, advertise, sell or otherwise dispose of any Licensed Know-how and Licensed Product in the Territory or elsewhere;

(b)	The Company shall be responsible in the cancellation of any registration and licenses registered pursuant to this Agreement and according to law;

(c)
Within […***…] after the date of expiration or termination, the Company shall hand back to Kite, or at Kite’s request, destroy, at no cost to Kite all the information (whether or not technical) of a confidential nature communicated to it by Kite. The Company shall not retain copies of any such information required to be handed back to Kite or destroyed. The Company shall furnish to Kite satisfactory evidence of such destruction;

(d)	The Company shall provide Kite with copies of all Company Improvement and, at Kite’s cost, such further information as is reasonably requested by Kite; and

(e)	The Company shall stop using in any manner the names for the Licensed Product as provided under this Agreement or pursuant to the Trademark and

Name License Agreement to be concluded between the Kite and the Company.
For the avoidance of doubt, Article 16.1(d) shall not apply in case of termination by the Company due to material breach of Kite.

16.2
The expiry or termination of this Agreement, for any reason, shall not affect any provision of this Agreement which is expressed to survive or operate in the event of expiry or termination, and shall be without prejudice to any rights of either Party which may have accrued to the date of such expiry or termination.

17.	Force Majeure
Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from Force Majeure. In such circumstances the affected Party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for […***…], the Party not affected by such event may terminate this Agreement by giving a […***…] written notice to the affected Party.

18.	Liability, Indemnity and Insurance

18.1
The Company shall indemnify Kite against any and all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other professional costs and expenses) suffered or incurred by Kite arising out of any breach by the Company of the terms of this Agreement.

18.2
Kite shall indemnify the Company against any and all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other professional costs and expenses) suffered or incurred by the Company arising out of any breach by Kite of the terms of this Agreement. Notwithstanding anything to the contrary herein, other than for indemnification obligations relating to third party claims, breaches of confidentiality, intentional torts, intentional violations of law, gross negligence or intentional misconduct, Kite shall not be liable to the Company for any indirect, special, incidental, punitive, exemplary, lost profit, cover, or consequential damages arising out of or resulting from this Agreement, even if aware of the possibility of such damages.

18.3
The Company shall, at its expense, carry product liability and comprehensive general liability insurance coverage of an amount adequate to support its liabilities under this Agreement. The Company shall ensure that such insurance policy names Kite and Fosun as co-insured with the Company and remains in effect throughout the duration of this Agreement and for a period of […***…] after termination or expiry of the Agreement, and shall supply Kite with a copy of such policy on request.

18.4	Nothing in this Agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by any Party's gross negligence, fraud or breach of criminal laws.

18.5
Without prejudice to any other rights or remedies that any Party may have, each Party acknowledges and agrees that damages alone may not be an adequate remedy for any breach of the terms of this Agreement by itself. Accordingly, each Party shall be entitled to the remedies of injunction, specific performance or other discretionary relief for any threatened or actual breach of the terms of this Agreement.

19.	Governing Law and Dispute Settlement

19.1	The formation, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

19.2
In the event of any dispute arises between the Parties out of or in relation to this Agreement, including any dispute regarding its existence, validity, interpretation, performance, breach or termination, the Parties shall attempt in the first instance to resolve such dispute through amicable means.

19.3
If the dispute has not been resolved by amicable means within […***…] after either Party has given written notice to the other Party requesting the commencement of such consultation, then the dispute shall be submitted to the discussion between CEOs of both shareholders of the Company, in line with Article 33.2 of the Company's JV Contract.

19.4
If the dispute is still not resolved within […***…] upon the CEOs discussion in above 18.3, then either Party may submit the dispute to the Hong Kong International Arbitration Center (“HKIAC”) for arbitration in accordance with its then applicable arbitration rules. The arbitration shall be conducted by three (3)

arbitrators appointed in accordance with the said arbitration rules and in accordance with the following directions:

(a)	The arbitration proceedings shall be conducted in English and the arbitration tribunal shall refer to the English version of this Agreement only;

(b)	all arbitrators shall be fluent in English;

(c)	the arbitration proceedings shall be administered by HKIAC in Hong Kong and the seat of arbitration as well as the place of hearings and other procedural steps shall be Hong Kong;

(d)	The losing Party shall bear, in proportion to the percentage it has lost the case, the arbitration costs and other Party's reasonable attorney fees.

19.5
The Parties hereby agree that any arbitration award rendered in accordance with the provisions of this Article 18 shall be final and binding upon the Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over any Party against which the award has been rendered, or where the assets of such Party is located.

19.6
In any arbitration proceedings, any legal proceedings to enforce the arbitration award, or any other legal proceedings between the Parties pursuant to or relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

19.7
Upon submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Agreement, except for any matters related to the dispute in arbitration.

20.	Miscellaneous

20.1	Waiver
To the extent permitted by PRC law, the failure or delay on the part of a Party to exercise a right, power or privilege under this Agreement and any contracts attached as Appendices hereto shall not operate as a waiver thereof, nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof, unless explicitly otherwise regulated herein.

20.2	Binding Effect and Amendments

This Agreement is made for the benefit of the Parties and their respective lawful successors and assignees. No amendment or other modification of this Agreement shall in any event be effective unless the same is made in writing and signed by an authorized representative of each Party. To the extent required by law, the effectively amended Agreement shall be submitted to the relevant Governmental Authorities for filing and/or registration.

20.3	Severability
If any part of this Agreement shall become or be declared void or invalid by virtue of law or government order or court decision, the remaining parts shall remain valid and this Agreement shall be fulfilled by the Parties in accordance with its general principles, and the void or invalid provision(s) shall be replaced by such valid provision(s) agreed to by the Parties as closest reflecting the economic intentions of the Parties at the time of signing this Agreement.
20.7    Language
This Agreement is executed in English language in four (4) originals each (at least one (1) for Kite and one (1) for the Company and the remaining two (2) originals for submission to the Governmental Authorities, where necessary Chinese translation shall be prepared for this Agreement.
20.8    Entire Agreement
This Agreement and the Appendices attached hereto together constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and they together supersede all prior discussions, negotiation and agreements between the Parties.
20.9    No Partnership or Agency
Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute either Party the agent of the other Party, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.
20.10    Notices
Any notice or written communication provided for in this Agreement by each Party to the other shall be made in English by courier service delivered letter, email, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be deemed to be […***…] after the letter is given to the courier service in the case of a courier service delivered letter and […***…] days after dispatch of an E-mail, unless an earlier delivery date can be evidenced. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

(a)	Kite
KP EU C.V.
190 Elgin Avenue, George Town,
Grand Cayman KY1-9005, Cayman Islands
E-mail: legal@kitepharma.com

(b)	The Company
Fosun Pharma Kite Biotechnology Co., Ltd.
2/F, Pilot Building, No.222 Kangnan Road, China (Shanghai) Pilot Free
Trade Zone, Shanghai 201203, PRC
E-mail: qiyy@fosunpharma.com

This Agreement has been duly signed by the Parties as follows:
KP EU C.V.
By:         Intertrust Directors (Cayman) Ltd.
Name:     Padraig Hoare
Title:         Authorized Signatory
Signature:     /s/ Padraig Hoare
and
Name:         Julie Hughes
Title:         Authorized Signatory
Signature:     /s/ Julie Hughes
Fosun Kite Biotechnology Co, Ltd. (Chop)
By
Name:         Richard Liqun Wang
Title:         Legal Representative
Signature:    /s/ Richard Liqun Wang

Schedule 1
List of Licensed Know-how
•    […***…]

Schedule 2
Valuation Report
Valuation report
KTE-C19 related exclusive license
to be contributed by KP EU C.V.
Reference No:    H.W.P.B.Z. (2017)
No.001
Shanghai Huwei Assets Valuation Co., Ltd.
January 5, 2017

Important message to any person not authorized to have access to this report
Any person who is not Kite Pharma Inc. (“Kite”, ”you” or the “Engaging Party”) or who has not signed and returned to Shanghai Huwei Assets Valuation Co., Ltd. (“we” or “Huwei”) a waiver letter is not authorized to have access to this report.
Should any unauthorized person obtain access to and read this report, by reading this report and making use of its contents, such person accepts and agrees to the following terms:
The reader of this report understands that the work performed by Huwei was performed in accordance with the terms of engagement agreed between Kite and Huwei, and the work was performed exclusively for target audience’s sole benefit and use. The basis of preparation of the attached report is discussed in the important notice on page 2.
The reader of this report acknowledges that this report was prepared at the requirements of target audience, which is responsible for determining whether relevant terms and the report consider all aspects that may be relevant to target audience’s needs. The report reflects the specific information requirements of target audience and may not consider all aspects that may be relevant for the needs of the reader. The report shall thus not be regarded as suitable for use by any person or persons other than target audience.
The reader of this report acknowledges that we carried out our work subject to our terms of business as agreed in our engagement letter dated November 18, 2016 (the “Engagement Letter”) and the variation letter signed on January 1, 2017 (“Variation Letter”). The terms of business contain, inter alia, clauses that limit Huwei's liability towards such amount as agreed in our Engagement Letter. We point out that the possible risk in connection with this report may be higher than the maximum liability as stated within our Engagement Letter.
The reader of this report acknowledges that a party (including the addressee's legal and other professional advisers) other than the addressee may only rely on this report if it has executed a formal letter of reliance with Huwei. If the reader has not executed a formal letter of reliance with Huwei, we (including the legal representative, chief valuer, public valuers and other valuation practitioners who possess professional valuation knowledge):

—	owe the reader no duty (whether in contract or in tort or under statute or otherwise) with respect to or in connection with the report or any part thereof;

—
will have no liability to the reader for any loss or damage suffered or costs incurred by the reader or any other person arising out of or in connection with the provision to the reader of the report or any part thereof, however the loss or damage is caused, including, but not limited to, as a result of negligence but not as a result of the fraud or dishonesty of Huwei.

Important Notice
Kite, through one of its subsidiaries, KP EU C.V. (“KP EU” or the “Owner of Target Assets”), is contemplating to contribute an exclusive license to commercialization of KTE-C19, and relevant know-how for the purposes of commercialization of KTE-C19 in China mainland, Hong Kong and Macao (the “Subject” or the “Exclusive License”) to setup a joint venture (“JV”) (the “Proposed Transaction”). Kite, as the engaging party, engaged us to estimate the market value of the Subject as at December 31, 2016 (the “Valuation Date”).
We attach the valuation report in English in accordance with the Engagement Letter and its Variation Letter. The Engagement Letter (and the Variation Letter) is contained in Appendix 1. Please note this document is an English-language translation of the Chinese valuation report, prepared for your reference only. In the event of conflict of meaning between the English and Chinese versions, the Chinese version shall prevail.
Our work commenced on November 18, 2016 and was completed on January 5, 2017. We have not undertaken the responsibility to update our report for events, circumstances or information provided after that date. Notwithstanding this, we reserve the right, should we consider it necessary, to revise our estimate of market value in light of any information which existed at the Valuation Date but which becomes known to us subsequent to the date of this report.
In performing the valuation analysis, the information we used was primarily provided by the management of Kite and KP EU (the “Management”). We do not assume any responsibility or liability for the reliability of the information which shall be held by the Management. Details of our principal information sources are set out in the report and we have satisfied ourselves, so far as possible, that the information presented in our report is consistent with other information that was made available to us in the course of our work in accordance with the terms of our Engagement Letter.
This engagement is not an assurance engagement conducted in accordance with any generally accepted assurance standards and consequently no assurance opinion is expressed.
We must emphasize that the realization of any prospective financial information set out within our report is dependent on the continuing validity of the assumptions on which it is based. The assumptions will need to be reviewed and revised to reflect such changes in trading patterns, cost structures or the direction of the business as they emerge. We accept no responsibility for the realization of any prospective financial information. Actual results are likely to differ from those shown in the prospective financial information because events and circumstances frequently do not occur as expected, and the differences may be material.
Except as otherwise provided by applicable law, this valuation is solely for your own use, on a confidential basis, in connection with the purpose mentioned earlier, and is not to be quoted or referred to, in whole or in part, in any other connection without our prior written consent in each specific instance. We do not assume responsibility or liability for losses incurred by any party whatsoever as a result of the circulation, publication, reproduction or use of this report contrary to the provisions of this term.
Statement by the valuation professionals
Kite, through one of its subsidiaries, KP EU, is contemplating to contribute the Exclusive License to a to-be-setup JV. Kite engaged us to estimate the market value of the Subject as at December 31, 2016. As the valuation professionals (including public valuers and other valuation practitioners who possess professional valuation knowledge and practice experience) who execute this engagement, we declare the following:

—
We comply with the related laws, regulations and “Asset Valuation Guidelines of the People’s Republic of China” (“PRC Asset Valuation Guidelines”), and abide by the principles of independence, objectivity and impartiality. The contents of our valuation report are objective, and we are responsible for the reasonableness of the valuation conclusion based on the information obtained in the course of our valuation work.

—
The “Valuation Data Pack Provided to Valuation Professionals” as provided by the Owner of Target Assets is confirmed by the Owner of Target Assets through signing or stamping on each page of such pack. It is the Owner of Target Assets’ responsibility to ensure the information provided are authentic, legitimate, and complete. It is your responsibility and responsibility of any other involved party who might have access to this report to use this report appropriately.

—
We have no existing or prospective interest in the Subject as stated in this report, nor with any involved party that are stated in this report. We are not biased for or against any involved party that are stated in this report.

—
We did not perform site inspection of the Subject and involved assets as stated in the valuation report. We have given the necessary attention to the legal ownership of the Subject and involved assets and verified the corresponding legal documentations. We disclosed our findings faithfully in this valuation report. In order to satisfy the requirements of issuing the report, we have requested the client and involved parties to complete necessary procedures to make the legal ownership uncontroversial.

—
Our analysis, judgments and conclusion are limited by the assumptions and conditions as stated in this report. The readers should consider the information stated in Section IX and XI of this report and their impact to the valuation conclusion.

—
Our work is to analyze, estimate and present our professional opinions on the market value of the Subject as at the Valuation Date. We do not accept responsibility of the decision made by the Engaging Party and involved parties, and the valuation conclusion only acts as a reference rather than as the guarantee of the realizable price.

Contents
Abstract of Valuation Report    6
Valuation Report    7

I.	The Engaging Party, the Owner of Target Assets and other users
of the valuation report as agreed    7

II.	Purpose of valuation 8

III.	Subject and scope of valuation 8

IV.	Value definition 9

V.	Valuation Date 10

VI.	Basis of valuation and sources of information 10

VII.	Valuation methodologies 12

VIII.	Implementation of valuation procedures 13

IX.	Valuation assumptions 14

X.	Valuation conclusions 15

XI.	Special notes to the reader 16

XII.	Restrictions on the use of this report 17

XIII.	Report date 18
Appendix19

Abstract of Valuation Report
KTE-C19 related exclusive license to be contributed by KP EU C.V.
Reference No: H.W.P.B.Z. (2017) No. 001
[…***…]

Valuation Report
KTE-C19 related exclusive license to be contributed by KP EU C.V.
Reference No: H.W.P.B.Z. (2017) No. 001
[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…] .
[…***…]
[…***…]

[…***…]
I.    Report date
Report date is January 5, 2017.

Legal representative: Faye Fei

Public valuer: Faye Fei

Public valuer: Doris Liu
Shanghai Huwei Assets Valuation Co., Ltd.
January 5, 2017

Appendix
Contents
Appendix 1:    Copy of the supporting document for the Proposed Transaction and purpose of valuation

—	Copy of Engagement Letter (and Variation Letter)
Appendix 2:    Copy of the Engaging Party’s and the Owner of Target Assets’ corporate business licenses
Appendix 3: Copy of the legal ownership documents

—	Platform Contribution Transaction Agreements (2015 and 2017);

—	Amendment No 1, 2 and 3 to 2015 Platform Contribution Transaction Agreement; and

—	Amended and Restated Research And Development Cost Sharing Agreement
Appendix 4: Representation letters of the Engaging Party and the Owner of Target Assets
Appendix 5: Signed original representation letter of the public valuers
Appendix 6:     Qualification of Huwei
Appendix 7:    Copy of Huwei’s business license
Appendix 8:    Copy of certificates of the public valuers
Appendix 9:    Standard Valuation Schedules

Schedule 3
Format of Capital Contribution Agreement
Party A: Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.
Party B: KP EU C.V.
Party A and Party B are shareholders of the Sino-foreign joint venture Fosun Pharma Kite Biotechnology Co., Ltd. (“JV”). Both parties hereby agree that, the JV shall use the exclusive license from Party B to the JV for commercialization of KTE-C19 in the Territory as defined and described under the Product and Know-how License Agreement concluded between Party B and the JV.
According to a Valuation Report issued by [valuation firm] on [date], such exclusive license is evaluated to have a market value of [ ... ]. Based on such and the signed Product and Know-how License Agreement, both Parties agree that the exclusive license under the Product and Know-how License Agreement shall be the capital contribution from Party B to the JV, at an amount of USD […***…] (USD […***…]).
By signing the Product and Know-how License Agreement, Party B has fulfilled its capital contribution obligation under the respective Joint Venture Contract, and the JV shall arrange for a capital verification report to be issued by a licensed CPA in China.
Party A:    Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.
By
Name: [...]
Title: [...]
Signature:

Party B:    KP EU C.V.
By
Name: [...]
Title: [...]
Signature:

Appendix 2
TECHNOLOGY LICENSE AGREEMENT

between
KP EU C.V.
and
Fosun Pharma Kite Biotechnology Co., Ltd.

1.	Definitions 4

2.	License 7

3.	Deliver Technical Information 7

4.	Provision of Technical Assistance 8

5.	Quality Control and Data Exchange 8

6.	Development and Marketing 9

7.	Improvements 9

8.	Fees 10

9.	Protection of the Intellectual Property Rights 14

10.	Confidentiality 15

11.	Non-compete 17

12.	Right to Swap 18

13.	Additional Obligations of the Company 18

14.	Additional Obligations of Kite 19

15.	Assignment 21

16.	Duration and Termination 21

17.	Effect of Termination 22

18.	Force Majeure 23

19.	Liability, Indemnity and Insurance 23

20.	Governing law and dispute resolution 24

21.	Miscellaneous 25

Schedule 1: List of KTE-C19 Licensed Patents
Schedule 1: List of KTE-C19 Licensed Data
Schedule 3: NIH Agreement

This License Agreement (the “Agreement”) is effective as of April 27th, 2017 by and between:

(1)
KP EU C.V., a limited partnership that is governed by the laws of The Netherlands, having its registered seat at Amsterdam, the Netherlands and its business address at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, registered with the Dutch trade register under number 64185958 (“Kite”).

(2)
Fosun Pharma Kite Biotechnology Co., Ltd.
a limited liability company organized and existing under laws of the People’s Republic of China whose registered office is at No.222 Kangnan Road, Shanghai 201203, PRC. (the “Company”).

(Kite and the Company are hereinafter referred to individually as a “Party” and collectively as the “Parties”)
Preambles
WHEREAS, the Company is a joint venture established by Kite and Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (“Fosun”) in the pursuit of successful commercialization of KTE-C19 and potentially additional cancer immunotherapy products in the Territory (as defined below).
WHEREAS, Kite is in possession of certain technology pertaining to the Clinical Trial (as defined below), manufacturing, using, distribution, selling, promotion, marketing and otherwise commercialization of the Licensed Product (as defined below).
WHEREAS, Kite and the Company have concluded a Product and Know-how License Agreement for the exclusive commercial use right of KTE-C19 in the Territory (as defined below) and commercialization of KTE-C19 relies on a series of related enabling patents and data, which should be subject to a separate license arrangement between the Parties.
WHEREAS, Kite has agreed to grant, and the Company has agreed to purchase an exclusive license to such enabling patents and data in the Territory (as defined below), subject to certain terms and conditions.
NOW THEREFORE, in consideration of the mutual promises of the Parties, and for good and valuable consideration, it is agreed by and between the Parties as follows:

1.	Definitions
Unless otherwise provided herein, the capitalized terms used in this Agreement shall have the same meanings as defined in the JV Contract. For the purposes of this Agreement the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein.
1.1    “Affiliate” means, for the purpose of this Agreement, mean, as to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, where “control” means (i) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (ii) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.
1.2    “Clinical Trial” means clinical research, studies and experiments on human participants for the purpose of examining the safety and efficacy of investigational pharmaceutical products, and as a precondition for a license application.
1.3    “Company Improvements” means any improvement, enhancement or modification to the technology that is the subject of or in relation to the Licensed Technology, Licensed Patents, the Licensed Data and/or the Licensed Product and made, discovered, invented or otherwise acquired by the Company.
1.4    “Confidential Information” has the meaning set forth in Article 10. 1 (a).
1.5    “Effective Date” means the date when this Agreement is signed by both Parties and become legally effective.
1.6    “Field of Use” means engineered autologous T-cell therapy for the treatment of cancer.
1.7    “Fosun” means Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.
1.8    “Governmental Authority” means any governmental ministry, administration, agency or other public authority (and/or any branch of the foregoing), whether at the national, provincial, municipal or local level, or any official of the national or any provincial, municipal or local government in the respective country.
1.9    “Intellectual Property Rights” means patent rights, rights to inventions, utility models and applications, supplementary protection certificates, know-how and trade secrets, copyright and related rights, trade marks and services marks, trade names and domain names, rights in goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information, rights to apply for any related intellectual property right registration or certificate, rights to apply any of the above and any related improvements, renewals or extensions in commercial use, as well as rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world.
1.10    “JV Contract” means the Sino-foreign Co-operative Joint Venture Contract concluded between Kite and Fosun on January 10, 2017.
1.11    “Kite Improvements” mean any improvement, enhancement or modification to the Licensed Technology made, discovered, invented or acquired solely by Kite during the Term that is necessary or reasonable useful to develop, manufacture or commercialize the Licensed Product in the Field in the Territory and that is not subject to the approval of any third party for granting the Company with such right to use the Kite Improvements, provided that if such approval is required, Kite shall use its commercially reasonable efforts to obtain such approval.
1.12    “Kite Territory” means worldwide outside the Territory.
1.13    “Licensed Data” means any and all Licensed Product related commercialization enabling data including pre-clinical data, Clinical Trial data, analytical and quality control data, stability data and other manufacturing data, controlled by Kite and necessary in the manufacture, sale or use of the Licensed Product and listed in Schedule 2 of this Agreement or provided pursuant to the Technical Service Agreement, any Company Improvements and any Kite Improvements relating to any of the foregoing.
1.14    “Licensed Patents” means the patents and patent applications related to the enabling items of the Licensed Product, including registered patents and patent applications in the Territory, any divisionals, continuations, reissues, re-examinations and the like, short particulars of which are set out in Schedule 1 to this Agreement.
1.15    “Licensed Product” means KTE-C19 or if swapped pursuant to Article 12, the swapped Kite Product, the exclusive commercial rights of which has been granted by Kite to the Company under the Product and Know-How License Agreement entered into by Kite and the Company as of __________, 2017.
1.16    “Licensed Technology” means any technical information and data licensed or transferred from Kite to the Company in connection to this Agreement, including but not limited to the Licensed Patents, Licensed Data and Licensed Product.
1.17    “Medical Authority” means the National Health and Family Planning Commission of the PRC, the China Food and Drug Administration (CFDA) or any other competent authorities (including any of their competent branches) which have the power to approve the Clinical Trial or commercialization of the Licensed Products in the Territory.

1.18    “Net Sales” means with respect to any Licensed Product, the gross sales price of such Licensed Product invoiced by the Company, its Affiliates, sub-licensees or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Licensed Product) in bona fide arms-length transactions, less, […***…] such Licensed Product. If any sales of Licensed Products are made in transactions that are not at arm’s length, the gross amount for such Licensed Products to be included in the calculation of Net Sales […***…]. Net Sales shall be determined from the books and records of Company or its Affiliates or sub-licensees, maintained in accordance with U.S. generally accepted accounting principles, consistently applied, or in the case of sub-licensees, such similar accounting principles, consistently applied.
1.19    “Regulatory Approval” means any and all approvals (including regulatory approval applications, supplements, amendments, and pre- and post-approvals, where applicable), licenses, registrations, filings or authorizations of any Medical Authority that are necessary for the commercialization of the Licensed Product in the Territory.
1.20    “Technical Information” means the information and data listed in Schedule 2.
1.21    “Technical Service Agreement” means the Technical Service Agreement concluded between Kite and the Company pursuant to the key terms and conditions stipulated under the JV Contract.

1.22    “Term” has the meaning set forth in Article 16.1.
1.23    “Territory” means, for the sole purpose of this Agreement, the mainland of People’s Republic of China, the Hong Kong Special Administration Region and the Macao Special Administration Region, but excluding Taiwan.
1.24    “US” means the United States of America.
1.25    “USD” means US Dollar, the lawful currency of the US.

2.	License
2.1    Technology License
Subject to the terms and conditions of this Agreement, Kite hereby grants to the Company an exclusive license to use the Licensed Patents and Licensed Data to enable the development, manufacturing, use, distribution, sale (and offer for sale or contract to sell), promotion, marketing, and otherwise commercialization of the Licensed Product in the Field of Use in the Territory.
2.2    Retained Intellectual Property Rights
Except for the exclusive license as described in above 2.1, Kite shall own and retain all rights, title and interest in and to the Licensed Patents, Licensed Data and Licensed Product, including all Intellectual Property Rights therein. For avoidance of doubt, any rights not expressly granted under this Agreement shall be reserved to be the retained rights of Kite, unless otherwise consented to by Kite.
2.3    Sub-licensing
Without Kite’s prior written consent, the Company shall not grant any sub-licenses under this Agreement to any third party or Fosun or any Affiliates of Fosun for any use of the Licensed Technology.
2.4    Nothing in this Agreement shall constitute any representation or warranty regarding the safety, efficacy or quality of the Licensed Product in the Territory of the Licensed Patents or Licensed Data.

3.	Deliver Technical Information
3.1    Within […***…] after the Company has fully paid the entrance fee pursuant to Article 8, Kite shall provide access to the Company of the Technical Information on the list of Technical Information in the Schedule 2 to this Agreement, except the US Biologics License Application which shall be provided after U.S. FDA approval has been granted. For any delivery, the Company shall be responsible for the payment of all reasonable shipping cost within […***…] of an invoice from Kite.

4.	Provision of Technical Assistance
During the Term, Kite shall provide reasonable technical assistance, […***…] and according to the terms and conditions set forth in the Technical Service Agreement concluded between Kite and the Company, to enable the Company to exploit the license under this Agreement.
Each Party further undertakes that it will comply with any of its obligations under the Technical Service Agreement.

5.	Quality Control and Data Exchange
5.1    The Company shall, in exercising its rights under this Agreement, comply with the specifications, standards and directions relating to the Licensed Product as notified in writing by Kite from time to time and with all applicable laws, regulations and codes of practice, provided that such specifications, standards, and directions shall be reasonable and workable for the development, manufacturing, and commercialization of the Licensed Product in the Territory.
5.2    The Company shall promptly provide Kite with copies of material written and email communications, including also summary update of important verbal communications, relating to Clinical Trial, manufacturing, supply chain and commercialization of the Licensed Product, with any regulatory, industry or other authorities, in particular with the Medical Authority.
5.3    The Company shall not submit a package for the Licensed Product to obtain the Regulatory Approval (i) for launching Clinical Trial and (ii) for starting commercialized use in the Territory without Kite’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
5.4    The Company shall provide Kite with details of any product complaints and adverse events it has received relating to the Licensed Product together with reports on the manner in which such complaints are being, or have been, dealt with, and shall comply with the terms and conditions set forth in the Pharmacovigilence Agreement which shall include standard terms and conditions and concluded between Kite and the Company prior to the first Clinical Trial of the Licensed Product.

6.	Development and Marketing
6.1    The Company shall not name Kite or any of its Affiliates (for the sole purpose of this Article 6.1, excluding the Company) as an entity responsible for any clinical trial for any Licensed Product in the Territory nor state or otherwise imply in any regulatory filing or other documentation relating to any clinical trial of any Licensed Product in the Territory (including, without limitation, any informed consent document) that Kite or any of its Affiliates has any responsibility or liability in connection with the conduct of such clinical trial, except for as required by any Governmental Authority.
6.2    The Company shall use its commercially reasonable efforts to launch, promote and sell the Licensed Product in the Territory.

7.	Improvements
7.1    Any Company Improvements made, discovered, invented or otherwise acquired by the Company arising out of or in relation to use of the Licensed Patents and Licensed Data shall be immediately without delay notified to Kite by Company.
7.2    The Parties agree that for Company Improvements related to the subject matter of the licenses under this Agreement, Kite and the Company shall jointly own and otherwise have right, title, and interest in such Company Improvements, including the right to research, study, make, use, sell, offer for sale (other than the prohibited use under this Agreement), and apply for registration of the Intellectual Property Rights related thereto.
7.3    The Company shall hand over the Company Improvements related technical data to Kite within […***…] of the Company notification to Kite.
7.4    The Company, during the Term of this Agreement, shall have an exclusive commercial license to make, use, sell, and offer for sale, such Kite Improvements that are necessary, or, unless subject to Article 7.5, reasonable useful in the Territory and Field of Use, without the need to […***…], provided that […***…].
7.5    If during the Term, Kite obtains control of any Intellectual Property Rights that are owned or controlled by a third party that are not necessary, but are reasonably useful for the development, manufacture, or commercialization of the Licensed Products in the Field of Use in the Territory, then Kite may bring such new Intellectual Property Rights to the attention of the Company in writing, including a description of such Intellectual Property Rights, and the Parties in good faith will discuss whether such new Intellectual Property Rights should be made available for use by the Company pursuant to this Agreement for the development, manufacture or commercialization of Licensed Products in the Field of Use in the Territory. Kite will propose an equitable allocation of any non-product specific upfront payments, milestone payments or similar payments payable under such third party license for such new Intellectual Property Rights (including, for example, an upfront payment to access technology, milestone payments that are not product specific or are payable upon the first product to achieve the applicable milestone event, etc.). The Parties will discuss the rationale of including the new Intellectual Property Rights and the proposed payment allocation. If the Parties agree in writing on the economic terms for the allocation of payments for such new Intellectual Property Rights, then such new Intellectual Property Rights shall thereafter be included in the Kite Improvements. If the Company concludes that such new Intellectual Property Rights should not be licensed pursuant to this Agreement or the Parties cannot agree on the economic terms for the allocation of the payments in connection therewith, then such Intellectual Property Rights shall not be included in the Kite Improvements.
7.6    Kite shall hand over the Kite Improvements related technical data to the Company within […***…] of the Kite notification to the Company.

8.	Fees
8.1    Entrance Fee
Within […***…] after the Effective Date, the Company shall pay to Kite the sum of USD forty million (40,000,000) as entrance fee.
8.2    Milestone payments
Without prejudice to the entrance fee and the royalties agreed in this Agreement, the Company shall make the milestone payments set forth below to Kite within […***…] after achievement of each milestone event.

Milestone Event	Milestone Payment
(a) […***…]	USD […***…]
(b) […***…]	USD […***…]
(c) […***…]	USD […***…]
8.3    Royalties

Without prejudice to the entrance fee and milestone payments agreed in this Agreement, as of […***…], Kite shall be entitled to receive royalties equal to […***…] percent ([…***…]%) of the Net Sales of the Company.
8.4    Payment of royalty payments
The royalty payments are due and payable within […***…] after the financial report of the previous quarter has been approved by the Company’s board of directors. For purpose of calculating the payable amount, the financial figures in the Company’s reviewed quarterly report for the previous quarter shall apply.
8.5    Taxes

(a)
The Parties acknowledge that the Company may be legally required to withhold and remit a portion of the entrance fee, milestone payments, and royalties to the tax authority in the Territory as a tax, charge or duty. The Company shall be responsible for reporting and payment of all the taxes to the proper tax authority in the Territory at its own cost, applying the correct amount and in a timely manner. The Company shall indemnify Kite against any liability or expense incurred by Kite as a result of not fulfilling any tax obligation relating to any payment under this Agreement. The Company shall send evidence of

(b)
the tax obligation, together with proof of tax payment, to Kite within […***…] following that tax payment to enable Kite to support a claim (if permissible) for income tax credit in respect of any amount so withheld. The Company shall cooperate with Kite in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time.

(c)
The Parties agree that the entrance fee, milestone payments, royalties and any other sums payable under this Agreement are […***…]. For clarity, any taxes or levies which the tax authority in the Territory requires to be charged on any payments made by the Company to Kite under this Agreement shall be […***…].

Any other taxes imposed by the tax authority in Kite’s jurisdiction related to Kite’s charge under this Agreement shall be […***…]. Kite shall cooperate with the Company to comply with any requirement from the tax authority.
8.6    Payment Method
All payments under this Agreement shall be paid in cash in USD to the bank account to be designated in writing by Kite.
If the Company is prevented or blocked by a Governmental Authority in any country from making any payment due under this Agreement then the Company shall, within the prescribed period for making such payment, use its best endeavours to secure from any such authority permission to make such payment and shall make it within […***…] of receiving all the permission. If such permission is not received within […***…] of the Company making a request for such permission then, Kite and the Company shall negotiate in good faith for a solution, provided that if no solution is found and payment is not made within […***…] of the original payment due date, Kite may terminate this Agreement.
8.7    Late Payment

(a)
In the event of any delay in paying any sum due under this Agreement by the due date, for each day of delay in payment, the Company shall pay to Kite a liquidated damages equal to […***…] percent ([…***…]%) of the total overdue payment amount

(b)
In the event that the Company proves any delay in payment, as according to the reasonable judgement of the CEO of the Company, is caused by delay of the in charge tax authority, technology import contract registration authority, foreign exchange authority or any other Governmental Authorities, which is not attributable to the Company in failure to provide any legally required tax filing or foreign exchange administration related documentation, a reasonable grace period shall be given to the Company, of no more than […***…], during which the liquidated damages in above Article 8.7(a) shall not apply. In such case the Company shall proactively communicate with the related Governmental Authority and provide a solution, and Kite shall provide reasonable assistance that is necessary. For the avoidance of doubt, if such payment can’t be made within the abovementioned grace period due to the reason that is attributed to any Governmental Authority, then Article 8.6 shall apply.

(c)
In the event that the late payment of the entrance fee set forth in Article 8.1 is caused by Kite’s failure to provide a valuation report as according to Article 14.7 of this Agreement, the due date of such payment shall be extended by […***…]. If Governmental Authorities do not permit the entrance fee payment after delivery of the valuation report, the Parties shall in good faith work together to resolve the Governmental Authorities concerns over a […***…] following the delivery of the valuation report. During such period, the liquidated damages in above Article 8.7(a) shall not apply. If the full entrance fee can’t be made within the abovementioned grace period, then Article 8.6 shall apply. For clarity, in no event shall the entrance fee or any other payment due to Kite and set forth herein be adjusted due to the valuation or any Governmental Authority view of valuation.

8.8    File of payment records
The Company shall keep proper records and books of account showing the detailed information as are required to determine the payments due under this Agreement, and any other particulars Kite may reasonably require. All such books, records, and accounts shall be retained by the Company until (i) […***…] after the termination of this Agreement; or (ii) the expiration of the statutory retention periods as may be required by law, whichever is later. Such records and books shall be open during normal business hours to inspection and audit by Kite (or its authorised representative), who shall be entitled to take copies of or extracts from them. If such inspection or audit should reveal a discrepancy in the fees paid from those payable under this Agreement, the Company shall immediately make up the shortfall and reimburse Kite in respect of any professional charges incurred for such audit or inspection.
8.9    Third party royalties
The Company shall be responsible for […***…], which is attached to this Agreement as Schedule 3 — NIH Agreement. Third party royalty means […***…].
Upon Kite’s written notice of any payable third party royalties, […***…] shall settle such payment within […***…]. The payment related provisions in Articles 8.5, 8.6 and 8.7 shall apply to payment of any third party royalties.

9.	Protection of the Intellectual Property Rights
9.1    The Company shall immediately notify Kite in writing, with detailed particulars, if any of the following matters come to its attention in the Territory:

(a)	any actual, suspected or threatened infringement of any of the Licensed Patents;

(b)	any actual, suspected or threatened unauthorised disclosure, misappropriation or misuse of the Licensed Data;

(c)	any claim made or threatened that commercialization of the Licensed Product infringes third party rights;

(d)	any challenge to Intellectual Property Rights under the Agreement;

(e)	any other form of attack, charge or claim which may affect performance of the license under this Agreement.
9.2    In respect of any of the matters listed in Article 9.1:

(a)	Kite shall, in its absolute discretion, decide what action, if any, to take, provided that such action or inaction shall not cause any material adverse effect on the Company;

(b)	Kite shall have exclusive control over, and conduct of, all claims and proceedings;

(c)	Kite shall bear the out-of-pocket cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account;

(d)
The Company shall not make any admissions other than to Kite and shall at the Kite’s expense provide Kite with all assistance that it may reasonably require in the conduct of any claims or proceedings.

9.3    The Company agrees not to commence any infringement actions in respect of any of the matters listed in Article 9, unless otherwise agreed in writing by Kite, or according to Article 9.4.
9.4    If any third party infringement of any of the Licensed Patents or Licensed Data in the Territory interferes materially in the Company’s business and Kite decides not to commence infringement actions by itself, prior to commencing any action in connection therewith, the Company shall consult with Kite and consider Kite’s recommendations regarding such action. Subject to receiving advice from patent counsel that infringement proceedings stand a reasonable chance of success, the Company shall be entitled to commence proceedings at its own cost and retain all related recoveries, and may require Kite to give the respective authorization to such proceedings and provide reasonable assistance.
9.5    Nothing in this Agreement shall constitute any representation or warranty that:

(a)	any Licensed Patents are technically valid or commercially merchantable;

(b)	any Licensed Patents (if a patent application) will be approved or otherwise granted from the relevant competent patent office.
9.6    The provisions of this Article 9 (except for Article 9.4) shall survive the termination or expiry of this Agreement.

10.	Confidentiality
10.1    During the Term and within […***…] after expiry or termination of this Agreement, the Company shall:

(a)
maintain the confidentiality of all Intellectual Property Rights, Licensed Technology, Licensed Patents, Licensed Data, and any other information (whether or not technical) or method provided to the Company or its Affiliates by, or on behalf of Kite, either preparatory to, or as a result of, this Agreement, and terms and conditions of this Agreement (collectively, “Confidential Information”);

(b)	not use the Confidential Information for any purpose except for the purpose of exercising or performing its rights and obligations under this Agreement

(c)
not disclose the Confidential Information to any third party or any of its Affiliates, including its or its Affiliate’s directors, officers, employees, advisors and agents, except to those who are associated with the Company’s business operation and the Confidential Information is only disclosed on a strict “must-know” basis, provided that the Company has requested the recipient to conclude a similar confidentiality commitment before disclosure.

10.2    The Company shall advise its directors, officers, employees, advisors, agents and those of its Affiliates, who receive any Confidential Information of the existence and importance of complying with the obligations set forth in Article 10.1, and require such persons to sign a confidentiality undertaking in a form acceptable to Kite. The Company shall be jointly and severally liable for breach of the confidentiality liability of its Affiliate, their directors, officers, employees, advisors and agents.
10.3    The Company shall formulate rules and regulations to cause its directors, officers, employees and agents to also comply with the confidentiality obligations set forth in this Article 10. All directors, officers, employees and agents having access to Confidential Information shall be required to sign a confidentiality undertaking in a form acceptable to Kite.
10.4    The provisions of Article 10.1 shall not apply to Confidential Information that can be proven:

(a)	to be known by the Company by written records made prior to disclosure by Kite or the Effective Date, whichever is earlier;

(b)	is or becomes public knowledge otherwise than through a breach of this Agreement;

(c)	was obtained by the Company from a third party having no obligation of confidentiality with respect to such Confidential Information; or

(d)
is required by laws, regulations, stock exchange rules, or order of any competent court or Governmental Authority to be disclosed, provided that it gives Kite prior notice of such disclosure and takes into account the reasonable requests of Kite in relation to the content of such disclosure.

10.5    The Company will not be entitled to claim that a Confidential Information had already been known to it or was rightfully obtained from a third party, if the Company fails to inform Kite in writing (by stating the relevant circumstances) of its prior knowledge of the Confidential Information or of the rightful obtaining of the Confidential Information from a third party within a period of […***…] after the particular Confidential Information was known by, disclosed to or obtained by the Company.
10.6    Each Party shall have the right to issue a press release to announce the execution of this Agreement as approved in writing by the other Party, which shall not be unreasonably withheld by the other Party.
10.7    The provisions of this Article 10 shall remain in force notwithstanding expiry or earlier termination of this Agreement.

11.	Non-compete
11.1    During the Term and for an additional […***…] thereafter if terminated due to a breach of this Contract by Kite, Kite shall not:

(a)	grant any commercial use right, exclusive or non-exclusive for the Licensed Product in the Territory in the Field of Use, to any third party regarding the Licensed Technology; and

(b)
conduct any research, development, manufacturing or other clinical or commercial activities for the Licensed Product with the Licensed Technology (or with any other technology) in the Territory in the Field of Use, except as otherwise mutually agreed by the Parties in writing.

For the avoidance of doubt, any Passive Investment by Kite or any of its Affiliates shall not be considered as a breach of this Article 11.1.
11.2    During the Term and for an additional […***…] thereafter if terminated due to a breach by the Company, the Company shall not and shall use its reasonable best efforts to cause its Affiliates not to own or operate any business engaging T cell immunotherapy except as mutually agreed by the Parties in writing. For avoidance of doubt, the concept of “own” shall mean any type of actual control of a business by way of equity control, control of the board of directors, control of the management board, control by a variable interest entity, etc.

12.	Right to Swap
In the event that any U.S. FDA Approval for KTE-C19 in the US is not completed by […***…] and no Regulatory Approval in the Territory either, the Company may request to swap the KTE-C19 related Licensed Patents and Licensed Data with patents and data related to another Kite Product of Kite available in the Territory, subject to the same terms and conditions under this Agreement, by providing written notice to Kite by […***…]. For avoidance of doubt, any product which commercialized by Kite in the Territory, and which has been rejected by the Company in the exercise of the first right of refusal according to the JV Contract, shall not be raised by the Company for the swap purpose herewith.

13.	Additional Obligations of the Company
13.1    The Company shall:

(a)	be responsible to register this Agreement with the competent authority for administration of technology import contract registration in the Territory, if required by law.

(b)	ensure to provide safe and compliant premises for the Licensed Product regarding Clinical Trial and commercialized operation;

(c)
obtain at its own expense all licences, permits, filing and consents necessary for the Clinical Trial and commercialization of the Licensed Product in the Territory, and promptly supply copies of all of these to Kite and such further information as Kite may reasonably require;

(d)	perform its obligations in connection with the commercialization of the Licensed Product with all due skill, care and diligence including good industry practice;

(e)	only make use of the rights granted under this Agreement for the exact and sole purpose of carrying out the commercial operation as described and authorised in this Agreement;

(f)	comply with all regulations and practices in force in the Territory to safeguard Kite’s rights in the Licensed Technology, Licensed Patents, Licensed Data and Licensed Product.
13.2    The Company shall not, directly nor indirectly, assist any third party including its Affiliates in diminishing the rights of Kite in the Licensed Technology, Licensed Patents, Licensed Data and Licensed Product.
13.3    The Company acknowledges and agrees that the exercise of the license granted to the Company under this Agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the Territory, and the Company understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.
13.4    As required by Paragraph 4.2 of the NIH Agreement (defined below), Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.8-13.10 of the NIH Agreement, to the extent applicable, shall be binding upon the Company as if the Company were a party to the NIH Agreement. These Paragraphs are set forth in the NIH Agreement, which is set forth in Schedule 3. Pursuant to Paragraph 4.3 of the NIH Agreement, upon termination of the NIH Agreement under Article 13 thereof, the Company’s sublicense under the NIH Agreement shall terminate or convert to a license directly between the Company and the IC, at the option of the Company. This conversion is subject to IC approval, which Kite shall use commercially reasonable efforts to obtain on behalf of the Company, and contingent upon acceptance by the Company of the remaining provisions of the NIH Agreement.

14.	Additional Obligations of Kite
14.1    Kite shall use its reasonable best efforts to assist the Company to register this Agreement with the competent authority for administration of technology import contract registration in the Territory, if required by law.
14.2    Kite acknowledges and agrees that the exercise of the license granted to the Company under this Agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the Territory or any other jurisdiction, and Kite understands and agrees that it shall at all times be solely liable and responsible for its due observance and performance.
14.3    Kite hereby represents and warrants to the Company that it has full power and authority to grant the licenses herein granted, or will be granted if exercised by the Company of the right to swap according to Article 10 without the consent of any other party, and without infringing any third party’s rights, except for the consent required under the Patent License Agreement – Exclusive between Kite Pharma, Inc. and The U.S. Department of Health and Human Services, as represented by National Cancer Institute dated September 15, 2016 (the “NIH Agreement”). Kite hereby warrants that it has obtained such consent for KTE-C19 as of the Effective Date, and will use its commercially reasonable efforts to obtain any consent related to the swapped product. Kite agrees that it shall use commercially reasonable efforts to maintain the NIH Agreement. If the NIH Agreement is terminated between the NIH and the Company, Kite shall i) continue to provide a non-exclusive license to the Company to the same intellectual property rights covered by the NIH Agreement, ii) not provide such non-exclusive license to any third party in the Territory to the same intellectual property rights covered by the NIH Agreement for the Licensed Product, and iii) subject to reasonable fees to be paid by the JV to Kite, provide to the JV with an exclusive right in the Territory for the use of all the substitution technology for the Licensed Product that are used by Kite or any of its Affiliates for the development, manufacture, and commercialization of the Licensed Product in the USA. For clarity, under this Agreement, Kite is not granting any sublicense to any agreement between Kite and a third party, other than the NIH Agreement.
14.4    Kite and its Affiliates represents and warrants that it has not entered into any agreement with any third party which is in conflict with the rights granted to the Company in the Territory and pursuant to this Agreement.
14.5    Kite and its Affiliates represents that, as of the Effective Date, it is not aware of any patents, patent applications, trademarks, trademark applications, or other intellectual property rights belonging to third parties and covering, in whole or part, the practice of the

Licensed Technology and Licensed Product in the Field of Use in the Territory as contemplated herein.
14.6    Kite represents that the Schedule 1 and Schedule 2 shall contain Technical Information that to Kite’s knowledge, and together with the licensed Know-how under the Product and Know-how License Agreement, represents all of the material information that Kite has control of that is necessary or reasonably useful for the development, manufacturing, and commercialization of the Licensed Product in the Chinese Market, and all the Technical Information provided to the Company shall be true, accurate and not misleading in all material respects.
14.7    In order to support the Company to make any payment to Kite according to this Agreement, Kite shall provide a valuation report by a valuation firm licensed in China if required by any Governmental Authority, and provide any other documentation reasonably requested by any Governmental Authority relating to the valuation.

15.	Assignment
15.1    The Company shall not assign, transfer, mortgage, charge or deal in any other manner of its rights and obligations under this Agreement without the prior written consent of Kite.
15.2    Kite shall not assign, transfer, mortgage, charge or deal in any other manner of its rights and obligations under this Agreement without the prior written consent of the Company, except for an assignment by Kite under a Kite Sale or to a Kite Affiliate, provided however that in the case of such assignment, the assignee is capable of performing the duties and obligations under this Agreement.

16.	Duration and Termination
16.1    This Agreement shall come into force on the Effective Date and shall continue in full force and effective for a period of twenty (20) years from the Effective Date unless terminated earlier in accordance with Article 16.2 or Article 16.3.
16.2    Both Parties may mutually agree to terminate this Agreement by concluding a mutual termination agreement.
16.3    Without prejudice to any rights and remedies that have accrued under this Agreement, any Party may terminate this Agreement immediately by giving a […***…] written notice to the other Party if any of the following circumstances occurs:

(a)
the other Party commits a material breach of this Agreement and (if such breach is remediable) fails to remedy that breach within a […***…] grace period, except for Company’s delay in making any payments out of the reasons as described in above Article 8.7 (b);

(b)	failure by the Company to pay any amount under Article 8 of this Agreement, due to reasons described in above Article 8.7 (b) and cannot be solved within […***…] upon the respective payment due date;

(c)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the liquidation and early dissolution of the other Party;

(d)	the other Party is declared bankrupt or insolvent in accordance with law;

(e)	the other Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

(f)	the JV Contract is terminated;

(g)	Either Party is unable to perform this Agreement due to the change of laws and regulations.
Notwithstanding any of the foregoing, for so long as Kite owns at least 40% of the equity of the Company, the termination rights as provided in this Article 16.3 shall be conditioned upon the termination of the JV Contract, except for Article 16.3(f) or as mutually agreed by both Parties.

17.	Effect of Termination
17.1    On expiration or termination of this Agreement for any reason and subject to any express provisions set out elsewhere in this Agreement:

(a)
All outstanding sums payable by the Company to Kite shall become immediately due and payable or, in the case of termination due to Kite’s breach, shall become due and payable according to the terms of this Agreement as if this Agreement had not been terminated;

(b)
All rights and licences granted pursuant to this Agreement shall cease and the Company shall not thereafter use, manufacture, advertise, sell or otherwise dispose of any Licensed Technology, Licensed Patents, Licensed Data and Licensed Product in the Territory or elsewhere;

(c)	The Company shall be responsible for the cancellation of any registration and licences registered pursuant to this Agreement and according to law;

(d)
Within […***…] after the date of expiration or termination, the Company shall return to Kite, or at Kite’s request, destroy, at no cost to Kite all the Confidential Information or any other information (whether or not technical) of a confidential nature communicated to it by Kite. The Company shall not retain copies of any such information required to be handed back to Kite or destroyed. The Company shall furnish to Kite satisfactory evidence of such destruction;

(e)	The Company shall provide Kite with copies of all Company Improvements and, at Kite’s cost, such further information as is reasonably requested by Kite; and

(f)
The Company shall stop using in any manner the names for the Licensed Product as provided under this Agreement or pursuant to the Trademark and Name License Agreement to be concluded between the Kite and the Company.

For the avoidance of doubt, Article 17.1(e) shall not apply in case of termination by the Company due to material breach of Kite.
17.2    The expiry or termination of this Agreement, for any reason, shall not affect any provision of this Agreement which is expressed to survive or operate in the event of expiry or termination, and shall be without prejudice to any rights of either Party which may have accrued to the date of such expiry or termination.

18.	Force Majeure
Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from Force Majeure. In such circumstances the affected Party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for […***…], the Party not affected by such event may terminate this Agreement by giving a […***…] written notice to the affected Party.

19.	Liability, Indemnity and Insurance
19.1    The Company shall indemnify Kite against any and all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other professional costs and expenses) suffered or incurred by Kite arising out of any breach by the Company of the terms of this Agreement.
19.2    Kite shall indemnify the Company against any and all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other professional costs and expenses) suffered or incurred by the Company arising out of any breach by Kite of the terms of this Agreement. Notwithstanding anything to the contrary herein, other than for indemnification obligations relating to third party claims, breaches of confidentiality, intentional torts, intentional violations of law, gross negligence or intentional misconduct, Kite shall not be liable to the Company for any indirect, special, incidental, punitive, exemplary, lost profit, cover, or consequential damages arising out of or resulting from this Agreement, even if aware of the possibility of such damages.
19.3    The Company shall, at its expense, carry product liability and comprehensive general liability insurance coverage of an amount adequate to support its liabilities under this Agreement. The Company shall ensure that such insurance policy names Kite and Fosun as co-insured with the Company and remains in effect throughout the duration of this Agreement and for a period of […***…] after termination or expiry of the Agreement, and shall supply Kite with a copy of such policy on request.
19.4    Nothing in this Agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by any Party’s gross negligence, fraud or breach of criminal laws.
19.5    Without prejudice to any other rights or remedies that any Party may have, each Party acknowledges and agrees that damages alone may not be an adequate remedy for any breach of the terms of this Agreement by itself. Accordingly, each Party shall be entitled to the remedies of injunction, specific performance or other discretionary relief for any threatened or actual breach of the terms of this Agreement.

20.	Governing law and dispute resolution
20.1    The formation, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the law of the People’s Republic of China.
20.2    In the event of any dispute arises between the Parties out of or in relation to this Agreement, including any dispute regarding its existence, validity, interpretation, performance, breach or termination, the Parties shall attempt in the first instance to resolve such dispute through amicable means.

20.3    If the dispute has not been resolved by such amicable means within […***…] after either Party has given written notice to the other Party requesting the commencement of such consultation, then the dispute shall be submitted to the discussion between CEOs of both shareholders of the Company, in line with Article 33.2 of the Company’s JV Contract.
20.4    If the dispute is still not resolved within […***…] upon the CEOs discussion in above 20.3, then either Party may submit the dispute to the Hong Kong International Arbitration Center (“HKIAC”) for arbitration in accordance with its then applicable arbitration rules. The arbitration shall be conducted by three (3) arbitrators appointed in accordance with the said arbitration rules and in accordance with the following directions:

(a)	The arbitration proceedings shall be conducted in English and the arbitration tribunal shall refer to the English version of this Agreement only;

(b)	all arbitrators shall be fluent in English;

(c)	the arbitration proceedings shall be administered by HKIAC in Hong Kong and the seat of arbitration as well as the place of hearings and other procedural steps shall be Hong Kong;

(d)	The losing Party shall bear, in proportion to the percentage it has lost the case, the arbitration costs and other Party’s reasonable attorney fees.
20.5    The Parties hereby agree that any arbitration award rendered in accordance with the provisions of this Article 20 shall be final and binding upon the Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over any Party against which the award has been rendered, or where the assets of such Party is located.
20.6    In any arbitration proceedings, any legal proceedings to enforce the arbitration award, or any other legal proceedings between the Parties pursuant to or relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.
20.7    Upon submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Agreement, except for any matters related to the dispute in arbitration.

21.	Miscellaneous
21.1    Waiver

To the extent permitted by PRC law, the failure or delay on the part of a Party to exercise a right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof, unless explicitly otherwise regulated herein.
21.2    Binding Effect and Amendments
This Agreement is made for the benefit of the Parties and their respective lawful successors and assignees. No amendment or other modification of this Agreement shall in any event be effective unless the same is made in writing and signed by an authorized representative of each Party. To the extent required by law, the effectively amended Agreement shall be submitted to the relevant Governmental Authorities for filing and/or registration.
21.3    Severability
If any part of this Agreement shall become or be declared void or invalid by virtue of law or government order or court decision, the remaining parts shall remain valid and this Agreement shall be fulfilled by the Parties in accordance with its general principles, and the void or invalid provision(s) shall be replaced by such valid provision(s) agreed to by the Parties as closest reflecting the economic intentions of the Parties at the time of signing this Agreement.
21.7    Language
This Agreement is executed in the English language in four (4) originals each (at least one (1) for Kite and one (1) for the Company and the remaining two (2) originals for submission to the Governmental Authorities. Where necessary Chinese translation shall be prepared for this Agreement.
21.8    Entire Agreement
This Agreement and the Appendices attached hereto together constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and they together supersede all prior discussions, negotiation and agreements between the Parties.
21.9    No Partnership or Agency
Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute either Party the agent of the other Party, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.
21.10    Notices
Any notice or written communication provided for in this Agreement by each Party to the other shall be made in English by courier service delivered letter, and emails, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be deemed to be […***…] after the letter is given to the courier service in the case of a courier service delivered letter. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

(a)	Kite
KP EU C.V.
190 Elgin Avenue, George Town,
Grand Cayman KY1-9005, Cayman Islands
E-mail: legal@kitepharma.com

(b)	The Company
Fosun Pharma Kite Biotechnology Co., Ltd.
2/F, Pilot Building, No.222 Kangnan Road, China (Shanghai) Pilot Free
Trade Zone, Shanghai 201203, PRC
E-mail: qiyy@fosunpharma.com

This Agreement has been duly signed by the Parties as follows:
KP EU C.V.
By:         Intertrust Directors (Cayman) Ltd.
Name:     Padraig Hoare
Title:         Authorized Signatory
Signature:     /s/ Padraig Hoare
and
Name:         Julie Hughes
Title:         Authorized Signatory
Signature:     /s/ Julie Hughes
Fosun Kite Biotechnology Co, Ltd. (Chop)
By
Name:         Richard Liqun Wang
Title:         Legal Representative
Signature:    /s/ Richard Liqun Wang

Schedule 1 List of KTE-C19 Licensed Patents

STATUS	IDENTIFIER	SERIAL NO.	SUBJECT MATTER
Published	KN-1019.01	61/935,833	Kite Manufacturing Closed System
Published	KN-1019.03	14/614,400 PCT/US2015/014520	Kite Manufacturing Closed System
Published	KN-1025.01 SKGF 3653.0020000	62/167,750	Pre-conditioning Regimen (Cytoxan + Fludarabine)
Published	KN-1025.02 SKGF 3653.002000	62/262,143	Pre-conditioning Regimen (Cytoxan + Fludarabine)
Published	KN-1025.03 SKGF 3653.0020001	15/167,977 PCT/US2016/034888	Pre-conditioning Regimen (Cytoxan + Fludarabine)
Published	KN-1026.01 SKGF 3653.0030000	62/167,738	Biomarkers for Preconditioning Treatment
Published	KN-1026.02 3653.0030001	62/262,111	Biomarkers for Preconditioning Treatment
Published	KN-1026.03 3653.0030002	PCT/US2016/034885	Biomarkers for Preconditioning Treatment
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

Schedule 2 List of KTE-C1 9 Licensed Data
[…***…]

Schedule 3 NIH Agreement

Appendix 3
Key Terms of Technical Service Agreement

1.
Kite shall provide on-site and off-site technical services for the clinical activities and manufacturing activities to the company. Kite shall provide the Services in accordance with Technical Service Agreement in all material respects.

2.
Kite shall appoint an on-site representative on technical operations side and a representative on clinical side for the Services (collectively, the “Kite Representatives”). The Kite Representatives shall serve as Kite’s primary contacts with respect to this Agreement and shall have the authority to contractually bind Kite on matters relating to the Services (including signing off the Change Order and/or Project Plan). The Company shall be entitled to ask for replacement for any of Kite Representatives by giving […***…] prior written notice to Kite with a list of reasonable grounds and Kite shall in good faith take into consideration such grounds but shall have the sole discretion and right to replace such Kite Representative. For clarity, the Kite Representatives may be based in the PRC or travel from the USA to deliver the Services.

3.
Kite shall designate experts and employees sufficient to perform the Services, (collectively with the Kite Representatives, the “Kite Personnel”). Kite may replace the Kite Personnel from time to time where reasonably necessary in the interest of the Services. The Company shall be entitled to ask for replacement for any of Kite Personnel by giving […***…] prior written notice to Kite with a list of reasonable grounds and Kite shall in good faith take into consideration such grounds but shall have the sole discretion and right to replace such Kite Personnel

4.
Kite and the Company shall discuss and formulate a project plan for technology transfer and clinical support, setting out the specifications of the services, including a description of what work is to be done, an estimated timetable and a detailed schedule of the process. Such project plan shall be later on part of the Technical Service Agreement as a schedule and based on the following:

[…***…]

5.
The Company shall pay to Kite a fee for the services in relation to the time spent with the Company and in travelling to and from the Company at a USD […***…], which shall be […***…]. The Parties shall agree in good faith on the […***…] based on […***…]. The Parties agree that the to be agreed upon […***…] will apply through […***…] and will increase by […***…]% on an […***…] basis for each […***…] thereafter.

6.
The Company shall reimburse Kite for all reasonable expenses incurred in connection with the performance of the Services, including but not limited to the […***…]. The reimbursable expenses shall be payable […***…].

Fosun Pharma Kite Biotechnology Co., Ltd.
Preliminary Business Plan January 4, 2017

Table of Contents

1.	Executive Summary

2.	Key Functional Assumptions

a)	R&D

b)	Tech Ops

c)	Commercial

d)	G&A

3.	Detailed Financials and Headcount

Executive Summary

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

a)	Research & Development

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

b)	Technical Operations

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

c)	Commercial

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

d)	General & Administrative

[…***…]

G&A Processes and Systems
G&A
G&A

•	The Company will set up its accounting system and procedures in accordance with relevant PRC accounting regulations and with a conversion to US GAAP on a monthly basis.

•
For its accounting and bookkeeping, the Company shall adopt an IT system which is accepted by both Parties, available in both English and Chinese languages, and meets the requirements of the Company’s operation and the Parties’ applied accounting and bookkeeping standards.

•	The Company shall engage one of the “Big Four” international practicing accounting firms registered in the PRC to audit its accounts.

•	Drafts of the audited financial statements and report shall be provided to each Party and to the Board of Directors for review within […***…] after the end of each fiscal year.

•	Final audited financial statements and report shall be completed and provided to the Parties no later than […***…] after the end of each fiscal year.

Detailed Financials and Headcount

[…***…]

*** Confidential Treatment Request

[…***…]

*** Confidential Treatment Request

[…***…]

*** Confidential Treatment Request

[…***…]

*** Confidential Treatment Request

[…***…]

*** Confidential Treatment Request

[…***…]

*** Confidential Treatment Request

[…***…]

*** Confidential Treatment Request

[…***…]

*** Confidential Treatment Request
62

Appendix 5
Articles of Association
of
Fosun Pharma Kite Biotechnology Co., Ltd.
Date: January 10, 2017

Article 1	Shareholders of the Company 3

Article 2	Definitions and Interpretations 3

Article 3	Establishment, Name and Address of the Company 8

Article 4	Legal Form of the Company 8

Article 5	Purpose of the Company 9

Article 6	Scope of Operation 9

Article 7	Total Investment and Registered Capital 9

Article 8	Co-operative Conditions 11

Article 9	Assignment of Equity Interest 11

Article 10	Limitation on Encumbrances on Equity Interest 12

Article 11	Increase of Registered Capital 13

Article 12	Reduction of Registered Capital 14

Article 13	Further Financing 14

Article 14	Board of Directors 14

Article 15	Board Meetings 19

Article 16	Supervisor 22

Article 17	Management Personnel 23

Article 18	Premises 25

Article 19	Procurement 26

Article 20	Labor Management and Trade Union 26

Article 21	Financial Affairs, Accounting and Shareholder Auditing 28

Article 22	Profit Distribution 31

Article 23	Taxation and Insurance 32

Article 24	Term 33

Article 25	Termination 33

Article 26	Liquidation and Continuing Obligations 36

Article 27	Applicable Law 37

Article 28	Miscellaneous Provisions 37

This Articles of Association is executed on January 10, 2017.
Preamble
Whereas, after friendly negotiations held between the below mentioned Parties conducted in accordance with the principle of equality and mutual benefit, and pursuant to applicable published laws and regulations of the PRC, the Parties decide to set up a co-operative joint venture in China and hereby agree as follows:
Article 1
Shareholders of the Company
The shareholders of the Company are:

(a)
KP EU C.V. (“Kite”), a limited partnership that is governed by the laws of the Netherlands, having its registered seat at Amsterdam, the Netherlands and its business address at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, registered with the Dutch trade register under number 64185958.

(b)
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (“Fosun”), a joint stock company duly organized and existing under the laws of the PRC, with its registered address at Room 350, No.25 Kangshi Road, Shanghai, PRC and registered with the Shanghai Administration for Industry & Commerce under No. 913101157340514991. Legal Representative: Wu Yifang.

Kite and Fosun may be individually referred to as “Party” or collectively referred to as “Parties”.
Article 2
Definitions and Interpretations

2.1	Definitions
Unless the terms or context of the Articles of Association provide otherwise, for the purpose of the Articles of Association the following terms shall have the meanings as set out below:

“Affiliate” shall, for the purpose of the Articles of Association, mean, as to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, where “control” means (a) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.
“Annual Business Plan” means the official business plan, including financial projections, covering a […***…] period of the Company formulated and approved annually by the Board.
“Articles of Association” shall mean the articles of association of the Company signed by Kite and Fosun which shall become effective on the Establishment Date.
“Board” or “Board of Directors” means the Board of Directors of the Company set up according to Article 14.
“Business Day” means a day that is not a Saturday, a Sunday, a statutory holiday in China, or a day on which banking institutions are required by law to be closed in China.
“Business License” means the initial business license of the Company to be issued by the Registration Authority fully reflecting the relevant terms of the Joint Venture Contract and the Articles of Association.
“Chinese Market” means, for the sole purpose of the Articles of Association, the mainland of PRC, the Hong Kong Special Administration Region and the Macau Special Administration Region, but excluding Taiwan.
“Chop Management Protocols” shall mean the internal regulations which stipulate the rules on affixing various corporate stamps on legal documents, including but not limited to the rules regarding company chop, financial chop, legal representative chop and contract chop.
“Company” means the Sino-foreign co-operative joint venture company to be established in Shanghai by the Parties as shareholders pursuant to the Joint Venture Contract and the Articles of Association.
“Competitor” means any enterprise, entity or natural person, regardless of legal structure, which is not a Party nor an Affiliate of a Party and which either (1) is engaged in the business of T cell immunotherapy research, development, manufacturing, distribution or commercialization, or (2) controls an enterprise or entity coming within the same scope of business above. The term “control” means (a) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.
“Date of Termination” has the meaning provided in Article 25.6.
“Employment Handbook” has the meaning specified in Article 20.1 and includes any amendments thereof.
“Encumbrance” means any lease, loan, mortgage, pledge, right of use or any other form of security interest, including any conditional sale or other title retention agreement or arrangement, or any attachment or any other encumbrance on property, other than any such encumbrance that does not materially affect the use or value of such property.
“Establishment Date” means the date of establishment of the Company as shown on the Business License.
“Force Majeure” means any unforeseen, unavoidable and insurmountable events which are beyond the control of a Party, and which arise after the Establishment Date preventing total or partial performance by any Party. Such events shall include in particular earthquakes, typhoons, flood, fire, other acts of nature, war, riots, hostility, public disturbance, acts of public enemies, prohibitions or acts of any Governmental Authority or public agency, strikes or other work stoppage, epidemics (including SARS, bird flu, N7H9) or any other events which are accepted as force majeure in general international commercial practice. For clarity, acts by the National Health and Family Planning Commission, the China Food or any competent authority (including any of their competent branches) which have the power to approve the Clinical Trial or commercialization of KTE- C19 or any other cancer immunotherapy products licensed by or developed by the Company for the Chinese Market shall not be considered a “Force Majeure” event. “Clinical Trial” means clinical research, studies and experiments on human participants in the Chinese Market for the purpose of examining the safety and efficacy of investigational pharmaceutical products, and as a precondition for a license application in the Chinese Market.
“Fosun Sale” means the sale of all or substantially all of Fosun’s assets, equity or business or a merger, reorganization or consolidation involving at least fifty percent (50%) or more of the voting equity securities of Fosun.
“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, contract, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with, by or to any Governmental Authority.
“Governmental Authority” means any governmental ministry, administration, agency or other public authority (and/or any branch of the foregoing), whether at the national, provincial, municipal or local level, or any official of the national or any provincial, municipal or local government in the respective country, including without limitation the Registration Authority.
“Joint Venture Contract” means the Sino-foreign Co-operative Joint Venture Contract signed by the Parties which shall become effective on January 10, 2017.
“Kite Sale” means the sale of all or substantially all of Kite Pharma, Inc.’s (“Kite Parent”) assets, equity or business or a merger, reorganization or consolidation involving at least fifty percent (50%) or more of the voting equity securities of Kite Parent.
“KTE-C19” means chimeric antigen receptor (“CAR”), transduced autologous T cells directed against the CD19 antigen for the treatment of B-cell lymphomas and leukemias, as described in the Joint Venture Contract.
“Legal Representative” means, for a company registered in PRC the person registered as legal representative on the business license of a company, who is authorized under PRC law to legally represent the company.
“Liability” or “Liabilities” means damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, fines, settlement, judgments and costs and expenses (including without limitation, attorney fees and expenses, removal costs, remediation costs, government response costs, fines, penalties and expenses of investigation and ongoing monitoring), whether direct or indirect, present or future, known or unknown, or fixed or contingent.
“Management By-Laws” mean the management by-laws of the Company regarding powers, responsibilities and duties of the Management Personnel including any amendments thereof.
“Management Personnel” mean the CEO, Head of Finance and Chief Technical Officer, and any other important management position agreed by both Parties to be part of the Management Personnel.
“PRC” means the mainland of People’s Republic of China, excluding, for the sole purpose of the Articles of Association, the Hong Kong Special Administration Region, the Macao Special Administration Region, and the Taiwan Area.
“Preliminary Business Plan” means, in accordance with Appendix 4 of the Joint Venture Contract, the high level business plan for the initial […***…] after the Establishment date, developed by the Parties to guide the development of the first Annual Business Plan.
“Proxy” means a representative appointed by a Party or by a Board member and as further detailed in the Articles of Association.

“Registration Authority” means the Shanghai Administration for Industry and Commerce or any competent authority which has the power to register the Articles of Association, and issue the Business License.
“Related Agreements” means any related party agreements concluded between the Company and a Party or any of such Party’s Affiliates.
“Related Party” means any entity that a Party or its Affiliates have a beneficial ownership interest of greater than twenty percent (20%) of the voting equity of such entity.
“RMB” means Renminbi, the lawful currency of the PRC.
“Term” means the business term of the Company as set forth in Article 24.1, approved by the Registration Authority and shown on the Business License, including any extension of such term pursuant to Article 24.2.
“Three Funds” means the Company’s reserve fund, expansion fund and employee welfare and bonus fund as provided in the PRC laws.
“USA” means the United States of America.
“USD” means United States dollar, the lawful currency of USA.
“Working Personnel” means all employees and staff of the Company, other than the Management Personnel.

2.2	Interpretation:

(a)	Articles and headings are inserted for the purpose of convenience and reference only and shall not affect the interpretation or construction of the Articles of Association.

(b)	In the Articles of Association, except where the context requires otherwise:

(i)	words indicating one gender include all genders;

(ii)	words indicating the singular also include the plural and words indicating the plural also include the singular;

(iii)	provisions including the word “agree”, “agreed” or “agreement” require the agreement to be recorded in writing, and

(iv)	“written” or “in writing” means hand-written, type-written, printed or electronical-ly made, and resulting in a permanent record.

Article 3
Establishment, Name and Address of the Company

3.1	Establishment of the Company
The Parties hereby agree to establish the Company in accordance with the Company Law of PRC, other relevant laws and regulations, the provisions of the Joint Venture Contract and the Articles of Association.

3.2	Name of the Company

(a)	The name of the Company shall be:
In Chinese:
In English: “Fosun Pharma Kite Biotechnology Co., Ltd.”

(b)
The Parties acknowledge that the aforesaid Chinese name is subject to approval by and registration with Registration Authority and agree that in the event that the aforesaid Chinese name is rejected by Registration Authority, the Parties will enter into amendment to the Articles of Association with respect to the Chinese name only.

3.3	Legal Address of the Company
The legal address of the Company shall be at No.222 Kangnan Road, Shanghai, 201203, PRC.

3.4	Branches, Liaison Offices and Subsidiary Companies
In accordance with its business needs, the Company may establish branches, liaison office and subsidiary companies, provided that the establishment of subsidiary Companies and branch companies shall be approved by the Board.
Article 4
Legal Form of the Company

4.1	The form of organization of the Company is a limited liability company.

4.2
The Company is a legal person under the laws of the PRC. The activities of the Company shall be governed and protected by the promulgated and publicly available laws, decrees and relevant rules and regulations of the PRC.

Article 5
Purpose of the Company
The purpose of the Company is to enhance international economic cooperation, and to contribute to the advancement of KTE-C19 and potentially additional cancer immunotherapy products in the PRC. The Parties agree to use advanced and appropriate methods for developing and commercializing KTE-C19 and potentially additional cancer immunotherapy products with the aim of increasing the long-term economic benefits for each Party, and to establish local clinical and commercial manufacturing capacity within the Chinese Market.
Article 6
Scope of Operation
The business scope of the Company shall be technical development, technical transfer, technical consulting and technical services in the areas of bio technology and medical technology; biopharmaceutical manufacturing; import & export, wholesale and commission agency (excluding auction) of chemical products (excluding hazardous chemicals, monitored chemicals, fireworks, civil explosives and precursor chemicals), instrument and meters, mechanical equipment and medical devices; investment consulting and management.
Article 7
Total Investment and Registered Capital

7.1	Total amount of investment
The total amount of investment of the Company shall be USD one hundred million (100,000,000).

7.2	Registered capital

The registered capital of the Company shall be USD forty million (40,000,000).

7.3	Equity ratio

(a)	Kite’s subscribed contribution to the registered capital of the Company is USD twenty million (20,000,000), representing a fifty percent (50%) equity interest in the Company.

(b)	Fosun’s subscribed contribution to the registered capital of the Company is USD twenty million (20,000,000), representing a fifty percent (50%) equity interest in the Company.

7.4	Payment of registered capital

(a)
Kite shall contribute the registered capital in kind by a license of the exclusive commercial rights of KTE-C19. Kite shall complete the capital contribution in kind within twenty (20) Business Days upon the Establishment Date.

(b)
Fosun shall contribute the registered capital in cash in RMB. Fosun shall complete the capital contribution within […***…] upon the Establishment Date. Conversion between USD and RMB shall be made at the […***…].

(c)
After each Party’s contribution to the registered capital of the Company has been made, the Company shall issue an investment certificate to each Party. Failure by the Company to issue any such investment certificate as described above shall not affect the rights or interests of either Party with respect to any equity interest in the Company.

(d)
Within […***…] after the Parties have made their contribution to the registered capital of the Company, the Company shall hire a qualified certified public accountant to issue a capital verification report regarding the capital contributions from both Parties.

7.5	Delay or failure to contribute
The Parties shall pay their contribution to the registered capital as set out herein in accordance with the agreed schedule in Article 7.4. In the event that any Party fails to make its capital contribution, in whole or in part, in due time as agreed between the Parties pursuant to Article 7.4, such Party shall be liable to pay interest to the Company for such amount at a rate of […***…] percent ([…***…]%) per day during the delay period.

7.6	Profit distribution ratio
The Parties agree that, considering the equity ratio and the committed co-operative conditions by the Parties to the Company and subject to properly resolved Board resolutions, Kite shall be entitled to forty percent (40%) and Fosun shall be entitled to sixty percent (60%) of the distributable profits of the Company. For the avoidance of doubt, each Party shall cause its Directors appointed to the Board to approve such profit distribution from time to time according to this Article 7.6.
Article 8
Co-operative Conditions

8.1	Fosun shall pay to the Company as capital reserve, within […***…] upon the Establishment Date, the co-operative condition of USD […***…] in cash.
For clarity, such payment by Fosun […***…].
Article 9
Assignment of Equity Interest
A Party may sell, transfer or otherwise dispose of all or any part of its equity interest in the registered capital of the Company to any third party only with the prior written consent of the other Party, except that (i) Kite shall have the sole discretion for transfer of any or all of its equity interest in the Company to any of its Affiliates or in connection with a Kite Sale without any obligation mentioned hereof, and Fosun shall promptly cooperate with Kite to effect such assignment in a timely manner; and (ii) Fosun shall have the sole discretion for transfer of any or all of its equity interest in the Company to any of its Affiliates or in connection with a Fosun Sale without any obligation mentioned hereof, and Kite shall promptly cooperate with Fosun to effect such assignment in a timely manner. The Company shall file the equity change with the Registration Authority within […***…] upon effectiveness of the equity transfer. Notwithstanding the foregoing, the Party shall only transfer equity to an Affiliate which has the ability to duly perform the obligations under the Articles of Association in all material respects.

9.1
If a Party (the “Assigning Party”) proposes to transfer all or any part of its equity interest (“Offered Equity Interests”) in the Company to a third party (“Third Party Transferee”) and has obtained consent of the other Party pursuant to Article 9.1, the other Party shall have the pre-emptive right to purchase the interest under the same commercial conditions offered to the third party. The Assigning Party shall notify in writing the terms and conditions of the pro- posed transfer to the other Party (“Transfer Notice”). If the other Party does not exercise its pre-emptive right of purchase within […***…] after delivery of the notice, the other Par-ty shall be deemed to have waived its pre-emptive rights.

9.2
Under the situation in above 9.2, however, the other Party shall be entitled to sell its equity interest in the Company on a pro rata basis (“Tag Along Equity Interests”) to the same buyer at the same commercial conditions offered by the Assigning Party. If the Third Party Transferee does not so acquire both the relevant Offered Equity Interests and the Tag Along Equity Interests on such terms within the time frame set forth in this Article 9.3 hereof, the Assigning Party shall not be permitted to transfer any of its equity shares to the Third Party Transferee as provided herein. If the other Party does not exercise its tag along right as stat-ed in this Article 9.3 within […***…] after receipt of the Transfer Notice, the Assigning Party shall be free from selling the Offered Equity Interests to such Third Party Transferee.

9.3
If a Party desires to sell all or part of its equity interest in the Company to the other Party, and the other Party desires to purchase that equity interest of registered capital, the Parties shall request an independent appraiser to conduct a valuation of the Company. The valuation de-termined by the independent appraiser shall be used as a reference in determining the equity purchase price for the purposes of this provision.

Article 10
Limitation on Encumbrances on Equity Interest
Unless the other Party has agreed otherwise in writing in advance, neither Party shall grant any Encumbrance on its equity interest in the Company, nor shall either Party allow any Encumbrance to exist.

Article 11
Increase of Registered Capital

11.1	Principle

(a)
Any increase in the registered capital of the Company shall be subject to both (i) a related written agreement between the Parties, and (ii) a subsequent Board resolution. Any so agreed and approved increase of the Company’s registered capital shall be submitted to all relevant Governmental Authorities for respective filing and/or registration, if and to the extent required by law.

(b)
In principal, any such increase in the Company’s registered capital shall be subscribed by the Parties at the following proportion, forty percent (40%) for Kite and sixty percent (60%) for Fosun, unless otherwise agreed by the Parties.

(c)
Any such increase in the Company’s registered capital, whether or not subscribed by the Parties in accordance with the proportion as set out in the above (b), shall not change the Board structure as set forth in Article 14, except for otherwise agreed by the Parties.

11.2	Obligation in capital increase
If Kite or Fosun considers it necessary for the development and business operations of the Company, it may request a capital increase under Article 11.1 in writing to the other Party (which request shall contain details as to the amount of increase of both the total amount of investment as well as the registered capital of the Company). For clarity, the Parties must mutually agree to any additional capital increase by either Party.

11.3	Company documentation
In case of any increase of the Company’s registered capital as provided for herein, the Board shall modify the Articles of Association accordingly. The Company shall also, to the extent as required by PRC laws, file and/or register the capital increase and the so modified Articles of Association with all relevant Governmental Authorities.

11.4	Delay or failure to contribute the increased capital
In the event an increase of the Company’s registered capital has been agreed as set out herein and approved by the Governmental Authorities, the Parties shall pay their additional contributions to the registered capital which they may have subscribed in accordance with the related contribution schedule. In the event that a Party fails to make its capital contribution, in whole or in part, in due time as agreed between the Parties, such Party shall be liable with interest and liabilities as such pursuant to Article 7.5, provided that any claim for damages shall not exceed the amount of the additional capital contribution.
Article 12
Reduction of Registered Capital
Upon agreement of the Parties and a subsequent resolution of the Board, the Company may reduce its registered capital in accordance with PRC law. The same rules in Article 11.1 on the percentage of equity interest and Board structure shall apply to a capital reduction.
Article 13
Further Financing
Unless otherwise provided under the Articles of Association, the Joint Venture Contract or approved by the Board of Directors, the Company shall not raise any loans or similar instruments from Fosun or another entity, or grant loans or credit to any other entity or individual, provided that such approval shall not be required for raising any loans or similar instruments as stipulated in the Preliminary Business Plan or the Annual Business Plan then in effect.
Article 14
Board of Directors

14.1	Formation of the Board of Directors

(a)
The Board of Directors shall comprise of six (6) Board members including the Chairman of the Board (“Chairman”) and Vice Chairman of the Board (“Vice Chairman”). Each Party shall appoint three (3) Board members including the Chairman and the Vice Chairman. The Board of Directors shall be officially established on the Establishment Date.

(b)
Each Board member shall be appointed for a term of three (3) years, provided that the Party which has appointed a Board member may remove that Board member and appoint a replacement at its discretion and at any time to serve out such Board member’s term. A Board member may serve consecutive terms if re-appointed. If a seat on the Board is vacated by the retirement, resignation, removal, disability or death of a Board member, the Party which originally appointed such Board member shall appoint a successor to serve out such Board member’s term.

(c)
Fosun shall be entitled to appoint one of its Board members as the Chairman and Kite shall be entitled to appoint one of its Board members as the Vice Chairman. A Party may object to the appointment of Chairman or Vice Chairman upon reasonable grounds. If the position of the Chairman or Vice Chairman is vacated by the retirement, resignation, removal (as provided in subparagraph (e)), disability or death of the incumbent, the Party which originally appointed the Chairman or Vice Chairman, as the case may be, shall appoint a successor to serve out the Chairman’s or Vice Chairman’s current term.

(d)
The Chairman and the Vice Chairman shall carry out all functions and tasks as stipulated in these Articles of Association or as specifically authorized by the Board of Directors. Whenever the Chairman is unable to perform his responsibilities for any reason, the Vice Chairman shall be authorized by the Chairman to exercise the Chairman’s functions.

(e)
Kite or Fosun, as the case may be, shall notify the other Party and the Company in writing to appoint or remove a Board member, including the Chairman or Vice Chairman. Appointment and removal of Board members shall become effective upon receipt of such notice by the other Party and by the Company. Any appointment and removal of Board members shall be filed with the relevant Governmental Authorities to the extent required by law.

(f)
The Company shall, in accordance with relevant PRC laws, indemnify each Board member against all claims and Liabilities incurred by reason of his being a Board member of the Company and in the course of performing his official duties as a Board member of the Company, provided that the Liability does not result from intentional misconduct or gross negligence or a violation of criminal laws by the Board member.

(g)	Unless concurrently serving as an employee of the Company, Board members shall serve […***…]
[…***…] pursuant to the Company’s travel policy then in effect.

14.2	Powers of the Board of Directors

(a)	The Board of Directors shall be the highest authority of the Company.

(b)
The Board of Directors shall decide all strategic business issues of major importance to the Company pursuant to a validly adopted resolution at a duly convened meeting described under Article 15, including, but not limited to, the following matters:

(i)	change the legal form of the Company, or amendment of the Articles of Association (except changes as otherwise set forth in the Joint Venture Contract);

(ii)	formation of, investment in, or merger with another legal entity, or formation of, participation in, or withdrawal from any economic organization;

(iii)	division of the Company, or spin-off of any assets of the Company in connection with the formation of a new legal entity;

(iv)
termination (other than in consequence of the unilateral termination of the Joint Venture Contract by a Party as provided for in the Joint Venture Contract), liquidation or dissolution of the Company or the suspension of all or a substantial part of the operation;

(v)	increase or decrease of the Company’s registered capital;

(vi)	establishment and substantial alteration of the Chop Management Protocols and any amendments thereto proposed by the Management Personnel;

(vii)
entrance into any research, collaboration, partnership or other business development agreement not covered by the Preliminary Business Plan or the Annual Business Plan and with a total commitment in excess of RMB seven million (7,000,000);

(viii)	establishment of subsidiaries or branch companies;

(ix)	change of the registered company name;

(x)
conclusion, amendment or termination by the Company of any Related Agreements or waiver of any material rights in such agreements, unless it is covered by the Preliminary Business Plan or the Annual Business Plan or the total commitment is lower than USD one hundred thousand (100,000);

(xi)	approval of the Company’s Annual Business Plan, and any changes thereto, relating for example to:

-	scope of business

-	sales and marketing plan (including ex-factory price and pricing strategy)

-	financial plans

-	number of Working Personnel and Management Personnel

-	capital plan

-	clinical development plan

-	technical operation plan

-	any significant change of the Company’s organizational structure;

(xii)
approval of quarterly and annual financial statements of the Company (balance sheet, profit and loss statement, cash flow statement) formulated in accordance with PRC GAAP and converted into US Generally Accepted Accounting Principles (“US GAAP”), which shall be done in a timely manner after completion of such statements and shall not be unreasonably withheld by Directors appointed by both Parties;

(xiii)	approval of the establishment of and any major changes to the Company’s accounting system and procedures in accordance with Article 21.1;

(xiv)	establishment of and any changes to compliance policies, which shall be recommended by the Head of Finance based on the laws and regulations applicable to the Company and to both Parties;

(xv)	appointment and dismissal of the Chief Executive Officer (“CEO”), the Head of Finance or the Chief Technical Officer;

(xvi)	approve the Company’s auditor and any change to the auditor pursuant to Article 21.3(a);

(xvii)	any debt or other financing of the Company, and any repayment of debt or repurchase of equity, except for as stipulated in the Preliminary Business Plan or the Annual Business Plan then in effect;

(xviii)	approval of the exercise by the Company of the option to license two (2) additional products from Kite as set forth in the Joint Venture Contract;

(xix)	sale or purchase by the Company of any fixed or intangible assets with a value in excess of: (i) in case of sale or purchase in the ordinary course of business, RMB 1,000,000 of a single sale or purchase, or RMB 5,000,000 in aggregate in any fiscal year; (ii) in case of sale or purchase not in the ordinary course of business, RMB 200,000 of a single sale or purchase, or RMB 1,000,000 in aggregate in any fiscal year, or such higher value determined by the Board of Directors from time to time, except for any sale or purchase as stipulated in the Preliminary Business Plan or the Annual Business Plan then in effect;

(xx)
conclusion, amendment and termination of any contracts not covered by the Preliminary Business Plan or the Annual Business Plan in excess of RMB seven million (7,000,000), or such higher value determined by the Board of Directors from time to time, and any waiver of material rights in such contracts;

(xxi)
subject to the provisions of Article 22.1, the amount of allocations to the Three Funds and any expenditure from the Three Funds and, distribution of any after-tax profits to the Parties in any fiscal year; and

(xxii)	any other matters assigned to the Board of Directors by law, the Joint Venture Contract or the Articles of Association.

(c)
Any Board resolutions on the above matters (i) to (xix) shall require the unanimous affirmative vote of the Board of Directors. Board resolutions on any other matters shall require a simple majority of the Board members present in person or by Proxy at a respective Board meeting duly called for and held or pursuant to a unanimous written consent pursuant to Article 15.

(d)
Within […***…] after Establishment Date, the Board shall meet and review this Article 14.2 in particular regarding the matters subject to Board approval, and recommend to the Parties any amendments thereto.

14.3
The Board of Directors shall approve the first Annual Business Plan within […***…] of the Establishment Date, which shall be guided by the Preliminary Business Plan, and thereafter no later than […***…] of every year by a formally adopted resolution approve the Annual Business Plan of the Company for the next fiscal year, which shall include reasonable details for the following […***…] formulated in accordance with the forecast and strategic planning process adopted by the Company. Unless decided otherwise by the Board of Directors, such Annual Business Plan shall be strictly implemented by the Company. If the Board cannot agree on the Annual Business Plan, the Company may operate under the prior approved business plan, including the Preliminary Business Plan if the first Annual Business Plan is not agreed upon, until the Board agrees on the new Annual Business Plan.

14.4
If the Board is deadlocked on a matter for approval, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute has not been resolved by such friendly consultation within […***…] after either Party has given written notice to the other Party requesting the commencement of friendly consultation, then the Parties shall attempt to settle it by talks between the CEOs of both Parties.

Article 15
Board Meetings

15.1	The first Board meeting shall be held within twenty (20) Business Days after the Establishment Date. At such first Board meeting the Board shall:

(a)	appoint the CEO in full compliance with the Articles of Association;

(b)
adopt the Chop Management Protocols regarding in particular the management rules for using and keeping record for use of the company chop, finance chop, legal representative chop and any other chops the Company may apply;

(c)	adopt the Preliminary Business Plan agreed between the Parties;

(d)	appoint the Company’s auditor;

(e)
approve the execution of the Product and Know-how License Agreement, the Technology License Agreement, and the Trademark and Name License Agreement attached as appendices of the Joint Venture Contract, and the Technical Service Agreement with key terms in line with Appendix 3 of the Joint Venture Contract; and

(f)	adopt the initial compliance policies of the Company.

15.2
After the first Board meeting, the Board shall hold at least four (4) regular Board meetings in each calendar year. Upon the written request of one (1) or more Board members specifying the matters to be discussed, the Chairman shall convene an interim Board meeting within thirty (30) days after receiving such request. If the Chairman fails to do so, the Vice Chairman shall convene the interim Board meeting accordingly.

15.3
The Chairman (or the Vice Chairman, as the case may be) shall give written notice in English of each Board meeting to each of the Board members at least thirty (30) days prior to such meeting. Each such notice shall include the time, place and agenda of the meeting, together with any draft of documents to be approved by the Board members at the meeting. A Board meeting held without proper notice having been given to any Board member shall be invalid unless such Board member attends the meeting or, either before or after the meeting, promptly delivers a written waiver of notice to the Chairman. Board meetings shall be held at the registered address of the Company or such other location in the PRC or abroad as may be agreed by the Chairman and the Vice Chairman, provided that any Board member may attend by teleconference. Board meetings may also be held by video or telephone conference upon the request of any Board member. The Chairman shall be responsible for convening and presiding over such meetings.

15.4
A minimum of two (2) Board members from each Party out of all Board members in office, present in person or by Proxy (including presence by way of a video or telephone conference) shall constitute a quorum and a duly convened Board meeting. If no quorum is constituted at any meeting, then the Chairman shall call another meeting with fifteen (15) days’ written notice to each Board member with the same agenda. Any such second meeting called in line with this Article 15.4 shall be entitled to adopt decisions on matters set out in such agenda regardless of the number of Board members present in person or by Proxy, which shall be explicitly stated in the Chairman’s notice for such second meeting.

15.5
A Board member who is unable to attend a Board meeting may issue a Proxy, signed by him, to a designee of his choice (who does not need to be another Board member) to attend the meeting on his behalf. Each person acting as the Proxy of a Board member shall have the same rights and powers as the designating Board member. One Proxy may represent more than one Board members. A Proxy shall be in writing, signed by the designating Board member, and addressed to the Chairman. A Proxy may be presented in email or electronic format, provided the signature is clearly shown thereon.

15.6
Board resolutions may be validly adopted by unanimous written consent (including by email) without holding a Board meeting, provided that all Board members are given written notice (including by email) of the resolutions proposed for adoption without a meeting in the same manner as provided in Article 15.3, and agree to such procedure in writing or as otherwise waived by executing the written consent. Electronical signatures of Board members shall be binding for this purpose. Written resolutions adopted in this manner shall have the same force and effect as a resolution adopted at a Board meeting.

15.7
The Board of Directors shall cause complete and accurate minutes in English and Chinese to be kept of all Board meetings. Draft minutes of a Board meeting shall be distributed to all Board members within fifteen (15) days from the date of such meeting. Any Board member who wishes to propose an amendment or addition shall submit the same in writing to the Chairman within ten (10) days after receipt of the draft minutes. Once a Board member (either directly or through his Proxy) has signed his approval of the text of a minutes at a Board meeting, he may not propose any subsequent amendments or additions to such minutes. The Chairman shall complete the final minutes and distribute them to all Board members and each Party no later than forty-five (45) days after the meeting. If the Board members cannot agree on any part of the text of the minutes, or if there is discrepancy between the English and Chinese versions which cannot be solved via a translation check, they shall complete and distribute the rest of the final minutes as provided above, and the issue at dispute shall be placed on the agenda for the next Board meeting. The Company shall maintain a file of all Board meeting minutes and make the same freely available to the Parties and their authorized representatives.

15.8
The CEO, with the assistance of other Management Personnel, shall provide the Board with briefings on major operational issues on a regular basis and shall provide timely responses to reasonable inquiries from the Board regarding major operational issues. Details shall be set out in the Management By-laws.

15.9
The CEO, the Head of Finance and the Chief Technical Officer shall have the right to attend Board meetings, but do not have voting rights (unless concurrently serving as Board members). Further, each Board member shall have the right to bring along advisors or other support staff to a Board meeting. Such advisors or other support staff shall have no voting rights at the meeting. Notwithstanding the foregoing, the Board may, at its discretion, hold private sessions without the attendance of some or all of the CEO, Head of Finance or the Chief Technical Officer.

Article 16
Supervisor

16.1
The Company shall have one (1) Supervisor to be appointed by Kite. The term of office of the Supervisor shall be three (3) years and may be renewed if re-appointed. Any Board member and the Management Personnel are not allowed to concurrently serve as the Supervisor.

16.2	The Supervisor shall exercise the following functions and powers:

(a)	to examine the Company’s financial affairs;

(b)
to supervise the Board members and Management Personnel in the performance of their company duties and to propose the dismissal of Board members and Management Personnel who violate laws, administrative regulations, the Company’s compliance policies or breach the Articles of Association;

(c)	if an act of any Board member or Management Personnel is detrimental to the interests of the Company, to require him to rectify such act;

(d)
to propose interim Board meetings and, in the event that the Chairman and the Vice Chairman fail to convene and preside over a Board meeting in person, telephonically or by Proxy, to convene and preside over such a meeting;

(e)	to submit motions to Board meetings;

(f)
Management Personnel if a Board member or Management to institute, upon written request by each Party, legal proceedings against the Board members or Personnel violates laws, administrative regulations or the Articles of Association in the course of performing his or her company duties, thereby causing the Company to incur a loss.

16.3
The Supervisor shall have the right to participate in Board meetings as non-voting attendees. For clarity, the Supervisor shall not be a Board member. Reasonable and evidenced expenses incurred by the Supervisor in connection with their function as supervisor of the Company shall be reimbursed by the Company.

Article 17
Management Personnel

17.1	Management Personnel

(a)
Management Personnel shall consist of one (1) CEO, one (1) Head of Finance and one (1) Chief Technical Officer. The term of the members of the Management Personnel shall be three (3) years, unless otherwise approved by the Board.

(b)
The CEO shall be nominated by Fosun and appointed by the Board. The Head of Finance, which shall be the Chief Financial Officer or the most senior finance officer until such time a Chief Financial Officer is appointed, and the Chief Technical Officer shall be nominated by Kite and appointed by the Board. Unless with reasonable ground, Fosun shall cause its appointed Board members to vote for approval of the nominated Head of Finance and the Chief Technical Officer, and Kite shall cause its appointed Board members to vote for approval of the nominated CEO. After launch of KTE-C19 in the Chinese Market, and if the Chief Technical Officer resigns, term of such appointment expired or is terminated, the subsequent Chief Technical Officer shall be nominated by the CEO and appointed by the Board.

(c)
The nomination right of the Head of Finance and Chief Technical Officer by Kite shall include the right to revoke at any time the appointed Head of Finance and the Chief Technical Officer and to nominate a replacement, except for as otherwise stipulated in the above Article 17.1 (b).

(d)	The nomination right of the CEO by Fosun shall include the right to revoke at any time the appointed CEO and to nominate a replacement.

(e)	The remuneration and benefits of all Management Personnel shall be discussed and approved by the Board.

17.2	Responsibilities and duties of Management Personnel

(a)
The Management Personnel, in addition to other executive officers who may be appointed to the Company and report to the CEO, shall be in charge of the day-to-day operation and management of the Company, in particular shall:

(i)	submit proposals to the Board;

(ii)	approval of the Employment Handbook and other employment rules;

(iii)	approval of the Management By-Laws, except those Management By-Laws which according to the Articles of Association should be approved by the Board;

(iv)	manage the production and business operations of the company, and implement resolutions passed by the Board;

(v)	implement the Preliminary Business Plan and Annual Business Plan of the Company approved by the Board;

(vi)	approval of any employee benefit plan;

(vii)	formulate the internal management rules of the Company;

(viii)	appointment or dismissal of management staff other than Management Personnel;

(ix)	provision of any external collateral or other security by the Company to any entity;

(x)	carry out all matters designated by the Joint Venture Contract, the Articles of Association, the Management By-laws, etc.;

(xi)	any other matters that are not included in Article 14.2 (b), or as resolved by the Board of Directors to be the responsibility of the Management Personnel.

(b)
The CEO shall be the Legal Representative of the Company. The Legal Repre-sentative shall carry out all functions and tasks as stipulated in the Joint Venture Contract, the Articles of Association or as authorized specifically by the Board of Di-rectors. The Legal Representative may only represent and bind the Company in accordance with the Joint Venture Contract, the Articles of Association, the Man-agement By-laws, or otherwise specifically authorized by the Board of Directors in writing.

(c)
The CEO shall coordinate and lead the activities of management. The Head of Finance is responsible for finance, accounting, tax and audit over internal controls, and compliance in accordance with the Board approved compliance policies. The Chief Technical Officer is responsible for manufacturing, quality and supply chain. Both the Head of Finance and the Chief Technical Officer shall report to the CEO, except that the Head of Finance shall also report to the Board.

(d)
Within the limits of the power of attorney specified in single resolutions of the Board of Directors or in the Joint Venture Contract, the Articles of Association or as contained in a budget approved by the Board of Directors, Management Personnel shall be permitted to represent the Company in dealing with third parties and to authorize expenditures and incur Liabilities on behalf of the Company. Matters set out elsewhere in the Joint Venture Contract and/or the Articles of Association to be decided by the Board of Directors shall require prior approval of the Board of Directors, unless delegated by the Board of Directors to Management Personnel or contained in an approved budget.

17.3	Other regulations

(a)
The CEO, the Head of Finance and the Chief Technical Officer shall perform their duties on a full-time basis and not concurrently serve as a director, a manager or other employee of or have any other non-employed contractual relationship to work for any other company or enterprise, unless otherwise approved by the Board of Directors in writing. The CEO, the Head of Finance and the Chief Technical Officer may not serve as a director of or consultant to, or hold any material interest in, any company or enterprise that is a Competitor of the Company.

(b)
If any Management Personnel incurs Liabilities towards third parties in the course of performing their duties for the Company, he shall be indemnified by the Company except for intentional misconduct, gross negligence or graft or serious dereliction of duties or breach of criminal laws.

(c)	Subject to a respective Board resolution and no later than the commercial launch of the Company, the Company shall hire a Compliance Manager who shall report directly to the Head of Finance.
Article 18
Premises

18.1
The Company shall lease manufacturing sites and facilities from a qualified property owner, by concluding a facility lease agreement in line with Preliminary Business Plan or Annual Business Plan then in effect.

18.2	The Company shall apply for GMP certification for the facility. Both Parties shall provide all necessary assistance in the application.

Article 19
Procurement

19.1
The Company may purchase items and services required for the Company’s operation from sources within and outside the PRC, on the basis of the competitiveness of the terms and conditions of procurement, quality, quantity, pricing, and delivery terms of the products and in accordance with the procurement policy formulated by the CEO from time to time.

19.2
Where any Party or any of their respective Affiliates is willing to provide services and/or products to the Company, the Company shall only procure such services and/or products on an arm’s length basis and, if required pursuant to Article 14.2. (b). (x), subject to review and approval by the Board of Directors. In order for the Board to make an informed decision, the interested Party shall present to the Board all relevant information to the Board’s decision, including but not limited to a description of (1) all the parties thereto, (2) the interests, direct and indirect, of any related person in the transaction in sufficient detail so as to enable the Board to fully assess such interests, (3) a description of the purpose of the transaction, (4) all of the material facts of the proposed transaction, including the proposed aggregate value of such transaction, or in the case of debt, the amount of principal that would be involved, (5) the benefits to the Company of the proposed transaction, (6) if applicable, the availability of other sources of comparable products or services, (7) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to or from, as the case may be, unrelated third parties, and (8) the Management Personnel recommendation with respect to the transaction. Any services and/or products proposed to be provided by a Related Party involving a total commitment of greater than USD […***…] must be disclosed to the Board in the Annual Business Plan (both the total commitment and the Related Party’s relationship with a Party) or otherwise if such services and/or products were not covered in the Annual Business Plan.

Article 20
Labor Management and Trade Union

20.1	Governing principles
Matters relating to the recruitment, employment, dismissal, resignation, wages, labor insurance, labor discipline, assessment, rewards, bonus and welfare of the Working

Personnel and Management Personnel of the Company shall be handled in accordance with the PRC Labor Law, the PRC Labor Contract Law and related PRC laws and regulations (hereinafter collectively referred to as the “Labor Laws”).
The Company’s labor rules and policies (including compliance) shall be set out in more detail in the Employment Handbook set up in accordance with the Labor Laws.

20.2	Personnel

(a)
Working Personnel shall be locally employed and appointed by the Management Personnel in accordance with the terms of an individual labor contract entered into by the Company and the Working Personnel.

(b)
Management Personnel shall be employed by the Company, in accordance with the terms of individual employment contracts, which shall include non-compete provisions with non-compete terms to the maximum extent allowed by law unless otherwise approved by the Board. Other members of senior management shall also have employment agreements with non-compete provisions which contain non-compete duration to be approved by the Board.

(c)
The first labor contract entered into between the Company and an individual employee shall provide for a probation period. Employment contracts with any Management Personnel may provide for such probation period.

(d)	Personnel to be employed by the Company shall be selected according to their professional qualification and working experience criteria to be formulated by the Management Personnel.

20.3	Reward and disciplinary measures

(a)
All Working Personnel and Management Personnel must observe PRC laws and the relevant Company regulations as well as undertake responsibilities diligently in accordance with their job descriptions. The Management Personnel shall implement a performance evaluation system for all employees.

(b)	The Company shall have the right to effect reward and disciplinary measures in accordance with relevant regulations of the Company to be set up by the Management Personnel.

20.4	Labor union
The employees of the Company shall have the right to establish a labor union in accordance with the Labor Laws. If required by mandatory laws, the Company shall allot the required amount for payment into a labor union fund for financing the activities of the labor union. The labor union may use these funds in accordance with the relevant control measures for labor union funds formulated by the All-China Federation of Labor Unions. Labor union activities are, whenever possible, to be conducted after normal working hours and, in any event, in such a manner as not to hinder the operation of the Company.
Article 21
Financial Affairs, Accounting and Shareholder Auditing

21.1	Accounting system

(a)
The Company shall set up its accounting system and procedures in accordance with relevant PRC accounting regulations and with a conversion to US GAAP on a monthly basis. The accounting system and procedures to be adopted by the Company shall be approved by the Board of Directors and be filed with the relevant local departments of finance and tax for record to the extent required by law. The accounting system and procedures approved by the Board of Directors shall, to the maximum extent possible, comply with the accounting and reporting requirements of either Party as may be requested by both Parties from time to time.

(b)	The Company shall adopt RMB as its bookkeeping base currency, but shall, as requested by either Party and to the extent permitted by law, also adopt USD as a supplementary bookkeeping currency.

(c)
All accounting records, vouchers, books shall be made and kept in the Chinese language, and the financial statements and reports of the Company must be made and kept in the Chinese and English language.

(d)
For its accounting and bookkeeping the Company shall adopt an IT system which is accepted by both Parties, available in both English and Chinese languages, and meets the requirements of the Company’s operation and the Parties’ applied accounting and bookkeeping standards.

21.2	Reports

(a)	The CEO and Head of Finance shall report directly to the Board of Directors at least on a quarterly basis and the CEO shall be responsible for the operating results of the Company.

(b)
The Parties, as well as the Chairman, Vice Chairman and Supervisor shall have full and equal access to the Company’s accounts and financial statements, which shall be kept at the legal address of the Company. The Company shall, in the form required by the Parties, furnish to the Parties financial reports on a […***…] and […***…] basis within […***…] of the applicable period end date, in accordance with the reporting requirements of both Parties and their respective banks (which shall, upon request by either Party, be audited) so that they may continuously be informed about the Company’s financial performance. The Company shall in addition provide a Party with planning financial statements in the form and at the times as required by that Party.

(c)
The Head of Finance shall be responsible for the timely and accurate preparation of financial reports including but not limited to quarterly and annual financial statements of the Company (balance sheet, profit and loss statement and cash flow statement) formulated in accordance with PRC GAAP and converted into US GAAP.

(d)
In the event that the Head of Finance or other suitably qualified person nominated by Kite is not available to complete financial reports, the Company shall engage one of the “Big Four” international practicing accounting firms registered in the PRC that is not the Company’s auditor to prepare its quarterly and annual accounts until such time as a Head of Finance is appointed to the Company.

21.3	Auditing

(a)
The Company shall engage one of the “Big Four” international practicing accounting firms registered in the PRC to audit its accounts. Such firm shall be nominated by Fosun and retained by the Company upon Board approval, which shall not be unreasonably withheld. Drafts of the audited financial statements and report shall be provided to each Party and to the Board of Directors for review within […***…] after the end of each fiscal year, and the final audited financial statements and report shall be completed and provided to the Parties no later than […***…] after the end of each fiscal year. Such financial statements shall be prepared in accordance with PRC law and regulations and pursuant to Article 21.1 (a). In case any Board member doubts the service provided by this audit firm, such Board member may propose a replacement of this firm, which shall be discussed and decided by the Board of Directors. For clarity, any such replacement approved by the Board of Directors must continue to be one of the “Big Four” international practicing accounting firms registered in the PRC to audit its accounts.

(b)
Each Party may appoint an accountant registered abroad or registered in the PRC to audit the accounts of the Company on behalf of such Party. Access to the Company’s financial records shall be given to such accountant and such accountant shall keep confidential all documents examined while conducting audits. All expenses for such audit shall be borne by the Party which has appointed the auditor, unless:

(i)	events in the Company (including but not limited to fraud, bribery, loss of records) have required such audit; or

(ii)	the Company’s auditor regulated in Article 21.3 (a) has refused to confirm the Company’s records.
In such events the Company shall […***…].

21.4	Bank accounts and foreign exchange

(a)	The Company shall separately maintain foreign exchange accounts and RMB accounts at banks within the PRC authorized to conduct foreign exchange operations.

(b)	The Company’s foreign exchange transactions shall be handled in accordance with relevant PRC regulations relating to foreign exchange control. […***…].

21.5	Fiscal year
The Company shall adopt the calendar year as its fiscal year, with the result that each fiscal year shall begin on January 1 and end on December 31 of the same year, except for the first and last fiscal year which shall start / end according to the Term.

21.6	Shareholder auditing
Each Party may, on its own or by engaging a third party professional advisor with relevant expertise on behalf of such Party (“Professional Advisor”), audit important Company matters, including but not limited to finance, IPR protection status, local compliance, sales practices and business operation. Access to the Company’s financial records, business records, clinical records and other documents shall be given to the Party, and both the Party and such Professional Advisors shall keep confidential all documents examined while conducting audits. All expenses for such audits shall be borne as set forth in Article 21.3(b).
Article 22
Profit Distribution

22.1
After the payment of enterprise income tax by the Company, the Company shall make the annual allocations from after-tax profits to the Three Funds, if and to the extent required by law. The amount of any annual allocation to such funds shall be determined by the Board of Directors.

22.2	The Board of Directors shall, at least once every year by a formally adopted resolution, decide the profit distribution plan according to the agreed percentage of profit distribution in Article 7.6.

22.3
No profit shall be distributed unless the Company’s deficit from the previous years is made up. Profits retained by the Company and carried over from the previous years may be distributed together with any distributable profits of the current year. Profits for distribution shall be after-tax profits, as defined under PRC GAAP, and after annual allocation to the Three Funds. For clarity, any payment of milestone or royalties shall be treated as expenses or asset costs for the calculation of profits.

22.4
All remittance of profits and other sums payable to Kite out of PRC under the Articles of Association shall be made to a foreign bank account designated by Kite respectively in RMB, USD or other freely convertible foreign currencies, as so informed by Kite in writing and in accordance with the foreign exchange regulations in PRC.

Article 23
Taxation and Insurance

23.1	Income tax, customs duties and other taxes

(a)
The Company shall timely pay taxes and customs duty under the relevant national and local laws and regulations of the PRC, subject to any further tax holidays, tax reductions, waivers, exemptions, or exclusions granted to the Company from time to time by any Governmental Authorities, and applicable treaties for the avoidance of double taxation in effect between the PRC and other countries. The Company shall provide copies of all tax filings to the Parties immediately after filing.

(b)
The Company’s Chinese and expatriate staff shall pay individual income tax and other Taxes in accordance with the Individual Income Tax Law of the PRC and relevant treaties for the avoidance of double taxation in effect between the PRC and other countries.

(c)	In any case the Company shall apply for all available tax and customs exemptions, holidays and reductions.

(d)	In any case the Company is required to withhold taxes from the payments to either Party or the Affiliates of either Party, the following shall apply:

(i)
The Company shall exercise its best effort to attain that the payment to both Parties or their respective Affiliates will be taxed at the lowest taxation rate available (in particular under double taxation treaties) at the time of payment.

(ii)
The Company shall provide both Parties or their Affiliates with an original copy of the tax assessment and the tax receipt without undue delay, and no later than […***…]. These documents shall specify both Parties or their Affiliates as the taxpayer, the amount of tax paid, the tax rate or the amount of fee on which such rate is based, the tax law and the legal regulation on which such tax payment is based, and the date of payment of the tax.

(iii)	If the documents of the tax authority are issued in a language other than English, the Company shall have the documents translated into English at its own expense at the request of Kite.

23.2	Insurance
The Company shall, throughout the Term, maintain insurance coverage of the types and in the amount as the Management Personnel determined. The Company shall obtain insurance from insurance companies or organizations in compliance with PRC laws and regulations.
Article 24
Term

24.1	Term
The Term shall be twenty (20) years, commencing on the Establishment Date, unless otherwise the Term is extended according to Article 24.2.

24.2	Extension of the Term
The Term may be extended upon agreement by the Parties. In such case the Board shall unanimously approves the extension of the Term and amend the Articles of Association, and the Company shall timely apply for all relevant Governmental Approvals or filings to the extent as required by law.
Article 25
Termination

25.1	Termination upon expiry or by agreement
The Articles of Association shall be automatically terminated upon the expiry of the Term set forth in Article 24.1, unless extended pursuant to Article 24.2. Additionally it may be terminated at any time by the written agreement of the Parties.

25.2	Termination upon failure to meet certain conditions In the event that:

(a)	any of the capital contribution and/or co-operative conditions pursuant to Article 7, Article 8 and Article 11 is not fulfilled in time, or is still not remedied within a […***…]

[…***…] grace period (if any) or Article 16.3(b) occurs under the Technology License Agreement attached as appendices of the Joint Venture Contract; or

(b)
The Company fails to achieve cash flow positive until […***…], or any mutually agreed grace period (if any); for avoidance of doubt, “cash flow positive” means, for an agreed period of time, a balanced financial statement of the Company where accumulative cash inflow - other than capital investment of the Parties – exceeds the accumulative cash outflow of the Company; provided that if the Company exercises its option for an additional product or otherwise develops or in-licenses an additional product, the Company shall have an additional […***…] from […***…] to achieve positive cash flow; or

(c)
after the Establishment Date, if any Governmental Authority (including for this purpose any court) having authority over the other Party requires any provision of the Joint Venture Contract or the Articles of Association to be revised in such a way as to cause significant adverse consequences to the Company or either Party;

then Kite and Fosun shall each have the right to terminate the Articles of Association by notifying the other Party in writing, pursuant to the procedures set forth in Article 25.5 and Article 25.6 below; provided that if the condition of Article 25.2(c) is met, the Parties shall first discuss for a period of […***…] in good faith whether the Company shall continue to operate prior to either Party exercising its right to terminate pursuant to Article 25.2(c).

25.3	Unilateral termination by a Party due to Governmental Action or Force Majeure

(a)
if any Governmental Authority (including for this purpose any court) expropriates, requisitions, or orders the expropriation or requisition of, all or material portion of the assets or properties of a Party or the Company, and such expropriation or requisition is considered by either the Company or the other Party as adversely influencing the performance of the Company’s original objectives, a Party over which the government authority mentioned above does not have authority may terminate this Joint Venture Contract or the Articles of Association; or

(b)
Without prejudice to any other termination rights set out elsewhere in the Articles of Association, the Articles of Association may be unilaterally terminated by the written notice of a Party to the other Party pursuant to the procedure set forth in Articles 25.5 and Article 25.6, if the conditions or consequences of Force Majeure significantly interfere with the Company’s ability to operate pursuant to the Annual Business Plan for a period in excess of […***…] and the Parties have been unable to find an equitable solution pursuant to Article 25.5.

25.4	Unilateral termination by a non-breaching Party
Without prejudice to any other termination rights set out elsewhere in the Articles of Association, the Articles of Association may unilaterally be terminated by the written notice of the non-breaching Party to the other Party pursuant to the procedure set forth in Article 25.5 and Article 25.6 below:

(a)
if the other Party (“Breaching Party”) materially breaches the Joint Venture Contract and/or the Articles of Association and such breach or violation is not cured within […***…] after receipt of a written notice by the Breaching Party from the non-breaching Party in which it identifies the breach and demands that it be cured by the breaching Party; or

(b)
if the other Party (“Breaching Party”) becomes bankrupt, is the subject of proceedings for insolvency, liquidation or dissolution, ceases or is unable to carry on business in accordance with the Articles of Association, becomes unable to pay overdue debts for more than […***…], or any of its equity interest in the Company is seized or frozen by a court order and not released within […***…] upon such seizure.

25.5	Negotiations to solve problems
If a Party entitled to give a notice pursuant to Article 25.2, Article 25.3 or Article 25.4 gives a notice of its desire to terminate the Articles of Association, the Parties shall immediately conduct negotiations and attempt to resolve the situation which results in the giving of such notice. If (i) no resolution of the dispute is reached to the satisfaction of the notifying Party within […***…] after issuance of such notice, or (ii) the notified Party fails to cooperate by promptly commencing negotiations within such […***…] period, the notifying Party shall be entitled to terminate the Articles of Association immediately upon giving a second notice to the breaching Party.

25.6	Date of termination
For purposes of this Article 25, the “Date of Termination” shall be (i) the date of expiry of the Term or the date of the agreement by the Parties on termination of the Articles of Association, if the termination is effected pursuant to Article 25.1, or (ii) the date of when the notified Party of notice of unilateral termination of the Articles of Association receives the second notice for immediate termination of the Articles of Association, if the termination is effected pursuant to Article 25.5.

Article 26
Liquidation and Continuing Obligations

26.1	Liquidation
If upon termination of the Articles of Association in accordance with Article 25, the Company will not be continued by either Party, as the case may be, within […***…] following the Date of Termination, then the Board shall promptly adopt a resolution on the dissolution and liquidation of the Company. The liquidation shall be conducted in accordance with relevant PRC laws and regulations and with the provisions set forth below (in so far as they do not conflict with such laws and regulations):

(a)
A liquidation group shall be established within […***…] from the Date of Termination, which is made up of a number of members appointed by each Party in accordance with the number of the Board members each Party is entitled to appoint to the Board of Directors under Article 14.1 (a). For the avoidance of doubt, Fosun shall be entitled to appoint the Chairman of the liquidation group, who will lead all the activities of the liquidation group. In such case Kite may decide to retain one of the Big Four accounting firms to supervise or check the liquidation process, with the related cost being part of the liquidation expenses.

(b)
The liquidation group shall initiate the necessary appraisal and valuation of the property of the Company which shall be performed by the liquidation group or, if so decided by the liquidation group, by an international practicing accounting firm registered in the PRC and selected by the liquidation group, provided that such accounting firm must be independent of both Parties. In the course of valuation and appraisal of the Company’s property, the selected accounting firm shall apply such appraisal and valuation method as is appropriate and internationally applied. The liquidation group shall develop a liquidation plan on the basis of the final valuation report prepared by the selected accounting firm.

(c)	In developing and executing the liquidation plan, the liquidation group shall use every reasonable effort to obtain the highest possible price for the Company’s assets.

(d)
After the liquidation and division of the Company’s assets and the settlement of all of its outstanding debts, […***…], and any remaining assets (if any) thereafter shall be paid over to the Parties in the profit distribution proportion according to Article 7.6. However, in case of termination of the Articles of Association according to Article 25.4 the non-breaching Party shall […***…].

(e)
After liquidation of the Company, the liquidation group shall report to the relevant Government Authorities to cancel its registration and business license. Additionally, the Company shall publish a formal announcement of the termination and liquidation of the Company.

(f)
Either Party, at its own expense, shall have the right to obtain copies of all of the Company’s accounting vouchers, account books, account statements, minutes and Board resolutions, and other relevant documents after the conclusion of liquidation.

26.2	Continuing obligations
The rights, benefits and obligations provided in the Articles of Association in relation to compensation of damages, indemnification, settlement of disputes, termination and liquidation of the Company shall survive the termination of the Articles of Association.
Article 27
Applicable Law
The formation, validity, interpretation and implementation of the Articles of Association shall be governed by the laws of the PRC.
Article 28
Miscellaneous Provisions

28.1	Assignment
The Articles of Association may not be assigned in whole or in part by any Party without the prior written consent of the other Party hereto and the approval of Governmental Authorities applicable under PRC law.

28.2	Language

The Articles of Association is executed in the Chinese and English language in seven (7) originals each (at least one (1) for Kite, one (1) for Fosun, one (1) to be kept by the Company and the remaining four (4) originals for submission to the Governmental Authorities. The English and Chinese version shall be equally binding.

28.3	Notice
Any notice or written communication provided for in the Articles of Association by each Party to the other shall be made in English by email or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be deemed to be […***…] after the letter is given to the courier service in the case of a courier service delivered letter and […***…] after dispatch of an email, unless an earlier delivery date can be evidenced. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
Kite:
KP EU C.V.
190 Elgin Avenue, George Town,
Grand Cayman KY1-9005, Cayman Islands
E-mail: legal@kitepharma.com
Fosun:
Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.
Building A, No.1289 Yishan Road, Shanghai 200233, PRC
E-mail: qiyy@fosunpharma.com
[Signature Page Follows]

The Articles of Association have been duly executed by the duly authorized representatives of the Parties at the date set out above.
KP EU C.V.
By     Intertrust Directors (Cayman) Ltd.
Name:     L.I. da Ascenção    Jacqueline Haynes

Title:    Authorised signatories
Signature:    /s/ L.I. da Ascencao /s/ Jacqueline Haynes

Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (Chop)
By
Name:    Wu Yifang
Title:    Legal Representative
Signature: /s/ Wu Yifang

Appendix 6
TRADEMARK AND NAME LICENSE AGREEMENT

between
KP EU C.V.
and
FOSUN PHARMA KITE BIOTECHNOLOGY CO., LTD.

1.	DEFINITIONS 3

2.	LICENSE 5

3.	OWNERSHIP 6

4.	USE OF THE LICENSED PROPERTY 6

5.	QUALITY CONTROL 7

6.	MARKETING, ADVERTISING AND PROMOTION 7

7.	TRADEMARK LICENSE REGISTRATION 8

8.	PROTECTION OF THE LICENSED PROPERTY 8

9.	REPRESENTATIONS AND WARRANTIES 9

10.	DURATION AND TERMINATION 9

11.	EFFECT OF TERMINATION 10

12.	FORCE MAJEURE 10

13.	INDEMNITY 10

14.	GOVERNING LAW AND DISPUTE SETTLEMENT 11

15.	MISCELLANEOUS 12
Schedule 1: List of Kite Marks

This License Agreement (the “Agreement”) is effective as of April 27th, 2017 by and between:

(1)
KP EU C.V., a limited partnership that is governed by the laws of The Netherlands, having its registered seat at Amsterdam, the Netherlands and its business address at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, registered with the Dutch trade register under number 64185958 (“Kite”).

(2)	Fosun Pharma Kite Biotechnology Co., Ltd.

 a limited liability company organized and existing under laws of the People’s Republic of China whose registered office is at No.222 Kangnan Road, Shanghai 201203, PRC (the “Company”).
(Kite and the Company are hereinafter referred to individually as a “Party” and collectively as the “Parties”)
Preambles
WHEREAS, Kite Pharma, Inc. (“Kite Parent”) is the owner of the trade name “Kite” or “Kite Pharma” and the Kite Marks (as defined below) and has granted Kite the rights to use and sublicense such trade name and the Kite Marks.
WHEREAS, the Company is a joint venture established by Kite and Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (“Fosun”) in the pursuit of successful commercialization of KTE-C19 and potentially additional cancer immunotherapy products in the Territory (as defined below).
WHEREAS, pursuant to the Sino-foreign Co-operative Joint Venture Contract concluded between Kite and Fosun on January 10, 2017 (“JV Contract”), the Company wishes to use and Kite is willing to sublicense the Company to use the Licensed Property (as defined below) in connection with the Company’s business in the Territory (as defined below) under the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual promises of the Parties, and for good and valuable consideration, it is agreed by and between the Parties as follows:

1.	Definitions
Unless otherwise provided herein, the capitalized terms used in this Agreement shall have the same meanings as defined in the JV Contract. For the purposes of this Agreement the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein.

1.1
“Affiliate” shall, for the purpose of this Contract, mean, as to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, where “control” means (a) beneficial ownership of greater than fifty percent

(50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.

1.2	“Effective Date” means the date when this Agreement is signed by both Parties and become legally effective.

1.3
“Force Majeure” means any unforeseen, unavoidable and insurmountable events which are beyond the control of a Party to this Agreement, and which arise after the Effective Date preventing total or partial performance by any Party. Such events shall include in particular earthquakes, typhoons, flood, fire, other acts of nature, war, riots, hostility, public disturbance, acts of public enemies, prohibitions or acts of any Governmental Authority or public agency, strikes or other work stoppage, epidemics (including SARS, bird flu, N7H9) or any other events which are accepted as force majeure in general international commercial practice. For clarity, acts by medical authorities relating to the Company’s product candidates shall not be considered a “Force Majeure” event.

1.4	“Fosun” means Shanghai Fosun Pharmaceutical (Group) Co., Ltd.

1.5
“Governmental Authority” means any governmental ministry, administration, agency or other public authority (and/or any branch of the foregoing), whether at the national, provincial, municipal or local level, or any official of the national or any provincial, municipal or local government in the respective country.

1.6	“JV Contract” means the Sino-foreign Co-operative Joint Venture Contract concluded between Kite and Fosun on January 10, 2017.

1.7
“Kite Marks” means the logos and trademarks, registered or not registered in the Territory, as listed in Schedule 1 to this Agreement, including the New Marks as defined in Article 2.4 of this Agreement, and any further logos and trademarks which may be notified in writing by Kite to the Company from time to time.

1.8
“Kite Sale” means the sale of all or substantially all of Kite Parent’s assets, equity or business or a merger, reorganization or consolidation involving at least fifty percent (50%) or more of the voting equity securities of Kite Parent.

1.9	“Licensed Name” means the trade name “Kite” and/or “Kite Pharma”.

1.10	“Licensed Property” means the Licensed Name and the Kite Marks.

1.11	“Term” has the meaning set forth in Article 10.1.

1.12
“Territory” means, for the sole purpose of this Agreement, mainland of the People’s Republic of China, the Hong Kong Special Administration Region, the Macao Special Administration Region, but excluding Taiwan.

2.	License

2.1	Trademark License
Subject to the terms and conditions of this Agreement, Kite hereby grants to the Company, during the Term and in connection with the Company’s business, a non-exclusive, non-assignable, royalty-free license to use the Kite Marks for purposes of marketing, promotion, advertisement, distribution and sale of the products and services of the Company in the Territory.

2.2	Name License
Subject to the terms and conditions of this Agreement, Kite hereby grants to the Company, during the Term and in connection with the Company’s business, a non-exclusive, non-assignable, royalty-free license to use the Licensed Name in its company name and trade name solely in the form of “Fosun Pharma Kite” with or without one or more additional words (e.g., “Fosun Pharma Kite Biotechnology Co., Ltd.”) in the Territory.

2.3	Internet
Subject to the terms and conditions contained herein, the Company is also granted, during the Term and in connection with the Company’s business, a non-exclusive, non-assignable, royalty-free right to use the Licensed Property on the Company’s website hosted on servers located in the Territory.

2.4	Changes in Kite Marks
Upon written notice to the Company, Kite may, from time to time in its sole discretion, elect to (a) discontinue any Kite Marks and/or (b) replace any Kite Marks with or use new or different logos or trademarks (“New Marks”). In the event that Kite discontinues any Kite Marks or introduces a New Mark, the Company shall, within a reasonable period of time but not exceeding […***…], cease to use such discontinued Kite Marks or begin to use the New Marks.

2.5	Sub-licensing
Without Kite’s prior written consent, the Company shall neither grant any sub-licenses under this Agreement to any third party or Fosun or any Affiliates of Fosun for any use of the Licensed Property.

3.	Ownership

3.1
The Company acknowledges and agrees that Kite Parent is the owner of the Licensed Property and all rights, title and interest in and to the Licensed Property shall remain with Kite Parent. The Company shall not contest, dispute, challenge, oppose or seek to cancel Kite Parent’s right, title, and interest in and to the Licensed Property.

3.2
The Company recognizes the value of the goodwill associated with the Licensed Property. Any goodwill derived from the use by the Company of the License Property shall inure to the exclusive benefit of Kite Parent.

3.3
The Company shall not do, or omit to do, or permit to be done, any act that will in any way impair Kite Parent’s rights in and to the Licensed Property, or that may weaken or damage the Licensed Property or the reputation or goodwill associated with the Licensed Property.

3.4
The Company shall not at any time, without the prior written consent of Kite, prosecute any application for registration of the Licensed Property, or any component, variation or derivation thereof, or any name or mark confusingly similar thereto, for any products or services in any country, or seek to register the Licensed Name as a domain name or part of any domain name. If the Company at any time, without the prior written consent of Kite, apply for, or obtain, in its own name or otherwise on its behalf, registration of the Licensed Property or otherwise takes steps under applicable laws to obtain trademark or other protection of the Licensed Property in any country, the Company shall, at the direction of Kite, either (i) assign and transfer to Kite or any Affiliates of Kite, without further consideration, all rights, title and interest in or to the Licensed Property in such country, territory or jurisdiction, or (ii) cancel or withdraw such registration or application for registration.

3.5
The Company shall cooperate fully and in good faith with Kite for the purpose of securing and preserving Kite Parent’s rights in and to the Licensed Property. In connection therewith, the Company shall, without limitation, execute and deliver to Kite in such form as it may reasonably request, all instruments necessary to (i) effectuate trademark protection, (ii) record the Company as a registered user of any trademarks pursuant to this Agreement, or (iii) cancel any such registration.

4.	Use of the Licensed Property

4.1
Except for the phrase “Fosun Pharma”, the Company shall not join any name, mark or logo with the Licensed Property so as to form a composite trade name or mark, without obtaining the prior written consent of Kite.

4.2
All use of Kite Marks made hereunder shall faithfully reproduce the design and appearance of Kite Marks as reflected in Schedule 1. The Company shall not change or modify Kite Marks, or create any design variation of Kite Marks, without the prior written consent of Kite.

4.3	The Company shall comply strictly with the directions of Kite regarding the form and manner in applying the Kite Marks, including the labels of Kite Marks.

4.4
Other than the licensed use under this Agreement, the Company shall not use any word confusingly similar to the Licensed Name as, or as part of, its company or trade name and shall not use any other marks confusingly similar to Kite Marks.

4.5	The Company shall not use the Licensed Property for the purposes otherwise than authorized in this Agreement or in any manner that is not necessary or beneficial for the Company’s business.

5.	Quality Control

5.1
The Company acknowledges that the Licensed Property represent the goodwill that Kite and Kite Parent has earned for itself and are well recognized by the public and that it is of great importance to each Party that at all times, the Company shall use the Licensed Property in accordance with such quality standards and specifications as may be established by Kite and Kite Parent and communicated to the Company in writing from time to time.

5.2	The Company shall, in exercising its right under this Agreement, comply with all applicable laws, regulations, industry standards and codes of practice.

5.3
The Company shall promptly provide Kite with copies of material written and email communications, including also summary update of important verbal communications, relating to the Licensed Property, with any regulatory, industry or other authority.

6.	Marketing, advertising and promotion

6.1
The Company undertakes to ensure that its advertising, marketing and promotion of its products and services shall in no way reduce or diminish the reputation, image and prestige of the Licensed Property.

6.2
If requested by Kite in writing, the Company shall send to Kite for its prior written approval, the text and layout of all proposed advertisements and marketing and promotional material bearing Licensed Property. If Kite disapproves of such material, it shall give written notice of such disapproval to the Company within […***…] of receipt by Kite of the material. The Company shall not use any material in the advertising, marketing or promotion bearing the License Property that has not been approved by Kite.

7.	Trademark License Registration
If applicable and required by law, Kite shall register such license to the Company of any registered trademark with the China Trademark Office. The Company shall provide all necessary assistance in such registration process.

8.	Protection of the Licensed Property

8.1	The Company shall immediately notify Kite in writing, giving full particulars, if any of the following matters come to its attention in the Territory:

(a)	any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Property;

(b)	any infringements, imitations, or illegal use or misuse of the Licensed Property in the Territory.

(c)	any actual or threatened claim that the Licensed Property is invalid;

(d)	any claim made or threatened that use of the Licensed Property infringes the rights of any third party;

(e)	any other form of attack, charge or claim to which the Licensed Property may be subject.

8.2	In respect of any of the matters listed in Article 8.1:

(a)	Kite shall, in its absolute discretion, decide what action, if any, to take, provided that such action or inaction shall not cause any material adverse effect on the Company;

(b)	Kite shall have exclusive control over, and conduct of, all claims and proceedings;

(c)	Kite shall […***…].

(d)
the Company shall not make any admission other than to Kite and shall at the Company’s expense provide Kite with all assistance that it may reasonably require in the conduct of any claims or proceedings. Kite will […***…], incurred by the Company in connection with such assistance at Kite’s specific request.

8.3	The Company agrees not to commence any infringement actions in respect of any of the matters listed in Article 8.1, unless otherwise agreed in writing by Kite.

8.4	The provisions of this Article 8 shall survive the termination or expiry of this Agreement.

9.	Representations and Warranties

9.1	Kite hereby represents and warrants to the Company that it has full power and authority to grant the licenses herein granted without infringing any third party’s rights.

9.2
Kite represents that, as of the Effective Date, it is not aware of any trademarks, trademark applications belonging to third parties and covering, in whole or part, the use of the Kite Marks in the Territory as contemplated herein.

9.3
The Company acknowledges that some of the Kite Marks has not yet been registered, and that the Company accepts this license on an “as is” basis. The Company acknowledges that Kite makes no explicit or implicit representation or warranty as to the registrability, validity or enforceability of the Licensed Property in the Territory, or as to Company’s ability to use the Kite Marks without infringing or otherwise violating the rights of others in the Territory.

10.	Duration and Termination

10.1
This Agreement shall come into force on the Effective Date and shall continue in full force and effective for a period of twenty (20) years from the Effective Date unless terminated earlier in accordance with Article 10.2 or Article 10.3. (“Term”).

10.2	Both Parties may mutually agree to terminate this Agreement by concluding a mutual termination agreement.

10.3
Without prejudice to any rights and remedies that have accrued under this Agreement, Kite may terminate this Agreement immediately by giving a […***…] written notice to the Company if any of the following circumstances occurs:

(a)	the Company commits a material breach of contract under this Agreement and (if such breach is remediable) fails to remedy that breach within a […***…] grace period;

(b)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the liquidation and early dissolution of the Company;

(c)	the Company is declared bankrupt or insolvent in accordance with law;

(d)	the Company suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

(e)	the JV Contract is terminated; or

(f)	Either Party is unable to perform this Agreement due to the change of laws and regulations.

11.	Effect of Termination

11.1	On expiration or termination of this Agreement for any reason and subject to any express provisions set out elsewhere in this Agreement:

(a)
all rights and licenses granted pursuant to this Agreement shall cease and the Company shall cease all use of the Licensed Property in the Territory or elsewhere as soon as possible but in any event within […***…] of termination;

(b)	the Company shall immediately change its company name by deleting the term “Kite” and seek for company change approval from the competent Governmental Authority;

(c)
the Company shall cooperate with Kite in the cancellation of any license registered pursuant to this Agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation;

(d)	the Company shall immediately destroy all materials used for reproducing the Licensed Property;

(e)
the Company will not use or do business under, or assist any third party in using or doing business under, any name, logo or mark using any of the Licensed Property or any name, logo or mark that Kite reasonably deems confusingly similar thereto.

11.2
The expiry or termination of this Agreement, for any reason, shall not affect any provision of this Agreement which is expressed to survive or operate in the event of expiry or termination, and shall be without prejudice to any rights of either Party which may have accrued to the date of such expiry or termination.

12.	Force Majeure
Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from Force Majeure. In such circumstances the affected Party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for […***…], the Party not affected by such event may terminate this Agreement by giving a […***…] written notice to the affected Party.

13.	Indemnity

13.1
To the fullest extent permitted by law, Kite shall not be liable to the Company for any costs, expenses, loss or damage (whether direct, indirect or consequential and whether economic or other) arising from the Company’s exercise of the rights granted to it under this Agreement.

13.2
The Company shall indemnify Kite against any and all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other professional costs and expenses) suffered or incurred by Kite arising out of or in connection with the Company’s exercise of its rights granted under this Agreement or any breach by the Company of the terms of this Agreement, including use of the Licensed Property in false advertising and defects in the products and services offered by the Company under the Licensed Property.

14.	Governing Law and Dispute Settlement

14.1	The formation, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the law of the People’s Republic of China.

14.2
In the event of any dispute arises between the Parties out of or in relation to this Agreement, including any dispute regarding its existence, validity, interpretation, performance, breach or termination, the Parties shall attempt in the first instance to resolve such dispute through amicable means.

14.3
If the dispute has not been resolved by amicable means within […***…] after either Party has given written notice to the other Party requesting the commencement of such consultation, then the dispute shall be submitted to the discussion between CEOs of both shareholders of the Company, in line with Article 33.2 of the Company’s JV Contract.

14.4
If the dispute is still not resolved within […***…] upon the CEOs discussion in above Article 14.3, then either Party may submit the dispute to the Hong Kong International Arbitration Center (“HKIAC”) for arbitration in accordance with its then applicable arbitration rules. The arbitration shall be conducted by three (3) arbitrators appointed in accordance with the said arbitration rules and in accordance with the following directions:

(a)	The arbitration proceedings shall be conducted in English and the arbitration tribunal shall refer to the English version of this Agreement only;

(b)	all arbitrators shall be fluent in English;

(c)	the arbitration proceedings shall be administered by HKIAC in Hong Kong and the seat of arbitration as well as the place of hearings and other procedural steps shall be Hong Kong;

(d)	The losing Party shall bear, in proportion to the percentage it has lost the case, the arbitration costs and other Party’s attorney fees.

14.5
The Parties hereby agree that any arbitration award rendered in accordance with the provisions of this Article 14 shall be final and binding upon the Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over any Party against which the award has been rendered, or where the assets of such Party is located.

14.6
In any arbitration proceedings, any legal proceedings to enforce the arbitration award, or any other legal proceedings between the Parties pursuant to or relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

14.7
Upon submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Agreement, except for any matters related to the dispute in arbitration.

15.	Miscellaneous

15.1	Waiver
To the extent permitted by PRC law, the failure or delay on the part of a Party to exercise a right, power or privilege under this Agreement and any contracts attached as Appendices hereto shall not operate as a waiver thereof, nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof, unless explicitly otherwise regulated herein.

15.2	Assignment
This Contract may not be assigned in whole or in part by any Party without the prior written consent of the other Party hereto, provided that Kite may assign without consent under a Kite Sale or to an Affiliate of Kite. In case of such an assignment, Kite shall guarantee that the assignee is capable of performing the duties and obligations under this Agreement.

15.3	Binding Effect and Amendments
This Agreement is made for the benefit of the Parties and their respective lawful successors and assignees. No amendment or other modification of this Agreement shall in any event be effective unless the same is made in writing and signed by an authorized representative of each Party. To the extent required by law, the effectively amended Agreement shall be submitted to the relevant Governmental Authorities for filing and/or registration.

15.4	Severability
If any part of this Agreement shall become or be declared void or invalid by virtue of law or government order or court decision, the remaining parts shall remain valid and this Agreement shall be fulfilled by the Parties in accordance with its general principles, and the void or invalid provision(s) shall be replaced by such valid provision(s) agreed to by the Parties as closest reflecting the economic intentions of the Parties at the time of signing this Agreement.

15.7	Language
This Agreement is executed in the English language in four (4) originals, one (1) for Kite and one (1) for the Company, the other copies are for registration/filing purpose. Where necessary Chinese translation shall be prepared for this Agreement.

15.8	Entire Agreement
This Agreement and the Appendices attached hereto together constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and they together supersede all prior discussions, negotiation and agreements between the Parties.

15.9	No Partnership or Agency
Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute either Party the agent of the other Party, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.

15.10	Notices
Any notice or written communication provided for in this Agreement by each Party to the other shall be made in English by email, or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be deemed to be […***…] after the letter is given to the courier service in the case of a courier service delivered letter and […***…] after dispatch of an email, unless an earlier delivery date can be evidenced. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

(a)	Kite
KP EU C.V.

190 Elgin Avenue, George Town,
Grand Cayman KY1-9005, Cayman Islands
E-mail: legal@kitepharma.com

(b)	The Company
Fosun Kite Biotechnology Co., Ltd.
2/F, Pilot Building, No.222 Kangnan Road, China (Shanghai) Pilot Free
Trade Zone, Shanghai 201203, PRC
E-mail: qiyy@fosunpharma.com

This Agreement has been duly signed by the Parties as follows:
KP EU C.V.
By:         Intertrust Directors (Cayman) Ltd.
Name:     Padraig Hoare
Title:         Authorized Signatory
Signature:     /s/ Padraig Hoare
and
Name:         Julie Hughes
Title:         Authorized Signatory
Signature:     /s/ Julie Hughes
Fosun Kite Biotechnology Co, Ltd. (Chop)
By
Name:         Richard Liqun Wang
Title:         Legal Representative
Signature:    /s/ Richard Liqun Wang
Schedule 1
Kite Trademarks
1. Registered trademarks in China

No.	Mark	App./regn. No	Date of app./regn.	Classes	Products/services list
1.		G1255238	April 3, 2015	5
Drugs for cancer prevention or treatment; immunotherapy namely, pharmaceutical preparations for treatment of cancer and tumors;, T-cell therapy pharmaceutical preparations, biologic preparations for treatment of cancer and tumors etc.

2. Pending unregistered trademarks in China

No.	Mark	App./regn. No	Date of app./regn.	Classes	Products/services list
2.	KITE PHARMA	17908471	Sept 16, 2015	5,40,42
Int. Pharmaceutical preparations, including preparations for use in the treatment of cancer and tumors; pharmaceutical preparations for immunotherapy, including T Cell therapy; Int. Processing of drug/medicinal ingredients; processing and handling of chemical reagents; custom assembling of material (for others); Int. Pharmaceutical research and development; medical research, namely, clinical trial services

3.		TBA	07-Dec-2016	5,40,42	Int. Pharmaceutical preparations; Int. Manufacturing services; Int. Pharmaceutical research and development services